UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

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BEST BUY CO., INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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BEST BUY CO., INC.
7601 Penn Avenue South
Richfield, Minnesota 55423

NOTICE OF 2016 REGULAR MEETING OF SHAREHOLDERS

Time:	9:00 a.m., Central Time, on Tuesday, June 14, 2016
Place:	Best Buy Corporate Campus — Convention Center 7601 Penn Avenue South Richfield, Minnesota 55423
Internet:	Submit pre-meeting questions online by visiting www.proxyvote.com and view the live webcast of the Regular Meeting of Shareholders online at www.investors.bestbuy.com.
Items of Business:	1.	To elect the ten directors listed herein to serve on our Board of Directors for a term of one year.
	2.	To ratify the appointment of Deloitte & Touche, LLP as our independent registered public accounting firm for the fiscal year ending January 28, 2017.
	3.	To conduct a non-binding advisory vote to approve our named executive officer compensation.
	4.	To transact such other business as may properly come before the meeting.
Record Date:	You may vote if you were a shareholder of Best Buy Co., Inc. as of the close of business on Monday, April 18, 2016.
Proxy Voting:	Your vote is important. You may vote via proxy as a shareholder of record:
	1.	By visiting www.proxyvote.com on the internet;
	2.	By calling (within the U.S. or Canada) toll-free at 1-800-690-6903; or
	3.	By signing and returning your proxy card if you have received paper materials.
For shares held through a broker, bank or other nominee, you may vote by submitting voting instructions to your broker, bank or other nominee.
Regardless of whether you expect to attend the meeting in person, please vote your shares in one of the ways outlined above.

By Order of the Board of Directors

Richfield, Minnesota	Keith J. Nelsen
May 3, 2016	Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE REGULAR MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 14, 2016:
This Notice of 2016 Regular Meeting of Shareholders and Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended January 30, 2016, are available at www.proxyvote.com.
Help us make a difference by eliminating paper proxy mailings to your home or business. As permitted by rules adopted by the U.S. Securities and Exchange Commission ("SEC"), we are furnishing proxy materials to our shareholders primarily via the internet. On or about May 3, 2016, we mailed to our shareholders a Notice of Internet Availability containing instructions on how to access our proxy materials, including our proxy statement and our Annual Report. The Notice of Internet Availability also includes instructions to access your form of proxy to vote via the internet or by telephone. Other shareholders, in accordance with their prior requests, have received e-mail notification of how to access our proxy materials and vote via the internet or have been mailed paper copies of our proxy materials and proxy card.

Internet distribution of our proxy materials is designed to expedite receipt by our shareholders, lower the cost of the Regular Meeting of Shareholders and conserve precious natural resources. However, if you would prefer to receive paper proxy materials, please follow the instructions included in the Notice of Internet Availability. If you have previously elected to receive our proxy materials electronically, you will continue to receive email notification with instructions to access these materials via the internet unless you elect otherwise.

ATTENDING THE REGULAR MEETING OF SHAREHOLDERS

•	Doors open at 8:30 a.m. Central Time.

•	Meeting starts at 9:00 a.m. Central Time.

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If you wish to attend the meeting in person, we are requesting that you RSVP and print your registration confirmation at www.proxyvote.com — select the "Request Meeting Admission" link. You will need a form of personal identification (such as a driver's license) along with either your printed meeting registration, Notice of Internet Availability, proxy card or proof of stock ownership to enter the Meeting. If your shares are held beneficially in the name of a bank, broker or other holder of record and you wish to be admitted to the Meeting, you must present proof of your ownership of Best Buy stock, such as a bank or brokerage account statement.

•	You do not need to attend the meeting to vote if you submitted your proxy in advance of the meeting.

•	Security measures may include bag search, bag scan, metal detector and hand-wand search.

•	The use of cameras and recording devices is prohibited.

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If you are unable to attend the meeting in person, you can listen to the meeting live via the internet at www.investors.bestbuy.com. The webcast starts at 9:00 a.m. Central Time and a replay will be available until June 28, 2016.

BEST BUY CO., INC.
7601 Penn Avenue South
Richfield, Minnesota 55423
_______________________________________________________________________________

PROXY STATEMENT
_______________________________________________________________________________

REGULAR MEETING OF SHAREHOLDERS — JUNE 14, 2016

GENERAL INFORMATION

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors ("Board") of Best Buy Co., Inc. ("Best Buy," "we," "us," "our" or the "Company") to be voted at our 2016 Regular Meeting of Shareholders (the "Meeting") to be held on Tuesday, June 14, 2016, at 9:00 a.m., Central Time, at the Best Buy Corporate Campus — Convention Center, 7601 Penn Avenue South, Richfield, Minnesota, 55423 or at any postponement or adjournment of the Meeting. The proxy materials, including the proxy statement, our Annual Report and form of proxy or the Notice of Internet Availability, were mailed to you beginning on or about May 3, 2016.

Background

What is the purpose of the Meeting?

At the Meeting, shareholders will vote on the items of business outlined in the Notice of 2016 Regular Meeting of Shareholders ("Meeting Notice") included as the cover page to this proxy statement. In addition, management will report on our business and respond to questions from shareholders.

Why did I receive this proxy statement and a proxy card or the Notice of Internet Availability?

You received this proxy statement and a proxy card or the Notice of Internet Availability because you owned shares of Best Buy common stock as of April 18, 2016, the record date for the Meeting, and are entitled to vote on the items of business at the Meeting. This proxy statement describes the items of business that will be voted on at the Meeting and provides information on these items so that you can make an informed decision.

How can I attend the Meeting?

You will need a form of personal identification (such as a driver's license) along with either your Notice of Internet Availability, proxy card or proof of stock ownership to enter the Meeting. If your shares are held beneficially in the name of a bank, broker or other holder of record and you wish to be admitted to the Meeting, you must present proof of your ownership of Best Buy stock, such as a bank or brokerage account statement. Please note that no cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Meeting.

Who may vote?

In order to vote at the Meeting, you must have been a shareholder of record of Best Buy as of April 18, 2016, which is the record date for the Meeting. If your shares are held in "street name" (that is, through a bank, broker or other nominee), you will receive instructions from the bank, broker or nominee that you must follow in order for your shares to be voted as you choose.

When is the record date?

The Board has established April 18, 2016, as the record date for the Meeting.

How many shares of Best Buy common stock are outstanding?

As of the record date, there were 324,078,217 shares of Best Buy common stock outstanding. There are no other classes of capital stock outstanding.

Voting Procedures

On what items of business am I voting?

1.	The election of the ten directors listed herein for a term of one year expiring in 2017;

2.	The ratification of the appointment of Deloitte & Touche, LLP as our independent registered public accounting firm for the fiscal year ending January 28, 2017;

3.	The non-binding advisory vote to approve our named executive officer compensation; and

4.	Such other business as may properly come before the Meeting.

How does the Board recommend that I vote?

Our Board recommends that you vote your shares:

•	“FOR” the election of directors as set forth in this proxy statement;

•	“FOR” the ratification of the appointment of Deloitte & Touche, LLP as our independent registered public accounting firm for the fiscal year ending January 28, 2017; and

•	“FOR” the non-binding advisory vote to approve our named executive officer compensation.

If you are a record holder and you sign and submit your proxy card without indicating your voting instructions, your shares will be voted as indicated above.

How do I vote?

If you are a shareholder of record (that is, if your shares are owned in your name and not in "street name"), you may vote:

:    Via the internet at www.proxyvote.com;

)    By telephone (within the U.S. or Canada) toll-free at 1-800-690-6903;

.    By mail, by signing and returning the enclosed proxy card if you have received paper materials; or

?    By attending the Meeting and voting in person.

If your shares are held in a brokerage account by a broker, bank or other nominee, you should follow the voting instructions provided by your broker, bank or other nominee.

If you wish to vote by telephone or via the internet, you must do so before 11:59 p.m., Eastern Time, on Monday, June 13, 2016. After that time, telephone and internet voting will not be permitted, and any shareholder of record wishing to vote thereafter must submit a signed proxy card or vote in person during the Meeting. Shareholders of record will be on a list held by the inspector of elections. "Street name" shareholders, also known as beneficial owners, must obtain a proxy from the institution that holds their shares, whether it is their brokerage firm, a bank or other nominee, and present it to the inspector of elections with their ballot in order to vote at the Meeting. Voting in person by a shareholder at the Meeting will replace any previous votes submitted by proxy.

In accordance with the SEC rules, we are making available to all shareholders who have not affirmatively opted to receive paper materials, all of their proxy materials via the internet. However, you may opt to receive paper copies of proxy materials, at no cost to you, by following the instructions contained in the Notice of Internet Availability that we have mailed to most shareholders. We encourage you to take advantage of the option to vote your shares electronically through the internet or by telephone. Doing so will result in cost savings for the Company.

How are my voting instructions carried out?

When you vote via proxy, you appoint the Chairman of the Board, Hubert Joly, and the Secretary of the Company, Keith J. Nelsen (collectively, the "Proxy Agents"), as your representatives to vote at the Meeting. The Proxy Agents will vote your shares at the Meeting, or at any postponement or adjournment of the Meeting, as you have instructed them on the proxy card. If you return a properly executed proxy card without specific voting instructions, the Proxy Agents will vote your shares in accordance with the Board's recommendations as disclosed in this proxy statement. If you submit a proxy, your shares will be voted regardless of whether you attend the Meeting. Even if you plan to attend the Meeting, it is advisable to vote your shares via proxy in advance of the Meeting in case your plans change.

If an item properly comes up for vote at the Meeting, or at any postponement or adjournment of the Meeting, that is not described in the Meeting Notice, including adjournment of the Meeting and any other matters incident to the conduct of the Meeting, the Proxy Agents will vote the shares subject to your proxy in their discretion. Discretionary authority for them to do so is contained in the proxy.

How many votes do I have?

You have one vote for each share you own, and you can vote those shares for each item of business to be addressed at the Meeting.

How many shares must be present to hold a valid Meeting?

For us to hold a valid Meeting, we must have a quorum. In order to have a quorum, a majority of the outstanding shares of our common stock that are entitled to vote need to be present or represented by proxy at the Meeting. Your shares will be counted as present at the Meeting if you:

•	vote via the internet or by telephone;

•	properly submit a proxy card (even if you do not provide voting instructions); or

•	attend the Meeting in person.

Broker non-votes, as defined below, will be included in determining the presence of a quorum at the Meeting so long as there is at least one routine matter which the broker, bank or other nominee can vote on, as is the case with the Meeting. In addition, abstentions on any matter are included in determining the presence of a quorum.

How many votes are required to approve an item of business and what are the effects of abstentions and broker non-votes on the voting results?

Pursuant to our Amended and Restated Articles of Incorporation ("Articles") and our Amended and Restated By-laws ("By-laws"), each item of business to be voted on by the shareholders at the Meeting, with the exception of Item 1, requires the affirmative vote of the holders of a majority of the voting power of the shares of Best Buy common stock present at a meeting and entitled to vote. Item 1, the election of directors, requires the affirmative vote of a majority of votes cast with respect to the director.

Under the rules of the New York Stock Exchange (“NYSE”), if you are a beneficial owner of shares and you do not provide voting instructions to your broker, bank or nominee, that firm has discretion to vote your shares for certain routine matters. Item 2, the ratification of the appointment of Deloitte & Touche, LLP as our independent registered public accounting firm, is considered a routine matter under NYSE rules. However, your broker, bank or nominee does not have discretion to vote your shares for non-routine matters. Items 1 and 3, the election of directors and the advisory vote related to executive compensation, respectively, are not considered routine matters under NYSE rules.

When a broker, bank or nominee votes a beneficial owner's shares on certain but not all of the proposals, because it is unable to vote due to the beneficial owner's failure to provide voting instructions on a matter as to which the broker, bank or nominee has no discretion to vote otherwise, the missing votes are referred to as “broker non-votes.”

Abstentions will have the same effect as votes against Items 2 and 3 described in this proxy statement, but will have no effect on Item 1. Broker non-votes will have no effect on Items 1 and 3.

What if I change my mind after I vote via proxy?

If you are a shareholder of record, you may revoke your proxy at any time before your shares are voted by:

•	Submitting a later-dated proxy prior to the Meeting (by mail, internet or telephone);

•	Voting in person at the Meeting (attendance will not, by itself, revoke a proxy); or

•	Providing written notice of revocation to Best Buy's Secretary at our principal office at any time before your shares are voted.

If your shares are held in a brokerage account by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or other nominee.

Who will count the vote?

Representatives of Broadridge will tabulate the vote and act as the inspector of elections.

Where can I find the voting results of the Meeting?

We plan to publish the final voting results in a Current Report on Form 8-K ("Form 8-K") filed within four business days of the Meeting. If final voting results are not available within the four business day timeframe, we plan to file a Form 8-K disclosing preliminary voting results within the required four business days, to be followed as soon as practicable by an amendment to the Form 8-K containing final voting results.

Proxy Solicitation

How are proxies solicited?

We expect to solicit proxies primarily by internet and mail, but our directors, officers, other employees and agents may also solicit proxies in person, by telephone, through electronic communication and by facsimile transmission. We will request that brokerage firms, banks, other custodians, nominees, fiduciaries and other representatives of shareholders forward the Notice of Internet Availability and, as applicable, the proxy materials and Annual Reports themselves, to the beneficial owners of our common stock. Our directors and employees do not receive additional compensation for soliciting shareholder proxies.

Who will pay for the cost of soliciting proxies?

We pay all of the costs of preparing, printing and distributing our proxy materials. We will reimburse brokerage firms, banks and other representatives of shareholders for reasonable expenses incurred as defined in the NYSE schedule of charges in connection with proxy solicitations.

How can multiple shareholders sharing the same address request to receive only one set of proxy materials and other investor communications?

You may elect to receive future proxy materials, as well as other investor communications, in a single package per address. This practice, known as "householding," is designed to reduce our paper use and printing and postage costs. To make the election, please indicate on your proxy card under "Householding Election" your consent to receive such communications in a single package per address. Once we receive your consent, we will send a single package per household until you revoke your consent or request separate copies of our proxy materials by notifying our Investor Relations Department in writing at 7601 Penn Avenue South, Richfield, MN, 55423, or by telephone at 612-291-6147. We will start sending you individual copies of proxy materials and other investor communications following receipt of your revocation.

Can I receive the proxy materials electronically?

Yes. All shareholders may access our proxy materials electronically via the internet. We encourage our shareholders to access our proxy materials via the internet because it reduces the expenses for, and the environmental impact of, our shareholder meetings. You may opt to receive paper copies of proxy materials, including our Annual Report, proxy statement and proxy card at no cost to you, by following the instructions on your Notice of Internet Availability.

An electronic version of this proxy statement is posted on our website at www.investors.bestbuy.com.

Additional Information

Where can I find additional information about Best Buy?

Our reports on Forms 10-K, 10-Q and 8-K, and other publicly available information should be consulted for other important information about Best Buy. You can find these reports and additional information about us on our website at www.investors.bestbuy.com.

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. We encourage you to review the entire proxy statement, our Annual Report, and our Chairman and CEO's Letter to Shareholders posted on our website at www.investors.bestbuy.com for more information regarding our Company, business and performance over the past year.
Business Update
In this past fiscal year, we made progress against the two problems identified at the outset of this journey: declining comparable sales and declining margins. In fact, fiscal 2016 marked the second year in a row that we increased our domestic revenue and expanded our operating margin.

This progress was made possible through our unrelenting focus on the Five Pillars of our Renew Blue transformation.

We begin where all successful retailers start, with the customer experience. Last year we saw continued improvement in customer satisfaction, having increased our Net Promoter Score by more than 300 basis points.

In the spirit of striving to serve customers wherever and however they prefer, we grew online domestic revenue 13% to more than $4 billion, or 11% of total domestic revenue. This growth was fueled, in part, by a meaningfully improved website and the launch of the enhanced Best Buy app that has consistently earned higher customer reviews than most, if not all, of our competitors.

We have also meaningfully enhanced the customer experience in our stores and around the services we provide to our customers, from consultation to installation, setup, support and repair.

All of this progress has allowed us to gain market share in nearly all of our traditional consumer electronics ("CE") categories, as well as appliances.

None of this would have been possible without the talent and engagement of our leaders and employees. We are proud of what they do everyday and thank each individual member of our team for what they have done to bring us here.

Engagement scores have drastically improved since the outset of our transformation. This year, we also saw a decrease in employee turnover in our stores, allowing us to better serve our customers. We have invested in the training and daily coaching of our front-line employees to be able to deliver enhanced levels of proficiency. We have also enhanced our capabilities in several areas that are critical to our future, including digital and mobile.

We have continued to strengthen our collaboration with key vendor partners. For instance, we now have 630 Samsung and 380 Sony home theater stores-within-a-store; 225 Samsung Open House appliance experiences; 814 Windows stores; and 249 AT&T and Verizon mobile shops within our big box stores. This collaboration with key vendors is one of the ways we showcase for our customers the latest and greatest technology in a tangible fashion. A great example of this is the work we have done with key vendors to introduce 4K TV technology to a broad consumer base, increasing adoption at a strong rate.
From an economic standpoint, in fiscal 2016 we were able to deliver $150 million against our $400 million cost reduction and gross profit optimization goal. This was in addition to the $1 billion in costs we removed from our business in the past few years.

We were also able to successfully consolidate our two Canadian brands and embark on a significant transformation in Canada. Customer retention in Canada is better than expected, and it is clear that we made the correct decision in moving to a single brand, Best Buy.
In aggregate, our decision to focus on North America and the improvements we've made in our business have resulted in a significant increase in our non-GAAP return on invested capital ("ROIC") from 9.2% in fiscal 2012 to 13.6% in fiscal 2016.*
Finally, throughout fiscal 2016 we continued to seek to positively impact the world. Our recycling efforts have collected more than 1 billion pounds of e-waste, and our pledge to reduce our carbon footprint by 20% was met in fiscal 2016. We subsequently increased our target to a 40% reduction by calendar year 2020 from a 2009 baseline. Our Best Buy Foundation continued its work to provide underserved teenagers across the U.S. with access to technology. We increased the number of our Teen Tech Centers and Geek Squad Academies, all in an effort to expose underprivileged teens to the career opportunities that technology offers.
Returning Capital to Shareholders
In fiscal 2016, we returned $1.5 billion to our shareholders. This number included $1 billion in share repurchases, originally planned to be completed over three years. We also increased our dividend and gave shareholders a one-time dividend payment associated with a favorable legal settlement.
As we laid out in our fourth quarter fiscal 2016 earnings call, our long-term capital allocation strategy is first to fund operations and investments in growth, including potential acquisitions, and then to return excess free cash flow over time to shareholders through dividends and share repurchases. Our intent is to be a premium dividend payer and to regularly repurchase shares every year that, at a minimum, offset dilution from equity-based awards. We intend to do this all while maintaining investment-grade credit metrics.
In line with this strategy, our fiscal 2017 return-of-capital plan includes: 1) a 22% increase in the regular quarterly dividend to $0.28 per share; 2) a two-year, $1 billion share repurchase program; and 3) a special dividend of $0.45 per share.
A Look Ahead at Our Growth Strategy and Fiscal 2017 Priorities

As pleased as we are with our performance, we are even more excited about what lies ahead. We have entered the next phase of our transformation, and our purpose is clear: help customers learn about and enjoy the latest technology as they pursue their passions or take care of what is important to them in their life, whether it is the desire to be entertained, communicate easily, work efficiently, prepare food, or clean, protect, monitor, or automate their home.

With this purpose in mind, we are on a mission to constantly innovate to improve the experience of our customers and determined to find ways to accelerate the growth of our business.

In this context, we are pursuing the following priorities in fiscal 2017:

1)	Build on our strong industry position and multi-channel capabilities to move the existing business forward;

2)	Create greater efficiency and reduce waste throughout the business; and

3)	Advance key growth initiatives.

In pursuing our first priority - continuing to move the existing business forward - we are implementing a number of initiatives across merchandising, marketing, digital, stores, services and supply chain.

For example, in our appliances business, we look to extend our 21-quarter growth streak in this category. To that end, we plan to build 27 more Pacific Kitchen & Home stores-within-a-store, bringing our total to 203 at year-end. We also expect to see growth from the work we have done to improve our delivery and installation services, both of which are key to the increases we have seen in customer satisfaction.

One of the emerging categories in which we see an opportunity to create and foster a wave of innovation and consumer enthusiasm is the “Connected Home.” In this category, we are increasing our assortment in several areas, including home security, lighting and video monitoring, and using our leading position in routers and networking equipment, which form the backbone of the Connected Home, as a way of gaining customer interest and trust.

Regarding our online business, we are prioritizing the customer shopping experience on smartphone and tablet devices, two consumer shopping channels where we are seeing material growth. Our Seattle Technology Development Center, which opened last year, has focused on this part of our customer experience. A recent, well-received example of their work is “BlueAssist,” an in-app feature allowing customers to simply shake their device to get live help with products and orders through chat, call and e-mail.

Finally, we are continuing to invest in the talent, proficiency and performance of our front-line employees.

Our second priority for fiscal 2017 is to reduce cost and create efficiencies throughout the business. Reducing costs is essential for us to be able to fund our investments, build resilience to product cycles and, ultimately, increase our profitability over time.

One example of this cost reduction and efficiency work is our project to reduce the number of open-box appliances we take back into our stores. This effort has the potential to improve the customer experience by changing the way we sell so that fewer customers are compelled to return their appliance purchases. It also can create material savings through fewer price markdowns, reduced transportation costs and the better use of labor in our stores and distribution centers.

Broadly said, we aspire to deliver world-class operational performance, defined in terms of quality, service and cost. This focus has to be — and is becoming — a way of life, especially given our margin structure and product cycles.

These savings will allow us to invest in our future. Such investments include additional costs to ensure we have the most expert sales and services associates; a continued effort to make certain our services pricing remains competitive; and initiatives in the key growth areas. We are determined to invest to grow and equally determined to fund our investments by finding and exploiting areas of cost reduction and efficiency.

Our third priority is to advance key growth initiatives that will more deeply transform Best Buy, creating differentiation and growth. We believe we operate in an opportunity-rich environment. Specifically, the advent of the “Internet of Things” is creating a new technology wave that makes Best Buy’s operating model increasingly relevant. We know from our customer research and day-to-day customer interactions that consumers are generally:

1)	Fairly skeptical that the latest products will actually do what is promised;

2)	Finding it difficult to pinpoint solutions available to best meet their needs;

3)	Frequently unaware of, or frustrated by, how to get the most out of their technology; and

4)	Struggling to make their technology work and find effective help when they need it.

These unmet needs continue to create opportunities for us. We are committed to finding ways to help customers in these areas and to make shopping for and using technology a much better experience.

We will explore a number of initiatives in fiscal 2017, including developing more consultative selling approaches and providing a richer set of services to our customers. We will also pursue growth opportunities around key, growing product categories.

A critical component of our growth efforts is our services capabilities, including the Geek Squad. While it may not yet be visible in our quarterly financial results, we are making progress in this area. To do so, we had to spend time over the last two years fixing many aspects of our traditional warranty and repair businesses, including our pricing. We are seeing the results of our efforts through substantially higher Net Promoter Scores, an increased number of total customer interactions and improved attach rates.

Board & Corporate Governance Highlights

Over the past year, our Board of Directors has continued to evolve to meet the needs of the Company and the dynamic and competitive industry in which it operates. Our approach to corporate governance is to develop and implement practices that: 1) support the success of the Company’s strategy and business objectives, 2) are rooted in a robust ongoing dialogue with our shareholders, and 3) are inspired by best practices. Consistent with these objectives, we note the following highlights from the past year:

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We continued to strengthen our Board composition in line with the needs of our business. In September 2015, we appointed Karen A. McLoughlin, chief financial officer of Cogizant Technology Solutions Corp., with a strong background in finance and information technology ("I.T.") services, to our Board. We also appointed Claudia F. Munce to serve as a director in March 2016. Ms. Munce spent over 30 years at IBM in their venture capital group and recently joined New Enterprise Associates as a venture advisor. The addition of Ms. McLoughlin and Ms. Munce not only brings additional diversity to the Board, but adds new skills in the areas of technology, venture capital and I.T. services. These additions complement the prior additions of David Kenny, Russ Fradin, Tommy Millner and Patrick Doyle, who brought chief executive officer experiences in retail, consumer services, multichannel and enterprise transformation.

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Our Board continued to play a critical role in our strategic planning process. The Board placed a priority on guiding the development of the Company’s strategic direction as it enters the next phase of our transformation. In fiscal 2016, this review process included a budget and capital plan review at the beginning of the fiscal year and an extended strategic offsite mid-year to review and discuss management’s long-term plan for growing the Company and creating shareholder value. The Board’s strong mix of skills, experiences and perspectives relevant to our business has ensured a rigorous and active dialogue between the Board and management regarding the Company’s strategic plan and growth agenda.

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We successfully transitioned our Board leadership structure in order to support the strategic needs of our transformation. As announced last year, after 17 highly distinguished years on our Board (three of which he served as Chairman), Hatim Tyabji retired from our Board following the 2015 Regular Meeting of Shareholders (the "2015 Meeting"). Our CEO, Hubert Joly, assumed the role of Chairman, and Mr. Fradin (who joined our Board in 2013) began serving as our Lead Independent Director. To ensure the effectiveness of this structure, we employ corporate governance best practices, including Board meeting agendas proposed by the Chairman and reviewed by the Lead Independent Director, and executive sessions of the independent directors led by the Lead Independent Director at each regular Board meeting. We believe this leadership structure is ideally suited to this stage of our growth transformation.

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In addition to these developments, we continue to employ a strong framework of corporate governance practices. More information on our Corporate Governance policies and practices can be found in the Corporate Governance section of this proxy statement.

In March 2016, Brad Anderson informed the Board that he would be retiring from the Board and would not seek re-election at the Meeting. Mr. Anderson was a long-time executive and Board member who started working at Best Buy in 1973 when we had just a handful of stores. He served alongside our Founder and Chairman Emeritus, Richard M. Schulze, and ultimately became his successor as CEO. During his service, he has made countless contributions that have helped shape us into the leading consumer electronics retailer we are today.

Fiscal 2016 Shareholder Engagement

Our robust shareholder engagement program continued to be a priority in fiscal 2016. We reached out to all of our top 20 shareholders, representing approximately 70% of the outstanding shares, as well as several other of our top 50 shareholders. We met personally with several of our top shareholders and generally received positive feedback about our performance, corporate governance and compensation practices. This support was evident at our 2015 Meeting, when all Items of Business received over 95% support from shareholders.

Our typical engagement follows a seasonal cycle, as outlined below. Additional information can be found in the Corporate Governance — Shareholder Engagement section of this proxy statement.

Spring	è			Summer
Follow-up engagement with proxy advisory firms and our largest shareholders to address important issues within our proxy statement in advance of the annual meeting.				Review of feedback received from shareholders at our annual meeting and current trends in governance.

	é		ê

Winter				Fall
Review shareholder feedback from fall engagement with the Board and integration of feedback in governance practices and proxy disclosure.
Primary engagement season with focus on our top 20 shareholders and proxy advisory firms through both in-person and telephonic conversations. Company participants include representatives from Legal, Investor Relations and Human Resources - Rewards.

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Overview of Director Nominees

The following individuals are standing for election to our Board. All of our director nominees have relevant skills, proven leadership, sound judgment and integrity. They also bring a wide range of backgrounds, experience and expertise necessary to our transformation. Additional information about our nominees can be found in Item of Business No. 1 — Election of Directors.

Name	Age	Director Since	Position/Company	Independence	Current Committees	Other For-Profit Directorships (*Public Company)
Lisa M. Caputo	52	2009	Executive Vice President, Marketing & Communications The Travelers Companies, Inc.	✓	Nominating, Corporate Governance & Public Policy Compensation & Human Resources	—
J. Patrick Doyle	52	2014	President & CEO Domino’s Pizza, Inc.	✓	Audit Finance & Investment Policy	Domino’s Pizza, Inc.*
Russell P. Fradin	60	2013	Operating Partner Clayton, Dubilier & Rice	✓	Compensation & Human Resources (Chair)	—
Kathy J. Higgins Victor	59	1999	President & Founder Centera Corporation	✓	Compensation & Human Resources Nominating, Corporate Governance & Public Policy (Chair)	—
Hubert Joly	56	2012	Chairman & CEO Best Buy Co., Inc.	—	None	Ralph Lauren Corporation*
David W. Kenny	54	2013	General Manager IBM Watson, IBM	✓	Audit (Chair) Compensation & Human Resources	SessionM
Karen A. McLoughlin	51	2015	Chief Financial Officer Cognizant Technology Solutions Corp.	✓	Audit Finance & Investment Policy	—
Thomas L. Millner	62	2014	President & CEO Cabela’s Inc.	✓	Audit Nominating, Corporate Governance & Public Policy	Cabela’s Inc.* Total Wine & More
Claudia F. Munce	56	2016	Venture Advisor New Enterprise Associates	✓	Audit Finance & Investment Policy	Bank of the West
Gérard R. Vittecoq	67	2008	Group President & Executive Office Member (Retired) Caterpillar, Inc.	✓	Audit Finance & Investment Policy (Chair)	Ariel Compressors Vanguard Logistics Services Mantrac Group

As a whole, these director nominees represent the following composition characteristics and key qualifications, among others:

Independence	Average Tenure	Average Age	Gender Diversity
90%	4.7 years	57 years	40%

Executive Compensation Highlights

Fiscal 2016 was the third full year of our Renew Blue transformation strategy and our emphasis on stable compensation practices with a strong focus on performance outcomes.

Key Executive Compensation Program Elements

The compensation of our Named Executive Officers ("NEOs") in fiscal 2016 included the following ongoing elements (for additional details, see the Executive and Director Compensation — Compensation Discussion and Analysis and the Compensation of Executive Officers — Summary Compensation Table sections of this proxy statement):

	Base Salary	Bonus	Performance Share Awards	Time-Based Shares	Stock Options
Incentive Focus	Short-Term	Short-Term	Long-Term	Long-Term	Long-Term
Performance Period	Ongoing	Annual	3 years	Vest over 3 years	Vest over 3 years, with a 10-year term
Performance / Value Metrics	N/A	Compensable Enterprise Operating Income, Enterprise Comparable Sales, Renew Blue Priorities	Total Shareholder Return ("TSR")	Stock price appreciation	Stock price appreciation

Fiscal 2016 Summary Compensation Overview

The table below summarizes the total compensation earned by our NEOs during fiscal 2016. See the Executive and Director Compensation — Compensation Discussion and Analysis and the Compensation of Executive Officers — Summary Compensation Table sections of this proxy statement for more information.

Name and Principal Position	Salary	Stock Awards(1)	Option Awards(1)	Short-Term Incentive Plan Payout	All Other Compensation	Total
Hubert Joly Chairman and Chief Executive Officer	$1,175,000	$8,011,688	$1,842,715	$3,814,050	$29,028	$14,872,481
Sharon L. McCollam Chief Administrative and Chief Financial Officer	$925,000	$3,039,724	$1,397,391	$2,251,913	$9,669	$7,623,697
Shari L. Ballard President, U.S. Retail	$790,385	$2,672,270	$1,228,476	$1,927,311	$24,641	$6,643,083
R. Michael Mohan Chief Merchandising Officer	$790,385	$1,336,135	$614,238	$1,927,311	$10,323	$4,678,392
Keith Nelsen General Counsel and Secretary	$640,385	$1,102,314	$506,742	$1,027,899	$10,482	$3,287,822

(1)
The grant date fair value of an award is measured in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation - Stock Compensation ("ASC Topic 718"). The amounts reported have not been adjusted to eliminate service-based forfeiture assumptions. The other assumptions used in calculating these amounts are set forth in Note 7, Shareholders' Equity, to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 30, 2016.The grant date fair value for any performance share award is the value at the grant date of the probable outcome of the award.

Advisory Vote to Approve Named Executive Officer Compensation

For the past five years, our shareholders have had an opportunity to share with us their opinion of our compensation practices through a non-binding advisory "Say on Pay" vote. These past five years have also been a time of significant transformation for the Company. After experiencing significant leadership transitions and challenges in fiscal 2012, we returned to our tradition of stable compensation practices, with a strong focus on performance outcomes. We believe that the shareholder voting results in the past three years reflect the Compensation & Human Resources Committee's approach to our compensation strategy, as well as the changes we made in consideration of shareholder feedback. This year, we again ask for our shareholders' support of our executive compensation practices and look forward to receiving feedback on our program and practices. For more information, see Item No. 3 — Advisory Vote to Approve Named Executive Officer Compensation in this proxy statement.

Items of Business

As the Company continues our efforts to advance our transformation and create value for our shareholders, we ask shareholders to consider and vote on the following items at this Meeting:

Item Number	Item Description	Board Recommendation
1	Election of Directors	For Each Nominee
We have ten director nominees standing for election this year. You will find more information about our nominees' qualifications and experience starting on page 25.
2	Ratification of Appointment of our Independent Registered Public Accounting Firm	For
We are asking our shareholders to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2017.
3	Advisory Vote to Approve Named Executive Officer Compensation	For

For the sixth year, we are seeking advisory approval by our shareholders of our executive compensation program, the "Say on Pay" vote. In evaluating this proposal, please review our Compensation Discussion & Analysis ("CD&A"), which begins on page 40, and describes how we have engaged with shareholders and the compensation decisions of our Compensation and Human Resources Committee.

* For "Revenue - As Reported to Revenue - As Adjusted," "GAAP to non-GAAP" and "Return on Invested Capital" definitions and reconciliations, please refer to the schedules beginning on page 72 of this proxy statement.

CORPORATE GOVERNANCE AT BEST BUY

Our Board is elected by our shareholders to oversee our business and affairs. In addition, the Board counsels, advises and oversees management in the long-term interests of the Company, our shareholders and other stakeholders regarding a broad range of subjects, including:

•	Selecting and evaluating the performance of our CEO (this duty is performed by the independent directors, with the Chairman and CEO abstaining from all discussions);

•	Reviewing and approving major financial, strategic and operating decisions, and other significant actions;

•	Overseeing the conduct of our business and the assessment of our business risks to evaluate whether our business is being properly managed;

•	Overseeing the processes for maintaining the integrity of our financial statements and other public disclosures and complying with legal and ethical standards; and

•	Planning for CEO succession and monitoring management's succession planning for other senior executives.

Members of the Board monitor and evaluate our business performance through regular communication with our Chairman and CEO and by attending Board and committee meetings.

Board and Corporate Governance Highlights

Our Board is committed to having a sound governance structure that promotes the best interests of our shareholders. To that end, our Board has evaluated and actively continues to examine emerging corporate governance trends and best practices. Shareholder perspectives play an important role in that process. Some key points regarding our Board and governance structure and practices are as follows:

•
Corporate Governance Principles. Our Board has adopted Corporate Governance Principles as part of its commitment to good governance practices. These principles are available on our website at www.investors.bestbuy.com.

•	Annual Elections for Directors. Each year, all directors stand for election by shareholders to serve for a one-year term.
•	Majority Vote for Directors. We have employed majority voting since our incorporation in 1966.
•	Predominantly Independent. All of our directors, other than the CEO, are independent.
•
Lead Independent Director. Our Corporate Governance Principles require us to have a Lead Independent Director with specific responsibilities to ensure independent oversight of management whenever our Chairman is not independent.

•	Independent Committees. Our Audit, Compensation & Human Resources and Nominating, Corporate Governance & Public Policy Committees are comprised exclusively of independent directors.
•
Director Retirement Policy. Our directors are required to retire at the expiration of their term upon reaching the age of 75 and must tender their resignation for consideration when their principal employment or affiliation changes.

•	Outside Board Membership. None of our director nominees serves on more than two public company boards.
•	Anti-Hedging and Anti-Pledging Policies. We prohibit both hedging and pledging of Company securities by directors and executive officers.
•	Stock Ownership Guidelines. Our directors and executive officers are required to comply with stock ownership guidelines.
•	Shareholder Voting Rights. We have no cumulative voting rights and our only class of voting shares is our common stock.
•
Right to Call a Special Meeting. A shareholder(s) must own 10% of the voting shares of our stock to call a special meeting, or 25% if the special meeting relates to a business combination or change in our Board composition.

•	No Shareholder Rights Plan (commonly known as a "Poison Pill").
•	Shareholder Support for Directors. In 2015, all directors standing for re-election received over 97% support from shareholders.
•	Board Attendance. On average, our directors attended over 98% of fiscal 2016 Board and Board committee meetings.
•	Related Party Transactions. None of our directors are involved in a material related party transaction.
•	Financial Experts. All directors who served on our Audit Committee during fiscal 2016 qualify as financial experts.
•	Board Diversity. Our Board places an emphasis on diverse representation among its members. Four of our ten director nominees are women.

Board Leadership

Following our 2015 Meeting, Mr. Joly assumed the combined role of Chairman and CEO upon the retirement of Mr. Tyabji, our former Chairman. The Board determined Mr. Joly was the ideal leader to serve as Chairman, in large part due to his ability to build our strategy with the Board and carry it out with management. As Chairman, Mr. Joly consults with the Lead Independent Director to set the agenda for, and he presides over, meetings of the full Board. He is responsible for Board oversight responsibilities, risk management and strategic planning. Consistent with our Corporate Governance Principles, since Mr. Joly is not an independent Chairman, Mr. Fradin was appointed by the Board to serve as our Lead Independent Director, fulfilling the responsibilities discussed in the Lead Independent Director section of this proxy statement. Additional leadership roles continue to be filled by other directors, all of whom are independent and continue to play an active role in our strategic planning, risk oversight and governance of the Company.

Lead Independent Director

Our Lead Independent Director role was established in January 2010 in order to provide independent leadership on the Board during times when our Chairman is not independent. The Lead Independent Director (i) presides at all Board meetings at which the Chairman is not present, (ii) presides at executive sessions of independent directors (which take place at each regular Board meeting), (iii) calls additional meetings of the independent directors as appropriate, (iv) serves as a stakeholder liaison on behalf of the independent directors by making himself or herself available for direct consultation and communication with interested parties, as appropriate, and (v) performs such other duties as may be requested from time to time by the Board as a whole, the independent directors, and the Chairman of the Board. He also partners with the Chairman to set the Board meeting agenda and otherwise provides ongoing counsel to the Chairman regarding key items of business and overall Board functions.

Our Lead Independent Director is nominated by the Nominating, Corporate Governance and Public Policy Committee, and final selection is subject to ratification by the vote of a majority of the independent directors on the Board. The Lead Independent Director serves for an annual term beginning at the Board meeting following the first Regular Meeting of Shareholders at which directors are elected.

Board Composition

The Board seeks a wide range of relevant experience and expertise in its directors. In addition, the Board emphasizes independent voices and adding new perspectives to its membership. Currently 90% of our directors are independent, with an average tenure of 4.7 years. In addition, the Board carefully assesses and plans for the director skill sets required in the future, and for an orderly succession and transition of directors, as evidenced by the composition changes over the past four years.

Pursuant to an agreement entered into between the Company and Richard M. Schulze, our founder and beneficial owner of approximately 13.6% of the Company as of the date of this proxy statement, Mr. Schulze was entitled to nominate two directors for appointment to our Board until he reached the age of 75 (which occurred in January 2016). Pursuant to these agreements, Mr. Schulze appointed Mr. Anderson and Mr. Lenzmeier to the Board in 2013. In June 2015, Mr. Lenzmeier retired from the Board, and in March 2016, Mr. Anderson informed the Board that he would not seek re-election and would retire from the Board effective at the Meeting.

For more information regarding our agreements with Mr. Schulze, please see the Certain Relationships and Related Party Transactions section of this proxy statement, as well as the Current Reports on Form 8-K filed by the Company on August 26, 2012, December 14, 2012, March 25, 2013, April 13, 2015 and March 15, 2016.

Director Independence

Pursuant to our Corporate Governance Principles, the Board has established independence standards consistent with the requirements of the SEC and NYSE. To be considered independent under the NYSE rules, the Board must affirmatively determine that a director or director nominee does not have a material relationship with us (directly, or as a partner, shareholder or officer of an organization that has a relationship with us). In addition, each member of the Compensation and Human Resources Committee must meet a standard of “enhanced independence” such that the Board must consider the source of compensation of the director and whether the director is affiliated with us or one of our subsidiaries to determine whether there are any factors that would materially affect a director's ability to be independent, specifically in regards to their duties as a compensation committee member.

NYSE rules generally provide that no director or director nominee may be deemed independent if the director or director nominee:

— has in the past three years:

•
received (or whose immediate family member has received as a result of service as an executive officer) more than $120,000 during any 12-month period in direct compensation from Best Buy, other than director and committee fees and certain pension payments and other deferred compensation;

•	been an employee of Best Buy;

•	had an immediate family member who was an executive officer of Best Buy;

•
personally worked on (or whose immediate family member has personally worked on) our audit as a partner or an employee of our internal or external auditors or independent registered public accounting firm; or

•	been (or whose immediate family member has been) employed as an executive officer of another company whose compensation committee at that time included a present executive officer of Best Buy; or

— is:

•
a partner or employee of our independent registered public accounting firm, or a director whose immediate family member is a partner of such firm or is employed by such firm and personally works on our audit; or

•
an employee (or has an immediate family member who is an executive officer) of another company that has made payments to Best Buy, or received payments from Best Buy, for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company's consolidated gross revenues.

Under our director independence standards described above, the Board has determined that each director who served during any part of fiscal 2016 and each director nominee is independent, with the exception of Mr. Joly, our Chairman and CEO. The Board based these determinations primarily on a review of the responses of the directors to questions regarding employment and compensation history, affiliations, family and other relationships, and on discussions with our directors. As part of its determination of Mr. Anderson's independence, the Board considered his past employment relationship with us and determined that Mr. Anderson could be deemed independent as of November 2013, three years after the termination of his employment arrangement with the Company. Notwithstanding his independence under NYSE rules, in light of his past affiliation with the Company, the Board determined not to place Mr. Anderson on the Audit Committee, the Compensation and Human Resources Committee, or the Nominating, Corporate Governance and Public Policy Committee of the Board. Mr. Anderson informed the Board in March 2016 that he would not seek re-election and would retire from the Board effective at the Meeting.

The Board also reviewed our relationships with companies with which our directors are affiliated, including our relationship with IBM Corp., a company affiliated with Mr. Kenny. Mr. Kenny, a director since September 2013, was appointed to serve as General Manager of IBM Watson, a division of IBM Corp., in January 2016. Since 2000, IBM Corp. has provided I.T. services to us. The amounts we have paid to IBM Corp. were less than 2% of the annual consolidated revenue of each of Best Buy and IBM for each of the past three fiscal years. In addition, Mr. Kenny did not influence or participate in negotiating our agreements with IBM. The Board determined that the Company's relationship with IBM Corp. was not material and did not impair Mr. Kenny's independence.

Board Meetings and Attendance

During fiscal 2016, the Board held four regular meetings and three special meetings. Each incumbent director attended, in person or by telephone, at least 90% of the meetings of both the Board and committees on which he or she served. Directors are required to attend our Regular Meetings of Shareholders, and all of the then-serving directors attended the 2015 Meeting.

Executive Sessions of Independent Directors

In order to promote open discussion among independent directors, the Board has a policy of conducting executive sessions of independent directors during each regularly scheduled Board meeting. During fiscal 2016, our Lead Independent Director, Mr. Fradin, chaired the executive sessions of independent directors in accordance with our Corporate Governance Principles and consistent with NYSE rules regarding executive sessions.

Committees of the Board

The Board has the following four committees: the Audit Committee, the Compensation and Human Resources Committee (the "Compensation Committee"); the Finance and Investment Policy Committee; and the Nominating, Corporate Governance and Public Policy Committee (the "Nominating Committee"). The charters for each committee are posted on our website at www.investors.bestbuy.com. The charters include information regarding each committee's composition, purpose and responsibilities.

The Board has determined that all members of the Audit Committee, Compensation Committee and Nominating Committee are independent directors as defined under the SEC and NYSE rules, and all members of the Compensation Committee are "outside directors" for purposes of Internal Revenue Code section 162(m). The Board has also determined that all of the members of the Audit Committee during fiscal 2016 qualified as audit committee financial experts under SEC rules.

The key responsibilities, fiscal 2016 membership and number meetings for each committee are set forth below:

Committee	Key Responsibilities		Fiscal 2016 Members	Number of Meetings held in Fiscal 2016
Audit		Assists the Board in its oversight of:	David W. Kenny*†	8
	•	the integrity of our financial statements and financial reporting processes;	J. Patrick Doyle†
	•	our internal accounting systems and financial and operational controls;	Karen A. McLoughlin†
	•	the qualifications and independence of our independent registered public accounting firm;	Tommy Millner†
	•	the performance of our internal audit function and our independent registered public accounting firm;	Gerard R. Vittecoq†
	•	the preparation of a report as required by the SEC to be included in this proxy statement;
•
our legal compliance and ethics programs, our legal, regulatory and risk oversight requirements, including the major risks facing the Company (including risks related to finance, operations and cyber-security), and our Code of Business Ethics.

Compensation & Human Resources	•	Responsible for executive officer and director compensation, including the establishment of our executive officer and director compensation philosophies, evaluating the performance of our CEO, approving CEO and executive officer compensation, and preparation of a report as required by the SEC to be included in this proxy statement.	Russell P. Fradin*	5
Lisa M. Caputo
	•	Responsible for succession planning and compensation-related risk oversight.	Kathy J. Higgins Victor
	•	Approves and oversees the development and evaluation of equity-based and other incentive compensation and certain other employee benefit plans.	David W. Kenny
Finance & Investment Policy	•	Provides oversight of, and advises the Board regarding, our financial policies and financial condition to help enable us to achieve our long-range goals.	Gerard R. Vittecoq*	8
•
Evaluates and monitors the: (i) protection and safety of our cash and investments; (ii) achievement of reasonable returns on financial assets within acceptable risk tolerance; (iii) maintenance of adequate liquidity to support our activities; (iv) assessment of the cost and availability of capital; and (v) alignment of our strategic goals and financial resources.
Bradbury H. Anderson**
J. Patrick Doyle
	•	Responsible for ensuring we have adequate liquidity and approving certain significant contractual obligations.	Karen A. McLoughlin
Nominating, Corporate Governance, & Public Policy	•	Reviews and recommends corporate governance principles to the Board, screens and presents qualified individuals for election to the Board, and oversees the evaluation of the performance of the Board and its committees.	Kathy J. Higgins Victor*	5
	•	Assists the Board with general corporate governance, including Board organization, membership, training and evaluation.	Lisa M. Caputo
	•	Oversees matters of public policy and corporate responsibility and sustainability that affect us domestically and internationally.	Tommy Millner

*	Chair

†	Designated as an "audit committee financial expert"
** Mr. Anderson informed the Board in March 2016 that he would not seek re-election and would retire from the Board effective at the Meeting.

In March 2016, the Board appointed Claudia F. Munce to the Audit Committee and Finance and Investment Policy Committee, effective March 15, 2016.

Board Risk Oversight

Our Board is responsible for oversight of enterprise risk. The Board considers enterprise risk factors as critical in its review of business strategy and performance and ensures that there is an appropriate balance of risk and opportunity.

The Board approaches its risk oversight responsibilities by reviewing management’s assessment of enterprise risks based on internal and external factors and ensuring appropriate Board oversight of ongoing management efforts to address those risks. Management is responsible for the day-to-day risk management processes, including assessing and taking actions necessary to manage risk incurred in connection with the operation of our business. Management then reviews significant enterprise risks and our general risk management strategy with the Board as follows:

•
Key strategic risk factors, such as the competitive environment, strategic prioritization, and global brand issues, are considered by the full Board as part of the Board’s overall review of the Company’s strategy and strategic plans.

•
Risks associated with our financial reporting processes, legal and regulatory compliance, data privacy and security (including cyber-security) and other operational matters are reviewed by our Audit Committee.

•	Risks associated with our compensation plans, benefits and management succession are reviewed by our Compensation Committee.

•	Risks associated with our investment portfolio, capital markets and liquidity are reviewed by our Finance and Investment Policy Committee.

•	Risks associated with our Board processes, corporate governance, public policy and social responsibility are reviewed by our Nominating Committee.

Risk items reviewed in Board committees are then escalated to the full Board as necessary.

The Audit Committee also oversees management's processes to identify and quantify the material risks that we face. In connection with its risk oversight role, the Audit Committee meets privately with representatives of our independent registered public accounting firm, our internal audit staff and our legal staff. Our internal audit staff, who report directly to the Audit Committee at least quarterly, assist management in identifying, evaluating and implementing risk management controls and procedures to address identified risks.

Compensation Risk Assessment

In connection with their oversight of compensation-related risks, Compensation Committee members annually review the most important enterprise risks to ensure that compensation programs do not encourage risk-taking that is reasonably likely to have a material adverse effect on us. As in past years, the review process in fiscal 2016 identified our existing risk management framework and the key business risks that may materially affect us, reviewed all compensation plans and identified those plans that are most likely to impact these risks or introduce new risks, and balanced these risks against our existing processes and compensation program safeguards. The review process also took into account mitigating features contained within our compensation plan design, which includes elements such as:

•	metric-based pay;

•	time matching performance periods;

•	payment for outputs;

•	goal diversification;

•	stock ownership guidelines;

•	payment caps; and

•	clawbacks.

The Compensation Committee also considered additional controls outside of compensation plan design which contribute to risk mitigation, including the independence of our performance measurement teams and our internal control environment.

Based upon the process we employed, the Compensation Committee determined that our compensation programs do not encourage risk-taking that is reasonably likely to result in a material adverse effect.

Board Evaluation Process
Our Nominating Committee oversees the evaluation of the performance of the Board, its committees and individual directors. On an annual basis, members of the Board complete a questionnaire evaluating the performance of the Board as a whole, each member’s respective committee, and the performance of the Chairman and Lead Independent Director. The questionnaire reflects responsibilities and roles as outlined within the Corporate Governance Principles and each committee’s respective charter, as well as more general performance-related questions. The Nominating Committee reviews the results of these questionnaires and determines whether the results warrant any action. The results and any proposed action are then shared with the full Board for further discussion and approval of final action plans.

In addition, the Chair of our Nominating Committee, the Board Chairman, and the Lead Independent Director conduct individual director assessments to review each director’s contributions to the Board during the past year and his or her performance against the director qualification standards and Board needs. As part of this process, the Nominating Committee Chair conducts confidential interviews with each director on an annual basis. The Nominating Committee also annually reviews the skills and qualifications of the Board members and the strategic goals of the Company to determine whether the skills on the Board continue to align with the Company’s strategy. The interviews, board composition analysis and individual assessments are utilized by the Nominating Committee to assess whether a director should continue to serve on the Board and stand for re-election at the next Regular Meeting of Shareholders and to otherwise address Board composition needs.

As part of the its annual review of the board evaluation process, the Nominating Committee decided to add a third-party evaluator component to the process on a periodic basis. In fiscal 2017, in addition to the process described above, the Nominating Committee has engaged an independent third-party consultant to conduct individual interviews with each director and perform a comprehensive analysis of the Board's evaluation process and overall effectiveness. The Committee anticipates utilizing this approach periodically to obtain independent assessments of its performance.

CEO Evaluation Process

Our Compensation Committee conducts a robust annual CEO evaluation process, consisting of both a performance review and a compensation analysis. The performance evaluation component includes an assessment of the Company's performance in light of set objectives, personal interviews with the individual Board members and the CEO's direct reports, 360 feedback evaluations provided by over 30 individuals who interact with the CEO, and a detailed CEO self-assessment. Separately, the Company's Human Resources consultant conducts extensive market research. CEO compensation market data is collected from Fortune 100 companies, the retail industry generally, and our peer group to ensure both market competitiveness and appropriateness of our CEO's compensation relative to his peers. The Compensation Committee's independent consultant reviews the market data and provides its recommendations to the Compensation Committee. Once all of the relevant performance and compensation data has been collected, the Compensation Committee meets in executive session to discuss the CEO's performance and compensation in order to finalize its recommendation to the Board. The Board then meets privately to discuss the Compensation Committee's findings and recommendations and makes the final decision on CEO performance and compensation. Our Chairman and CEO abstains from participating in all related discussions of the Compensation Committee and Board prior to delivery of the final assessment.

Director Orientation and Continuing Education

Our Nominating Committee oversees the orientation and continuing education of our directors. Director orientation familiarizes directors with our strategic plans, significant financial, accounting and risk management issues, compliance programs, policies, principal officers, internal auditors and our independent registered public accounting firm. The orientation also addresses Board procedures, director responsibilities, our Corporate Governance Principles and our Board committee charters.

We also offer continuing education programs and provide opportunities to attend commercial director education seminars outside of the Company to assist our directors in maintaining their expertise in areas related to the work of the Board and the directors' committee assignments.

In fiscal 2016, the Board provided director orientation to Ms. McLoughlin, offered refreshment orientation to the other Board members and scheduled its annual continuing education seminar for the full Board on the topics of cybersecurity and privacy to be held in June 2016.

Anti-Hedging and Anti-Pledging Policies

Our executive officers and Board members are prohibited from pledging Company securities as collateral for a loan or from holding Company securities in a margin account. The Board recently strengthened the policy by removing the ability for the Compensation Committee to approve exceptions in advance. In addition, all employees and Board members are prohibited from hedging Company securities, including by way of forward contracts, equity swaps, collars, exchange funds or otherwise.

Director Stock Ownership

Our stock ownership guidelines require each of our non-management directors to own 10,000 shares. We expect that until each director's ownership target is met, he or she will retain: (i) 50% of the shares received upon the exercise of a stock option; and (ii) 50% of shares (net of taxes) issued in connection with the lapse of restrictions on restricted stock awards. The ownership target does not need to be met within a certain timeframe and our directors are considered in compliance with the guidelines as long as progress towards the ownership target is being made, consistent with the expectations noted above. Beginning in fiscal 2014, we required all directors to hold all shares granted to them during their Board tenure until their service on the Board ends. In fiscal 2016, all of our non-management directors were in compliance with the ownership guidelines.

Our stock ownership guidelines for executive officers are discussed in the Executive and Director Compensation —Compensation Discussion and Analysis — Executive Compensation Elements — Other Compensation section.

Shareholder Engagement

We regularly engage with our shareholders on a variety of topics throughout the year to ensure we are addressing their questions and concerns, to seek input and to provide perspective on Company policies and practices. We have taken several actions in recent years in consideration of shareholder feedback elicited during this process, including: declassification of our Board, the determination to hold the advisory vote on our executive compensation on an annual basis, adjustments to the director appointments on our Board committees, and the development of our corporate social responsibility program and reporting. We also continue to facilitate direct shareholder communication with management and members of our Board and the ability to easily access and obtain information regarding our Company on our website at www.investors.bestbuy.com. Please see Executive and Director Compensation — Introduction for more information regarding actions taken as a result of shareholder feedback received on our prior year's executive compensation decisions.

Public Policy

As a leading global retailer and corporate citizen, we believe that it is important to work with policymakers on issues impacting our customers, employees, businesses, shareholders and communities. We know that collaboration helps bring about change that better serves our communities where we live and work. Our public policy work directly aligns with our aspiration to be environmentally and socially accountable for our brands and business operations worldwide. In fiscal 2016, our public policy priorities included: marketplace fairness, privacy, connectivity, financial services, energy, environment and supply chain. More information about these priorities, as well as our annual political activity reports and related policies can be found at https://corporate.bestbuy.com under "Government Affairs."

Communications with the Board

Shareholders and interested parties who wish to contact the Board, any individual director, or the independent directors as a group, are welcome to do so in writing, addressed to such person(s) in care of:

Mr. Keith J. Nelsen
General Counsel and Secretary
Best Buy Co., Inc.
7601 Penn Avenue South
Richfield, Minnesota 55423

Mr. Nelsen will forward all written shareholder correspondence to the appropriate director(s), except for spam, junk mail, mass mailings, customer complaints or inquiries, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate material. Mr. Nelsen may, at his discretion, forward certain correspondence, such as customer-related inquiries, elsewhere within the Company for review and possible response. Comments or questions regarding our accounting, internal controls or auditing matters will be referred to the Audit Committee. Comments or questions regarding the nomination of directors and other corporate governance matters will be referred to the Nominating Committee. Comments or questions regarding executive compensation will be referred to the Compensation Committee.

Corporate Governance Website

If you would like additional information about our corporate governance practices, you may view the following documents at www.investors.bestbuy.com in the Corporate Governance section.

•	Amended and Restated Articles of Incorporation

•	Amended and Restated By-laws

•	Corporate Governance Principles

•	Audit Committee Charter

•	Compensation and Human Resources Committee Charter

•	Finance and Investment Policy Committee Charter

•	Nominating, Corporate Governance and Public Policy Committee Charter

•	Code of Business Ethics

•	Best Buy Co., Inc. 2014 Omnibus Incentive Plan

•	Policy for Shareholder Nomination of Candidates to Become Directors of the Company

•	Process for Communication with the Board

ITEM OF BUSINESS NO. 1 — ELECTION OF DIRECTORS

General Information

Our By-laws provide that our Board consist of one or more directors and that the number of directors may be increased or decreased from time to time by the affirmative vote of a majority of the directors serving at the time that the action is taken. The number of directors on our Board is reviewed and set by our Board no less often than annually. In March 2016, the Board set the number of directors at eleven, based on the number of directors currently serving. After Mr. Anderson's retirement at the Meeting, the Board intends to reduce the number of directors to ten. The Board will continue to evaluate the size of the Board and make adjustments as needed to meet the current and future needs of the Company.

Director Qualification Standards

In seeking new board members, we focus on adding new skills and experiences necessary to oversee the Company's business strategy and fulfill the Board's risk oversight obligations. Our objective is to identify and retain directors that can effectively develop the Company's strategy and oversee management's execution of that strategy. We only consider director candidates who embody the highest standards of personal and professional integrity and ethics and are committed to a culture of transparency and open communication at the Board level and throughout the Company. Successful candidates are dedicated to accountability and continuous improvement with a belief in innovation as a key business success factor. They are also actively engaged and have an innate intellectual curiosity and entrepreneurial spirit.

As part of its annual evaluation process for director nominees, the Nominating Committee considers other criteria, including the candidate's history of achievement and superior standards, ability to think strategically, willingness to share examples based upon experience, policy-making experience, and ability to articulate a point-of-view, take tough positions and constructively challenge management. Directors must also be committed to actively engaging in their Board roles, with sufficient time to carry out the duties of Board and Board committee membership. Finally, one or more of our directors must possess the education or experience required to qualify as an "audit committee financial expert" pursuant to SEC rules.

Our Corporate Governance Principles establish our policy of considering diversity in the director identification and nomination process. When considering Board candidates, the Nominating Committee seeks nominees with a broad range of experience from a variety of industries and professional disciplines, such as finance, academia, law and government, along with a diversity of gender, ethnicity, age and geographic location. The Nominating Committee does not assign specific weights to particular criteria, and no particular criterion is necessarily applied to all prospective nominees. When the Nominating Committee identifies an area of which the Board may benefit from greater representation, it may focus its candidate search on particular experience, background or diversity characteristics, including gender, ethnic and geographical attributes. The Board believes that diversity in the backgrounds and qualifications of Board members ensures the mix of experience, knowledge and abilities necessary for the Board to fulfill its responsibilities and leads to a more effective oversight and decision-making process.

The grid below summarizes the key qualifications, skills and attributes each of our directors possess that were most relevant to the decision to nominate him or her to serve on the Board. The lack of a mark does not mean the director does not possess that qualification or skill; rather a mark indicates a specific area of focus or expertise on which the Board relies most heavily. Each director’s biography describes these qualifications and relevant experience in more detail.

Caputo	Doyle	Fradin	Higgins Victor	Joly	Kenny	McLoughlin	Millner	Munce	Vittecoq
Academia / Education	✓	✓
Significant experience in roles at one or more academic institutions; helpful in bringing thought leadership to the development of our business strategy
Business Operations	✓	✓	✓	✓	✓	✓	✓
Experience in an operational role with one or more businesses; provides understanding to assess our business strategy and execution
Chief Executive Officer	✓	✓	✓	✓	✓
Past or current service as a chief executive in a for-profit company; provides an enhanced ability to support our CEO and develop our leadership team
Corporate Governance	✓	✓	✓
Experience in managing or advising on corporate governance matters for corporations; supports our objective to have corporate governance practices that reflect industry best practices
Customer Engagement / Marketing	✓	✓	✓	✓	✓
Past or current service in a senior marketing position; important in understanding and assessing the needs of our customers
Digital / E-commerce	✓	✓	✓	✓	✓	✓
Overseeing part or all of a significant E-commerce business; relevant to the development of our omni-channel strategy
Finance	✓	✓	✓	✓	✓	✓	✓
Having served as or overseen a senior financial officer; important to oversee and understand our financial statements, capital structure and internal controls
Government / Public Policy	✓
Having held one or more significant positions in local, state or federal government; valuable in assessing the impact of new regulations on our industry
Investments / Venture Capital	✓	✓
Having held a significant position with an investment or venture capital firm; relevant to evaluating our growth, innovation, and investment strategies
Professional Services	✓	✓	✓	✓
Experience in overseeing or managing a professional services business; important in understanding the needs of our services strategy
Retail / Consumer Services	✓	✓	✓	✓	✓	✓
Experience at a major retailer or consumer services-oriented business; important in understanding our industry, business needs and strategic goals
Talent Management	✓	✓
Current or past experience managing or advising human resource functions; helpful to our efforts to attract, retain, and motivate talent within the Company
Technology	✓	✓	✓	✓	✓
Having served a senior technology role or a senior role in a technology company; important as we assess our technology needs and those of our customers

Director Nomination Process

The Nominating Committee is responsible for screening and recommending to the full Board director candidates for nomination. The Nominating Committee often engages a third-party search firm to assist in identifying appropriate candidates to consider as additions to our Board. When the Board is seeking to fill an open director position, the Nominating Committee will also consider nominations received from our shareholders, provided that proposed candidates meet the requisite director qualification standards discussed within this section of our proxy statement.

When the Board elects to add a director to the Board, the Nominating Committee will announce the search and post any additional search criteria on our website at www.investors.bestbuy.com. Candidates recommended by shareholders, if qualified, will be considered in the same manner as any other candidate.

The Nominating Committee will then evaluate the resumes of any qualified candidates recommended by search firms or shareholders, as well as by members of the Board. All candidates are evaluated based on the qualification standards discussed above and the current and future needs of the Board.

Shareholder nominations must be accompanied by a candidate resume that addresses the extent to which the nominee meets the director qualification standards and any additional search criteria posted on our website. Nominations will be considered only if we are then seeking to fill an open director position. All nominations by shareholders should be submitted as follows:

Chair, Nominating, Corporate Governance and Public Policy Committee
c/o Mr. Keith J. Nelsen
General Counsel and Secretary
Best Buy Co., Inc.
7601 Penn Avenue South
Richfield, Minnesota 55423

Voting Information

You may vote for all, some or none of the nominees for election to the Board. However, you may not vote for more individuals than the number nominated. Each of the nominees has agreed to continue serving as a director if elected. However, if any nominee becomes unwilling or unable to serve and the Board elects to fill the vacancy, the Proxy Agents named in the proxy will vote for an alternative person nominated by the Board. Our Articles prohibit cumulative voting, which means you can vote only once for any nominee. The affirmative vote of a majority of the votes cast with respect to the director is required to elect a director.

PROXY CARDS THAT ARE PROPERLY EXECTUED WILL BE VOTED FOR THE ELECTION OF ALL OF THE NOMINEES UNLESS OTHERWISE SPECIFIED.

Board Voting Recommendation

The Board recommends that shareholders vote FOR the election of Lisa M. Caputo, J. Patrick Doyle, Russell P. Fradin, Kathy J. Higgins Victor, Hubert Joly, David W. Kenny, Karen A. McLoughlin, Thomas L. Millner, Claudia F. Munce and Gérard R. Vittecoq for a term of one year. All of the nominees are current members of the Board.

Director Nominees

The biographies of each of the nominees include information regarding the person's service as a director, business experience, public company director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings during the last ten years if any, and the key experiences, qualifications, attributes or skills that led the Nominating Committee and the Board to determine that the person should serve as a director.

There are no family relationships among the nominees or between any nominee and any director, executive officer or person chosen to become an executive officer. There are also no material proceedings to which any director, officer, affiliate of the Company, any 5% shareholder or any associate is a party adverse to the Company or its subsidiaries or has a material interest adverse to the Company or its subsidiaries.

Director Nominees:
(Ages and Committee roles as of May 3, 2016)

Lisa M. Caputo	Best Buy Committees:		Other For-Profit Directorships (*Public Company)
Age: 52	●	Compensation & Human Resources Committee	None
Director Since:	●	Nominating, Corporate Governance & Public Policy Committee
December 2009

Background: Executive Vice President and Chief Marketing and Communications Officer of The Travelers Companies, Inc., a property casualty insurer (2011-present); Managing Director and Senior Banker of the Public Sector Group of the Institutional Clients Group of Citigroup, Inc., a financial services company (2010-2011); Global Chief Marketing Officer and Executive Vice President of Citigroup, Inc. (2007-2010); Founder, Chairman and Chief Executive Officer of Citi’s Women & Co., a membership service that provides financial education and services for women (2000-2011).

What she brings to the Board: Ms. Caputo’s position as Executive Vice President of Marketing and Communications of The Travelers Companies makes her critical to Best Buy’s efforts to broaden its brand, rejuvenate the customer experience and transform its marketing efforts from analog and mass to digital and personal. She also spent 11 years at Citigroup, advising three chief executive officers on topics from marketing and communications to government affairs and community relations. Ms. Caputo has an exceptional track record of enhancing corporate social responsibility and employee engagement, key components of Best Buy’s Renew Blue initiative. She has also been a senior executive at the Walt Disney Company and at the CBS Corporation, and spent more than a decade in the public sector, serving as Deputy Assistant to President Bill Clinton and Press Secretary to First Lady Hillary Rodham Clinton. Ms. Caputo’s diverse public/private background lends an important voice to the Board deliberations, particularly those that involve the Company’s efforts to communicate with customers.

Education: Ms. Caputo holds degrees from Brown University and Northwestern University.

J. Patrick Doyle	Best Buy Committees:		Other For-Profit Directorships (*Public Company)
Age: 52	●	Audit Committee	●	Domino's Pizza, Inc.*
Director Since:	●	Finance and Investment Policy Committee
October 2014

Background: President and CEO of Domino’s Pizza, Inc., the second-largest pizza company in the world (2010-present); President of Domino’s Pizza (2007-present); Executive Vice President of Team U.S.A. at Domino’s Pizza (2004-2007); Executive Vice President of Domino’s Pizza International (1999-2004); Senior Vice President of Marketing for Domino’s Pizza (1997-1999).

What he brings to the Board: Having led a remarkable transformation at Domino’s Pizza, Inc., Mr. Doyle’s experience and insights are valuable to the Board of Directors and senior management as Best Buy is in the midst of a similar effort. His experience rebuilding Domino’s reputation among consumers is a great benefit to Best Buy, particularly in its Renew Blue marketing initiatives. Under Mr. Doyle, Domino’s significantly grew its digital presence, with online orders now accounting for 40 percent of U.S. sales. That expertise supports Best Buy’s continued work in meeting customers where, how and when they want to shop — in store or online — and its goal of increasing its online market share. Mr. Doyle previously served on the board of directors of G&K Services, Inc.

Education: Mr. Doyle holds degrees from The University of Chicago Booth School of Business and from the University of Michigan.

Russell P. Fradin	Best Buy Committees:		Other For-Profit Directorships (*Public Company)
Age: 60	●	Compensation & Human Resources Committee (Chair)	None
Director Since:
April 2013
Appointed Lead Independent Director in June 2015

Background: Operating Partner at Clayton, Dubilier, & Rice, a private investment firm (April 2016-present); Chief Executive Officer and President of SunGard, a leading software and technology services company now acquired by Fidelity National Information Services, Inc. (2011-2015); Chairman and Chief Executive Officer of AonHewitt, a global provider of human resources consulting and outsourcing solutions (2010-2011); Chief Executive Officer of Hewitt Associates (2006-2010); President and Chief Executive Officer of The BISYS Group, Inc., a provider of outsourcing solutions for the financial services sector (2004-2006).

What he brings to the Board: With experience as both a CEO and an executive board chair, Mr. Fradin is well suited to be Best Buy’s Lead Independent Director. He has firsthand insight into the partnership between an engaged Board and an effective, high-performing management team. In his role as a director, Mr. Fradin offers Best Buy the benefit of a 20-year career leading some of the country’s top services businesses, including more than a decade in a CEO role. This experience is of particular value given the Company’s emphasis on rejuvenating its services business as part of its Renew Blue transformation efforts. Additionally, Mr. Fradin’s previous leadership of Hewitt Associates and, ultimately, AonHewitt, allows him to offer valuable advice on issues that include streamlining operations, reducing costs, and establishing appropriate executive compensation. Earlier in his career, Mr. Fradin ran the Global Employer Services business of Automatic Data Processing, Inc., where he nearly doubled revenues, significantly improved margins and diversified that business’s operations. He also spent 18 years at McKinsey and Company, specializing in offering Fortune 500 clients advice on new product and services innovations. Mr. Fradin previously served on the boards of directors of SunGard Data Systems, Inc. and Gartner, Inc.

Education: Mr. Fradin holds degrees from the Wharton School of the University of Pennsylvania and from Harvard University.

Kathy J. Higgins Victor	Best Buy Committees:		Other For-Profit Directorships (*Public Company)
Age: 59	●	Compensation & Human Resources Committee	None

Director Since:	●	Nominating, Corporate Governance & Public Policy Committee (Chair)
November 1999

Background: President and Founder of Centera Corporation, an executive development and leadership coaching firm (1995-present); Senior Vice President, Chief Human Resources Officer at Northwest Airlines, Inc., a global commercial airline now merged with Delta Air Lines (1991-1995).

What she brings to the Board: Ms. Higgins Victor, Founder and President of Centera Corporation, an executive development and leadership coaching firm, brings highly experienced leadership support Best Buy’s goal of developing and retaining the industry’s best talent. She uses leadership development and change management strategies to help numerous domestic and international companies build sustainable competitive advantage and has extensive experience in executive development, human resources, talent management, organizational culture, and succession planning. She led the Board’s efforts to recruit the Company’s Chairman and CEO, Hubert Joly, as well as several recent directors. Ms. Higgins Victor brings a global business perspective, having held international leadership roles with Northwest Airlines, Inc. (now Delta Air Lines), where she was responsible for executive compensation, employee benefits and labor relations, as well as a people-centric point of view gleaned from human resources-related leadership roles at The Pillsbury Company and Burger King Corporation earlier in her career. Because of her combination of decades of experience advising senior Fortune 100 executives and expertise in governance, change management and human resources, Best Buy relies on Ms. Higgins Victor to offer insight regarding its Renew Blue goal of building foundational capabilities necessary to unlock future growth strategies. She also serves on the board of trustees for the University of St. Thomas, Minnesota’s largest private university.

Education: Ms. Higgins Victor holds a degree from the University of Avila.

Hubert Joly	Best Buy Committees:	Other For-Profit Directorships (*Public Company)
Age: 56	None	●	Ralph Lauren Corporation*
Director Since:
September 2012

Appointed Chairman of the Board in June 2015
Background: Chairman (2015-present) and Chief Executive Officer of Best Buy Co., Inc. (2012-present); President and Chief Executive Officer of Carlson, Inc., a worldwide hospitality and travel company (2008-2012); President and Chief Executive Officer of Carlson Wagonlit Travel, a business travel management company (2004-2008); senior executive positions with Vivendi S.A., a French multinational media and telecommunications company (1999-2004).

What he brings to the Board: Mr. Joly has a strong reputation as a turnaround and transformation expert. Since joining Best Buy in September 2012, Mr. Joly has led the Company’s Renew Blue transformation. As a result, Best Buy has delivered improved domestic comparable sales and profit; an increase in customer satisfaction and employee morale; an enhanced in-store experience with the addition of thousands of stores-within-a-store developed in partnership with many of the world’s leading technology companies; and a richer online shopping experience on bestbuy.com. Before joining Best Buy, Mr. Joly was CEO of Carlson, Inc., a global hospitality and travel company. He previously led Carlson Wagonlit Travel, Vivendi Universal Games and Electronic Data Systems’ French business. He began his career with McKinsey and Company, where he was a partner. Mr. Joly also serves on the boards of Ralph Lauren Corp., the Retail Industry Leaders Association and the Minnesota Business Partnership.

Education: Mr. Joly is a graduate of École des Hautes Études Commerciales de Paris (HEC Paris) and of the Institut d’Etudes Politiques de Paris.

David W. Kenny	Best Buy Committees:		Other For-Profit Directorships (*Public Company)
Age: 54	●	Audit Committee (Chair)	●	SessionM
Director Since:	●	Compensation & Human Resources Committee
September 2013

Background: General Manager — IBM Watson, a cognitive technology business unit of IBM, an American multinational technology and consulting corporation (January 2016-present); Chairman and Chief Executive Officer of The Weather Company, a leading provider of weather forecasts and information (2012-2015); President of Akamai, a leading cloud platform technology company (2011-2012); Managing Partner of VivaKi, a provider of integrated strategy, technology and marketing solutions for internet-based ecommerce companies (2006-2010); Founder and Chief Executive Officer of Digitas, Inc., which was later merged with VivaKi (1997-2006).

What he brings to the Board: Mr. Kenny has an impressive track record of transforming companies, a valuable asset for Best Buy’s business imperatives. He was recently appointed the General Manager of IBM Watson, tasked with overseeing the development of the company’s cognitive technology business and its related partnerships with outside software developers. As the former Chairman and Chief Executive Officer of The Weather Company (now acquired by IBM), Mr. Kenny helped turn that organization into a multi-platform media heavyweight that produced television programming, developed apps, published content and used analytics to connect businesses to consumers through weather and climate-related content. Mr. Kenny uses his consumer-centric and strategic skills to support Best Buy’s transformation efforts, including its goal of capturing online share and serving customers based on how, where, and when they want to be served. Mr. Kenny’s online leadership dates to 1997, when he founded Digitas, Inc., a provider of technology and marketing solutions for e-commerce and multi-channel companies. He previously served on the board of directors of The Weather Company, The Corporate Executive Board, Akamai Technologies and Yahoo! Inc.

Education: Mr. Kenny holds degrees from the GM Institute (now Kettering University) and Harvard University.

Karen A. McLoughlin	Best Buy Committees:		Other For-Profit Directorships (*Public Company)
Age: 51	●	Audit Committee	None
Director Since:	●	Finance & Investment Policy Committee
September 2015

Background: Chief Financial Officer of Cognizant Technology Solutions Corporation, a Fortune 500 company and leading provider of information technology, business process and consulting services (2012-present); Senior Vice President, Financial Planning & Analysis and Enterprise Transformation of Cognizant (2008-2012); Vice President, Global Financial Planning & Analysis of Cognizant (2003-2008); Vice President, Finance of Spherion Corp., now SFN Group Inc., which was acquired by Randstadt (1997-2003).

What she brings to the Board: As the Chief Financial Officer of Cognizant Technology Solutions Corp., Ms. McLoughlin brings strong financial acumen to the Best Buy Board. Having been at Cognizant since 2003, she has developed extensive knowledge of the IT services sector, which is critical to Best Buy as it considers its own internal IT processes and continues to emphasize Services as part of its Renew Blue transformation. Further, since joining Cognizant, Ms. McLoughlin has spearheaded several critical transformational initiatives that made significant contributions to the efficiency and effectiveness of the company’s operations. Through this work, she developed a deep understanding of the company’s financial and business operations perspectives, experience that will greatly benefit Best Buy as it looks to continually improve its operational structure. During Ms. McLoughlin’s time at Cognizant, the company has experienced tremendous growth, with revenue increasing from $368 million to $10.3 billion (fiscal 2014). Prior to joining Cognizant, Ms. McLoughlin built upon her strong financial background with leadership roles at Spherion Corp. and Price Waterhouse (now PricewaterhouseCoopers).

Education: Ms. McLoughlin holds degrees from Wellesley College and Columbia University.

Thomas L. "Tommy" Millner	Best Buy Committees:		Other For-Profit Directorships (*Public Company)
Age: 62	●	Audit Committee	●	Cabela's Inc.*
Director Since:	●	Nominating, Corporate Governance & Public Policy Committee	●	Total Wine & More
January 2014

Background: President and Chief Executive Officer of Cabela’s Inc., a leading omni-channel retailer of hunting, fishing and camping products (2009-present); President and Chief Executive Officer of Freedom Group, Inc. and its successor company, Remington Arms Company, Inc., a firearms and ammunition manufacturer (1999-2009).

What he brings to the Board: As the President and Chief Executive Officer of Cabela’s Inc., Mr. Millner is a prominent presence in multi-channel retail. As the Chief Executive Officer of North America’s foremost outdoors retailer, Mr. Millner brings to the Best Buy Board expertise in support of the Company’s Renew Blue strategic priorities, particularly those concerning effective merchandizing and multi-channel operations. He has experience leading a specialty retailer through a transformation. When he joined Cabela’s, the company’s market capitalization hovered near $500 million; five years later, it exceeded $5 billion. Before leading that remarkable growth, Mr. Millner was President and Chief Executive Officer of Remington Arms Company. Earlier in his career he was Chief Executive Officer and President of Pilliod Cabinet and held various leadership positions at Broyhill Furniture and Thomasville Furniture. Experience gained throughout his career complements Best Buy’s strategy for enhanced personalized consumer marketing.

Education: Mr. Millner holds a degree from Randolph Macon College.

Claudia F. Munce	Best Buy Committees:		Other For-Profit Directorships (*Public Company)
Age: 56	●	Audit Committee	●	Bank of the West
Director Since:	●	Finance & Investment Policy Committee
March 2016

Background: Venture Advisor at New Enterprise Associates (NEA), one of the world’s largest and most active venture capital firms (January 2016-present); Managing Director of IBM Venture Capital Group and Vice President of Corporate Strategy at IBM Corp. (2004-15); Director of Strategy, IBM Venture Capital Group (2000-04); Head of Technology Transfer and Licensing, IBM Research (1994-2000).

What she brings to the Board: Ms. Munce is a seasoned venture capital leader who has developed a deep knowledge of global partnerships and M&A activities. Her many years of focusing on emerging markets and disruptive technology will be valuable to Best Buy as it explores growth opportunities as part of its ongoing Renew Blue transformation. She brings the perspective of someone with a highly technical engineering background as well as business acumen and a strategic mindset. Ms. Munce serves as a board member for Bank of the West, the National Venture Capital Association and Global Corporate Venturing.

Education: Ms. Munce holds degrees from the Santa Clara University School of Engineering and the Stanford University Graduate School of Business.

Gérard R. Vittecoq	Best Buy Committees:		Other For-Profit Directorships (*Public Company)
Age: 67	●	Audit Committee	●	Ariel Compressors
Director Since:	●	Finance & Investment Policy Committee (Chair)	●	Vanguard Logistics Services
September 2008			●	Mantrac Group

Background: Group President and Executive Office Member of Caterpillar Inc., a manufacturer of construction and mining equipment (2004-2013); Vice President overseeing Europe-Africa-Middle East Product Development and Operations division of Caterpillar Inc. (2001-2004); Managing Director of Caterpillar Belgium S.A. (1997-2001).

What he brings to the Board: Mr. Vittecoq’s global perspective and international business acumen are key to the Company's work to transform its business and improve operational efficiencies. As a Group President of Caterpillar Inc., he was responsible for the development and implementation of Lean manufacturing, an effort that drove meaningful results for Caterpillar. Before he retired in 2013, Mr. Vittecoq led a strategic initiative to deliver world-class results for the company, focusing on customer expectations and driving competitive advantage, two elements crucial to Best Buy’s transformation. He is an innovator when it comes to supply chain and logistics and brings that creative, world-view thinking to Best Buy.

Education: Mr. Vittecoq holds degrees from École Supérieure de Commerce in France and Laval University in Canada.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information about the number of shares of our common stock beneficially owned on April 13, 2016 (unless otherwise indicated), by our CEO, our Chief Financial Officer ("CFO"), and our three other most highly compensated executive officers during the most recent fiscal year. The table provides similar information for each director and director nominee, all directors and executive officers as a group, and each person, or any group that we know who beneficially owns more than 5% of the outstanding shares of our common stock.

Name and Address(1)	Number of Shares Beneficially Owned		Percent of Shares Beneficially Owned
Hubert Joly, Chairman and Chief Executive Officer	1,903,088	(2)	*
Sharon L. McCollam, Chief Administrative Officer and Chief Financial Officer	441,803	(3)	*
Shari L. Ballard, President, U.S. Retail	425,730	(4)	*
R. Michael Mohan, Chief Merchandising Officer	401,101	(5)	*
Keith J. Nelsen, General Counsel & Secretary	253,471	(6)	*
Bradbury H. Anderson, Director	154,935	(7)	*
Lisa M. Caputo, Director	40,266	(8)	*
J. Patrick Doyle, Director	8,388	(9)	*
Russell P. Fradin, Director	17,766	(10)	*
Kathy J. Higgins Victor, Director	68,496	(11)	*
David W. Kenny, Director	13,743	(12)	*
Karen A. McLoughlin, Director	2,598	(13)	*
Thomas L. Millner, Director	12,230	(14)	*
Claudia F. Munce, Director	345	(15)	*
Gérard R. Vittecoq, Director	41,450	(16)	*
All current directors and executive officers, as a group (19 individuals)	3,934,777	(17)	1.21%
Richard M. Schulze, Founder and Chairman Emeritus 3033 Excelsior Blvd., Suite 525 Minneapolis, MN 55416	44,152,196	(18)	13.64%
FMR LLC ("Fidelity") 245 Summer Street Boston, MA 02210	40,526,297	(19)	11.82%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	28,532,817	(20)	8.32%
JPMorgan Chase & Co. 270 Park Avenue New York, NY 10017	28,053,911	(21)	8.10%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	17,977,273	(22)	5.20%

*	Less than 1%.

(1)	The business address for all current directors and executive officers is 7601 Penn Avenue South, Richfield, Minnesota, 55423.

(2)
The figure represents: (a) 402,563 outstanding shares owned by Mr. Joly; (b) 371,000 restricted stock units, which Mr. Joly could convert to shares within 60 days of April 13, 2016; (c) 43,554 restricted shares subject to a time-based vesting schedule, which vest within 60 days of April 13, 2016; and (d) options to purchase 714,971 shares, which Mr. Joly could exercise within 60 days of April 13, 2016.

(3)
The figure represents: (a) 267,663 outstanding shares owned by Ms. McCollam; (b) 22,400 restricted shares subject to a time-based vesting schedule, which vest within 60 days of April 13, 2016; and (c) options to purchase 151,740 shares, which Ms. McCollam could exercise within 60 days of April 13, 2016.

(4)
The figure represents: (a) 44,013 outstanding shares owned by Ms. Ballard; (b) 6,637 restricted shares subject to a time-based vesting schedule, which vest within 60 days of April 13, 2016; and (c) options to purchase 375,080 shares, which Ms. Ballard could exercise within 60 days of April 13, 2016.

(5)
The figure represents: (a) 102,104 outstanding shares owned by Mr. Mohan; (b) 5,531 restricted shares subject to a time-based vesting schedule, which vest within 60 days of April 13, 2016; (c) 2,029 outstanding shares held in the name of the Trustee in connection with the Retirement Saving Plan for the benefit of Mr. Mohan; and (d) options to purchase 291,437 shares, which Mr. Mohan could exercise within 60 days of April 13, 2016.

(6)
The figure represents: (a) 27,781 outstanding shares owned by Mr. Nelsen; (b) 7,190 restricted shares subject to a time-based vesting schedule, which vest within 60 days of April 13, 2016; (c) 869 outstanding shares held in the name of the Trustee in connection with the Retirement Saving Plan for the benefit of Mr. Nelsen; and (d) options to purchase 217,631 shares, which Mr. Nelsen could exercise within 60 days of April 13, 2016.

(7)
The figure represents: (a) 125,174 outstanding shares registered in the name of Mr. Anderson's spouse and a co-trustee, and held by them as trustees of a trust for the benefit of Mr. Anderson's spouse (Mr. Anderson has disclaimed beneficial ownership of these shares); (b) 11,995 outstanding shares owned by the Anderson Family Foundation, of which Mr. Anderson is a director; and (c) 17,766 restricted stock units, which Mr. Anderson could convert to shares within 60 days of April 13, 2016.

(8)
The figure represents: (a) 10,000 outstanding shares owned by Ms. Caputo; (b) 17,766 restricted stock units, which Ms. Caputo could convert to shares within 60 days of April 13, 2016; and (c) options to purchase 12,500 shares, which Ms. Caputo could exercise within 60 days of April 13, 2016.

(9)	The figure represents 8,388 restricted stock units, which Mr. Doyle could convert to shares within 60 days of April 13, 2016.

(10)	The figure represents 17,766 restricted stock units, which Mr. Fradin could convert to shares within 60 days of April 13, 2016.

(11)
The figure represents: (a) 10,730 outstanding shares owned by Ms. Higgins Victor; (b) 17,766 restricted stock units, which Ms. Higgins Victor could convert to shares within 60 days of April 13, 2016; and (c) options to purchase 40,000 shares, which Ms. Higgins Victor could exercise within 60 days of April 13, 2016.

(12)	The figure represents 13,743 restricted stock units, which Mr. Kenny could convert to shares within 60 days of April 13, 2016.

(13)
Ms. McLoughlin received a prorated equity grant of 3,606 restricted stock units on September 24, 2015, following her appointment to the Board. These units will vest one year from the grant date. If she were to leave the Board voluntarily within 60 days of April 13, 2016, she could convert to shares up to 2,598 units of her grant.

(14)	The figure represents 12,230 restricted stock units, which Mr. Millner could convert to shares within 60 days of April 13, 2016.

(15)
Ms. Munce received a prorated equity grant of 1,383 restricted stock units on March 14, 2016, following her appointment to the Board. These units will vest one year from the grant date. If she were to leave the Board voluntarily within 60 days of April 13, 2016, she could convert to shares up to 345 units of her grant.

(16)
The figure represents: (a) 2,434 outstanding shares owned by Mr. Vittecoq; (b) 17,766 restricted stock units, which Mr. Vittecoq could convert to shares within 60 days of April 13, 2016; and (c) options to purchase 21,250 shares, which Mr. Vittecoq could exercise within 60 days of April 13, 2016.

(17)
The figure represents: (a) the outstanding shares, restricted stock units and options described in the preceding footnotes (2) thru (16); (b) 28,712 outstanding shares owned by other executive officers; (c) 20,221 restricted shares subject to time-based vesting schedules, which are held by other executive officers and which vest within 60 days of April 13, 2016; and (d) options to purchase 100,434 shares, which the other executive officers could exercise within 60 days of April 13, 2016.

(18)
Mr. Schulze is our Founder and Chairman Emeritus, but he is no longer a member of our Board and is not considered an executive officer. He is listed here due to his status as a beneficial owner of more than 5% of our common stock. The figure represents: (a) 1,732,500 outstanding shares owned by Mr. Schulze; (b) 24,520,994 outstanding shares registered in the name of Mr. Schulze and a co-trustee, and held by them as trustees of a trust for the benefit of Mr. Schulze, of which up to $150 million in aggregate value of shares have been pledged by the trust as collateral to secure a line of credit; (c) 11,629,440 outstanding shares registered in the name of Mr. Schulze and co-trustees, and held by them as trustees of Grantor Retained Annuity Trusts for the benefit of Mr. Schulze and his family; (d) 1,143,043 outstanding shares registered in the name of Mr. Schulze and a co-trustee, and held by them as trustees of the Sandra Schulze Grantor Retained Annuity Trust; (e) 950,169 outstanding shares held by a limited partnership of which Mr. Schulze is the sole general partner (Mr. Schulze has disclaimed beneficial ownership of these shares except to the extent of his pecuniary interest therein); (f) 252,312 outstanding shares held by a limited partnership of which a limited liability company owned by Mr. Schulze is the sole general partner; (g) 31,672 outstanding shares held by a limited partnership of which a limited liability company owned by Mr. Schulze is the sole general partner; (h) 12,309 outstanding shares registered in the name of Mr. Schulze's spouse and co-trustees, and held by them as trustees of trusts for the benefit of Mr. Schulze's spouse (Mr. Schulze has disclaimed beneficial ownership of these shares); (i) 183,726 outstanding shares registered in the name of Mr. Schulze and a co-trustee, and held by them as trustees of the Sandra Schulze Revocable Trust dated June 14, 2001 (Mr. Schulze has disclaimed beneficial ownership of these shares); (j) 2,061 outstanding shares held in Mr. Schulze's individual retirement account; (k) 3,618,078 outstanding shares owned by The Richard M. Schulze Family Foundation, of which Mr. Schulze is the sole director; (l) 75,892 outstanding shares registered in the name of the Trustee in connection with the Retirement Saving Plan for the benefit of Mr. Schulze; and (m) options to purchase 7,500 shares, which he could exercise within 60 days of April 13, 2016.

(19)
As reported on the owner's most recent Schedule 13G filed with the SEC on February 12, 2016 to report ownership as of December 31, 2015. FMR LLC and certain related entities have sole voting power over 3,363,312 shares and sole dispositive power over 40,526,297 shares.

(20)
As reported on the owner's most recent Schedule 13G filed with the SEC on February 10, 2016 to report ownership as of December 31, 2015. The Vanguard Group has sole voting power over 548,647 shares, shared voting power over 31,600 shares, sole dispositive power over 27,940,460 shares and shared dispositive power over 592,357 shares.

(21)
As reported on the owner's most recent Schedule 13G filed with the SEC on January 26, 2016 to report ownership as of December 31, 2015. JPMorgan Chase & Co. has sole voting power over 25,757,775 shares, shared voting power over 39,362 shares, sole dispositive power over 27,998,484 shares and shared dispositive power over 55,367 shares.

(22)
As reported on the owner's most recent Schedule 13G filed with the SEC on January 22, 2016 to report ownership as of December 31, 2015. BlackRock, Inc. has sole voting power over 15,054,839 shares and sole dispositive power over 17,977,273 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires that our directors, executive officers and shareholders who beneficially own more than 10% of our common stock file initial reports of ownership with the SEC. They must also file reports of changes in ownership with the SEC. In addition, they are required by SEC regulations to provide us copies of all Section 16(a) reports that they file with the SEC. Based solely on a review of such Section 16(a) reports, management and the Board believe our directors, executive officers and shareholders who beneficially own more than 10% of our common stock complied with the Section 16(a) filing requirements during the fiscal year ended January 30, 2016, except that on June 10, 2015 a Form 4 filed on behalf of Bradbury H. Anderson (as later amended on a Form 4/A filed on January 28, 2016) included bona fide gifts that occurred on June 16, 2014, July 24, 2014, November 10, 2014, December 2, 2014 and December 17, 2014.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our Related Party Transactions Policy prohibits "related party transactions" unless approved by the Audit Committee and the Board. For purposes of our policy, a "related party transaction" is a transaction or series of transactions in which (a) the Company or a subsidiary is a participant, (b) the aggregate amount involved exceeds $120,000 and (c) any director, executive officer or shareholder beneficially owning more than 5% of our common stock, or any of their respective immediate family members has a direct or indirect material interest.

A related party transaction will generally not be approved unless it provides us with a demonstrable incremental benefit and the terms are competitive with those available from unaffiliated third parties. Only Board members who do not have an interest in the transaction are permitted to vote on a related party transaction. In addition, ongoing related party transactions are reviewed annually by the Audit Committee and the Board to ensure that such transactions continue to provide the necessary incremental benefit to us and have competitive terms. Each of the transactions discussed below were approved (or re-approved if ongoing) by the Audit Committee and the Board in March 2016, in accordance with our Related Party Transactions Policy.

We do not have any credit arrangements between our officers, directors, controlling persons and other insiders.

Richard M. Schulze

As of the date of this filing, Mr. Schulze owned approximately 13.6% of our common stock. On March 25, 2013, we entered into a letter agreement with Mr. Schulze pursuant to which, among other things, Mr. Schulze was given the lifetime honorary title of "Founder and Chairman Emeritus" of the Company, although he is not an executive and is no longer a member of our Board. Under this letter agreement, we agreed to compensate Mr. Schulze with an annual base salary of $150,000 through fiscal 2018 for his services as Chairman Emeritus, and to provide lifetime medical benefits for him, his spouse and his eligible dependents in accordance with our plans, practices, programs and policies in effect generally for our executives and their dependents. We also agreed to provide office space and administrative support, and to reimburse Mr. Schulze for his costs and out-of-pocket expenses incurred in the performance of his duties as Chairman Emeritus. Mr. Schulze was also entitled, during the term of the letter agreement, to nominate two directors for appointment to the Board of Directors. Messrs. Anderson and Lenzmeier were nominated and elected to the Board as part of this arrangement. The letter agreement's term expired when Mr. Schulze reached the age of 75 (which occurred in January 2016), except as specifically described above.

During fiscal 2016, we had ongoing lease obligations for one of our former U.S. Best Buy store locations leased from Mr. Schulze. We entered into the real estate lease with Mr. Schulze prior to 1990, and the Board approved the lease (with Mr. Schulze not voting). The Board relied on one or more of its members who had no financial interest in the property to review market comparisons, look into alternative rental agreements and negotiate with Mr. Schulze. At the time of entering into this lease, the Board determined that it was in our best interest and had terms that were competitive with terms available from unaffiliated third parties. We closed this store in May 2012. The store location lease included escalation clauses and, depending upon our exercise of successive renewal options, ran through 2018. We continued to pay rent for this location per the terms of the lease. During fiscal 2016, we paid aggregate rent of approximately $613,000. In April 2016, with Audit Committee and Board approval, we entered into a lease termination agreement for this location in which we agreed to pay a termination fee of approximately $300,000 in exchange for a release from our future rent and other obligations under the lease (which totaled approximately $1.2 million).

We purchase certain store fixtures from Phoenix Fixtures, Inc. ("Phoenix"), a company owned by Mr. Schulze's late brother, Robert Schulze (his death occurred in June 2015). Phoenix contracts are submitted through a competitive bidding process in which Phoenix is free to participate. Payments made to Phoenix are pursuant to contracts awarded following the competitive bidding process. In light of Mr. Schulze's relationship with Phoenix, the Board reviewed our transactions with Phoenix and determined that the transactions were on fair terms to us and that Phoenix provides advantages with respect to service and delivery as compared with its competitors. Accordingly, the Board approved the transactions and our continued business dealings with Phoenix. The total amount paid to Phoenix during fiscal 2016 was approximately $8.3 million USD and $44,000 CAD, compared to approximately $7.5 million USD and $31,000 CAD paid in fiscal 2015. All transactions with Phoenix during fiscal 2016 were subject to the competitive bidding process discussed above to ensure fair prices and terms.

Ryan Green, Mr. Schulze's step-son, is employed with us as a Senior Director in our Properties department at our corporate headquarters in Richfield, Minnesota. Mr. Green's total cash compensation for fiscal 2016 was approximately $202,000. Mr. Green also received an annual long-term incentive award of 1,400 time-based restricted shares and a mid-year long-term incentive award of 225 time-based restricted shares, which vest in one-third increments on each anniversary of the grants for three years, and which awards are consistent for other employees at his level. Mr. Green is eligible to receive employee benefits generally available to all employees. Mr. Green's employment with us began in August 2012. Mr. Schulze's family member is compensated at a level comparable to the compensation paid to non-family members in similar positions at Best Buy.

Fidelity

FMR LLC ("Fidelity") filed an amended Schedule 13G in February 2016, stating that it beneficially owns 11.8% of the Company's common stock. As a result of beneficially owning more than 5% of our common stock, Fidelity is currently considered a “related party” under our Related Party Transactions Policy. Certain affiliates of Fidelity provide services to us in connection with the record keeping and administration of our stock plans (including the Employee Stock Purchase Plan and the Long-Term Incentive Plan). We paid these entities approximately $510,000 for these services for fiscal 2016. The administrative services contracts were initially entered into prior to Fidelity's Schedule 13G filing and 5% holder status. The contracts were negotiated at arm's length, and there is no indication that the Company or Fidelity received preferential treatment as a result of the relationship.

JPMorgan Chase

JPMorgan Chase & Co. ("JPMorgan") filed a Schedule 13G in January 2016, stating that it beneficially owns 8.1% of the Company's common stock. As a result of beneficially owning more than 5% of our common stock, JPMorgan is currently considered a “related party” under our Related Party Transactions Policy. JPMorgan and its affiliates provide services to us related to our revolving credit facility, share repurchase program and depository banking needs. We paid JPMorgan and its affiliates approximately $974,000 USD and $313,000 CAD for these services for fiscal 2016. The agreements related to these services were initially entered into prior to JPMorgan's Schedule 13G filing and 5% holder status. The agreements were negotiated at arm's length, and there is no indication that the Company or JPMorgan received preferential treatment as a result of the relationship.

AUDIT COMMITTEE REPORT

The information contained in this Audit Committee Report shall not be deemed to be "soliciting material" or "filed" or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

In fiscal 2016, the Audit Committee included five members. The Audit Committee acts under a written charter adopted and approved by the Board. The Audit Committee's charter is posted on our website at www.investors.bestbuy.com. All members of the Audit Committee meet the SEC and NYSE definitions of independence and financial literacy for audit committee members. In addition, the Board has determined that all of the five members of the Audit Committee who served during fiscal 2016 are "audit committee financial experts" for purposes of SEC rules. No member of the Audit Committee serves on the audit committee of more than three public companies.

In June 2015, Mr. Kenny was appointed to serve as Chair of the Audit Committee. In November 2015, Ms. McLoughlin was appointed to the Audit Committee. Ms. Munce was appointed to the Audit Committee in March 2016, following the conclusion of fiscal 2016.

Committee Meetings

The Audit Committee met eight times, including three times via conference call, during fiscal 2016. The Audit Committee schedules its meetings to ensure it has sufficient time to devote appropriate attention to all of its tasks. The Audit Committee meetings include regular executive sessions with our independent registered public accounting firm, Deloitte & Touche LLP ("D&T"), our internal auditors and management. The Audit Committee also discusses with our internal auditors and D&T the overall scope and plans for their respective audits.

Recommendation Regarding Financial Statements

The Audit Committee, on behalf of the Board, reviewed and discussed with both management and D&T our annual audited consolidated financial statements for the fiscal year ended January 30, 2016, and our quarterly operating results for each quarter in such fiscal year, along with the related significant accounting and disclosure issues. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16 "The Auditor's Communication with Audit Committees."

The Audit Committee reviewed and discussed with D&T its independence from us and our management. As part of that review, the Audit Committee received from D&T the written disclosures and the letter required by applicable rules of the Public Company Accounting Oversight Board (U.S.) regarding the independent accountant's communications with audit committees concerning independence. In addition, the Audit Committee reviewed all services provided by and the amount of fees paid to D&T in fiscal 2016. In reliance on the reviews and discussions with management and D&T, the Audit Committee believes that the services provided by D&T were compatible with, and did not impair, its independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, that our annual audited consolidated financial statements be included in our Annual Report on Form 10-K for the period ended January 30, 2016, as filed with the SEC.

AUDIT COMMITTEE

David W. Kenny (Chair)
J. Patrick Doyle
Karen A. McLoughlin
Thomas L. Millner
Gérard R. Vittecoq

ITEM OF BUSINESS NO. 2 — RATIFICATION OF APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

THIS SECTION SHOULD BE READ IN CONJUNCTION WITH THE "AUDIT COMMITTEE REPORT"

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements. As part of this oversight, the Audit Committee considers the firm’s independence, qualifications, performance, and whether the independent registered public accounting firm should be rotated, as well as the impact of such a rotation. D&T has been retained as our independent registered public accounting firm since fiscal 2006. The Audit Committee appointed Deloitte & Touche LLP ("D&T") as our independent registered public accounting firm for the fiscal year ending January 30, 2016. We will ask shareholders to ratify the appointment of D&T as our independent registered public accounting firm at the Meeting. Representatives of D&T are expected to be present at the Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Principal Accountant Services and Fees

The Audit Committee is responsible for the audit fee negotiations associated with the retention of our independent registered public accounting firm. For the fiscal years ended January 30, 2016, and January 31, 2015, D&T served as our independent registered public accounting firm. The following table presents the aggregate fees incurred for services rendered by D&T during fiscal 2016 and fiscal 2015, respectively. The fees listed below were pre-approved by our Audit Committee pursuant to the Audit Committee's pre-approval policy as described below:

Service Type	Fiscal 2016	Fiscal 2015
Audit Fees(1)	$2,740,000	$3,072,000
Audit-Related Fees(2)	400,000	1,133,000
Tax Fees(3)	50,000	45,000
Total Fees	$3,190,000	$4,250,000

(1)
Consists of fees for professional services rendered in connection with the audits of our consolidated financial statements and the effectiveness of our internal control over financial reporting for the fiscal years ended January 30, 2016, and January 31, 2015; the reviews of the consolidated financial statements included in each of our Quarterly Reports on Form 10-Q during those fiscal years; and consultations on accounting matters.

(2)	Consists primarily of fees for statutory audit filings, as well as the audits of our retirement savings plans and foundations.

(3)	Consists primarily of tax compliance services based on time and materials.

It is our policy that our independent registered public accounting firm be engaged to provide primarily audit and audit-related services. However, pursuant to the policy, in certain circumstances and using stringent standards in its evaluation, the Audit Committee may authorize our independent registered public accounting firm to provide tax services when it determines that D&T is the most efficient and effective tax service provider.

Pre-Approval Policy

Consistent with SEC rules regarding auditor independence, the Audit Committee is responsible for appointing, setting fees for and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility and in accordance with the Securities Exchange Act of 1934, as amended, it is the policy of the Audit Committee to pre-approve all permissible services provided by our independent registered public accounting firm, except for minor audit-related engagements which in the aggregate do not exceed 5% of the fees we pay to our independent registered public accounting firm during a fiscal year.

Each year, prior to engaging our independent registered public accounting firm, management submits to the Audit Committee for approval a list of services expected to be provided during that fiscal year within each of the three categories of services described below, as well as related estimated fees, which are generally based on time and materials.

Audit services include audit work performed on the financial statements, as well as work that generally only the independent registered public accounting firm can reasonably be expected to provide, including comfort letters and discussions surrounding the proper application of financial accounting and/or reporting standards.

Audit-related services include assurance and related services that are traditionally performed by the independent registered public accounting firm, including due diligence related to mergers and acquisitions, statutory audits, employee benefit plan audits and special procedures required to meet certain regulatory requirements.

Tax services include compliance and other non-advisory services performed by the independent registered public accounting firm when it is most efficient and effective to use such firm as the tax service provider.

As appropriate, the Audit Committee then pre-approves the services and the related estimated fees. The Audit Committee requires our independent registered public accounting firm and management to report actual fees versus the estimate periodically throughout the year by category of service. During the year, circumstances may arise when it becomes necessary to engage our independent registered public accounting firm for additional services not contemplated in the initial annual proposal. In those instances, the Audit Committee pre-approves the additional services and related fees before engaging our independent registered public accounting firm to provide the additional services.

Board Voting Recommendation

The members of the Audit Committee and the Board believe that the continued retention of D&T to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and our shareholders. The Board recommends that shareholders vote FOR the proposal to ratify the appointment of D&T as our independent registered public accounting firm for the fiscal year ending January 28, 2017.

The affirmative vote of a majority of the voting power of the shares present and entitled to vote at the Meeting is required to ratify D&T as our independent registered accounting firm.

Although ratification is not required pursuant to our By-laws or otherwise, the Board is submitting the selection of D&T to our shareholders for ratification because we value our shareholders' views on the Company's independent registered public accounting firm. If the appointment of D&T were not to be ratified by the shareholders, the Audit Committee would not be required to appoint another independent registered public accounting firm, but would give consideration to an unfavorable vote. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

EXECUTIVE AND DIRECTOR COMPENSATION

Introduction

The Compensation Discussion and Analysis describes how the Compensation Committee of the Board decided to compensate our fiscal 2016 NEOs:

●	Hubert Joly, Chairman and Chief Executive Officer;
●	Sharon L. McCollam, Chief Administrative Officer and Chief Financial Officer;
●	Shari L. Ballard, President, U.S. Retail and Chief Human Resources Officer;(1)
●	R. Michael Mohan, Chief Merchandising Officer; and
●	Keith J. Nelsen, General Counsel and Secretary.
(1) Effective March 1, 2016, Ms. Ballard took on a new role. While remaining President of U.S. Retail, she will also focus on accelerating our efforts around waste and efficiency. A new Chief Human Resources Officer, Paula Baker, was promoted internally effective March 1, 2016.

Consideration of Prior “Say on Pay” Votes

At our 2015 Meeting, 98% of our shareholders voted in support of our “Say on Pay” proposal, which was on par with our results in 2014, and an increase from the level of support we received in 2013.

We believe the level of support we received from shareholders for the last three years was driven in part by our improved performance and continued commitment to align pay and performance, which we communicated to investors through shareholder outreach prior to each annual meeting. During fiscal 2016, we reached out to all of our top twenty shareholders, representing approximately 70% of our outstanding shares, as well as several of our top fifty shareholders offering to discuss any concerns regarding executive compensation practices and other governance issues. As a result of these outreach efforts, we had in-person meetings and engaged in direct conversations with several shareholders to answer their questions, provide commentary on the compensation decisions made during the year and receive feedback to be considered when making future decisions. Further, as discussed in the Corporate Governance at Best Buy — Shareholder Engagement section, we regularly engage with our shareholders throughout the year regarding their various priorities, and we welcome their feedback on our practices and policies.

Summary of Executive Compensation Practices

Pay for Performance

✓
We tie pay to performance by setting clear financial goals and delivering the majority of compensation opportunity through variable incentives in which payout is based on performance against predetermined goals or absolute and relative changes in our stock price over time.

✓	We use multiple performance metrics that differ for long-term and short-term plans.

✓	Our short term incentive plan includes a minimum performance threshold that requires a minimal level of operating income be achieved before any aspect of the bonus plan may be earned.

✓ A large portion of our long-term incentive program (50% for the CEO and one-third for the other NEOs) is performance based, and long-term and short-term incentives comprise a large portion of our total compensation opportunity (90% for the CEO and 80%, on average, for the other NEOs).

Risk Mitigators

✓	We review peer group market data when making executive compensation decisions.

✓	We have share ownership and trading guidelines for executive officers and Board members.

✓	We have anti-hedging and anti-pledging policies and clawback provisions.

✓	We have robust processes to identify and mitigate compensation risk.

✓	Our Compensation Committee uses an outside independent compensation consulting firm that performs no other services for the Company.

Shareholder Engagement

✓	We have a shareholder engagement program that covers, among other things, executive compensation issues.

✓	We provide shareholder feedback to the Compensation Committee, which considers the feedback when reviewing executive compensation programs and policies.

Key Fiscal 2016 Compensation Decisions

In fiscal 2015, two years after launching Renew Blue, we had made significant progress in addressing our two biggest challenges (declining comparable sales and declining margins):

•	Our Domestic comparable sales increased, and

•	Our Domestic non-GAAP operating income rate improved 100 basis points to 4.1%.

Accordingly, in fiscal 2016, the Compensation Committee made market-based adjustments to acknowledge and retain the critical leaders that are driving Best Buy’s transformation. These changes include base salary, short-term incentive and/or long-term incentive adjustments, depending on each position, the incumbent and market trends. A summary of these changes is included below and explained in further detail within our Compensation Discussion and Analysis:

•
Base Salaries: We made base salary changes for Ms. Ballard and Messrs. Mohan and Nelsen due to market comparisons and in recognition of each of their increased or continued growth in their respective roles.

•
Short-Term Incentives: We increased Ms. Ballard’s short-term incentive target payout percentage from 125 to 150% in recognition of her expanded role, and Mr. Mohan’s target payout percentage from 125 to 150% in acknowledgment of his continued progress in his role and to match the market.

•
Long-Term Incentives: Our long-term incentive program changes included increased targets for the NEOs to reflect market practice and promote retention of key leadership during this critical period of transformation, as well as a one-time award for Ms. Ballard to acknowledge comparable rates for the increased scope of her responsibilities and impact of her contributions to our Company performance. In addition, we increased the stock ownership target for our CEO from 140,000 shares to 200,000 shares to further promote alignment of officer and shareholder interests.

•
Other Compensation: The NEOs continue to receive the same employee benefits, perquisites and other rewards generally offered to our U.S.-based officers. We do not provide special pension benefits or other non-performance-based entitlements to the NEOs that are inconsistent with our compensation philosophy.

Preview of Key Fiscal 2017 Compensation Decisions

In fiscal 2016, we continued to make progress in our transformation journey. It marked the second year in a row that we increased our domestic revenue and expanded our operating margins. We saw a continued improvement in customer satisfaction as our Net Promoter Score (including both purchasers and non-purchasers) improved by more than 300 basis points and we grew online revenue 13% to more than $4 billion, or 11% of total domestic revenue. We also delivered $150 million against our $400 million cost reduction and gross profit optimization efforts, which was in addition to the $1 billion in costs we already removed from our business since fiscal 2013.

Our fiscal 2016 performance resulted in modest compensation changes, a summary of which is included below:

•	Base Salaries: We made slight increases to the base salary rates for two of the NEOs in light of the scope of their roles and responsibilities.

•	Short-Term Incentives: We made no changes to the short-term incentive plan target payout percentages for the NEOs.

•
Long-Term Incentives: Our long-term incentive program changes focused on changing the “mix” of vehicles for the NEOs, other than the CEO, to reflect the stage of growth Best Buy is in currently and to promote performance and retention of key leadership. For fiscal 2017, the mix will be 50% time-based restricted shares and 50% performance share awards. We also added a performance requirement to the time-based restricted shares granted to our top executives to further align their interests with the shareholders’ interests.

•	Other Compensation: No material changes were made to the employee benefits, perquisites or other rewards offered to our NEOs.

Compensation Discussion and Analysis

Compensation Philosophy, Objectives and Policies

The Company’s compensation philosophy is to align executive compensation with shareholders’ interests. To that end, the Compensation Committee works to ensure that base salaries are market competitive, and short- and long-term incentives are heavily weighted toward Company performance and are within the range of market practice.
We achieve these objectives by using programs that are designed to align employee interests with Company goals and create a common vision of success without undue risk.

We utilized the following executive compensation policies and practices during fiscal 2016:

•
Pay-for-performance. We tie pay to performance. The majority of executive pay is not guaranteed but instead is tied to performance metrics designed to drive shareholder value. If performance goals are not attained, no incentive compensation is paid.

•
Mitigate undue risk. We mitigate undue risk by, among other things, utilizing caps on incentive award payments and vesting periods on potential equity payments, clawback provisions, restrictive covenants and multiple performance metrics. The Compensation Committee annually reviews our compensation risk profile to ensure that our compensation-related risks are not reasonably likely to have a material adverse effect on the Company.

•
Independent Compensation Committee and Committee Consultant. The Compensation Committee is comprised solely of independent directors. The Compensation Committee's independent compensation consultant is retained directly by the Compensation Committee and performs no other consulting or other services for the Company.

•	Shareholder engagement. We routinely engage with shareholders regarding executive compensation and related issues.

•
Re-pricing of stock options. Stock options may not, without the approval of our shareholders, be (i) amended to reduce their initial exercise price (except for adjustments in the case of a stock split or similar event); (ii) canceled and replaced by stock options having a lower exercise price; or (iii) canceled and replaced with cash or other securities.

•
Stock ownership and trading policies. We have stock ownership guidelines for all of our executive officers. As of the end of fiscal 2016, each NEO was in compliance with the guidelines. We prohibit all employees, including the NEOs and members of the Board, from hedging Company securities. Executive officers and Board members are also prohibited from pledging Company securities as collateral for a loan or from holding Company securities in a margin account.

•
NEOs' benefits. Our executive officers, including the NEOs, generally receive the same employee benefits as other officers. We do not have an executive retirement plan that provides extra benefits to the NEOs.

Governance

The following table summarizes the roles of each of the key participants in the executive compensation decision-making process for our NEOs.

Key Participant
Compensation Committee
Role in Decision-Making Process
Establishes our compensation objectives.

Determines, approves and oversees executive compensation, including the design, competitiveness and effectiveness of our compensation programs. Also oversees the development, evaluation and approval of incentive compensation, equity-based pay and other material employee benefit plans for all employees. The Compensation Committee may delegate its responsibility to oversee compensation employees other than for the NEOs or other Section 16 officers.

The Compensation Committee's charter is available on our website at www.investors.bestbuy.com.

Compensation Committee's Independent Compensation Consultant
Role in Decision-Making Process
Reviews the recommendations of management with the Compensation Committee to ensure that the recommendations are aligned with our objectives and are reasonable when compared to our market for executive and director talent.

Assists the Compensation Committee in the design of the variable incentive plans, the determination of the overall compensation mix, the selection of performance metrics and the setting of the performance goals and ranges.

Provides analysis and crafts recommendations for the Compensation Committee in the setting of CEO compensation opportunity.

Reviews the results of the compensation risk assessment with the Compensation Committee and identifies key takeaways.

Provides perspective on market practice and information about emerging trends.

The Compensation Committee has sole discretion and adequate funding to engage consultants in connection with compensation-related matters. Frederic W. Cook & Co., Inc. has served as the Compensation Committee's independent compensation consultant since the fall of 2012.

CEO
Role in Decision-Making Process
Creates and presents recommendations to the Compensation Committee for our other executive officers and provides his perspective. Does not participate in or otherwise influence recommendations regarding his own compensation.

Human Resources ("HR")
Role in Decision-Making Process
Provides the Compensation Committee with market analytics in support of the CEO's recommendations for our executive officers, other than the CEO. Management does not make recommendations on CEO compensation. As necessary, HR engages outside consultants, including Willis Towers Watson & Co. for fiscal 2016, to assist with its analytics and recommendations.

Finance
Role in Decision-Making Process
Provides the Compensation Committee with financial analytics in support of the short- and long-term program design and target setting.

Compensation Consultant Independence

The Compensation Committee reviewed the independence of Frederic W. Cook & Co., Inc. under NYSE and SEC listing standards. Based on its review and information provided by Frederic W. Cook & Co., Inc. regarding the provision of its services, fees, policies and procedures, presence (if any) of any conflicts of interest, ownership of Best Buy stock, and other relevant factors, the Compensation Committee concluded that the work of Frederic W. Cook & Co., Inc. has not raised any conflicts of interest and it is deemed to be an independent advisor to the Compensation Committee.

Factors in Decision-Making

Market Competitive Data. For fiscal 2016, each element of compensation and the level of total direct compensation for our NEOs was considered against market benchmarks and views of individual performance. Our Compensation Committee reviewed publicly available compensation data for our peer group of companies, Fortune 100 companies and general industry survey data. We used available information and monitored actions taken by our peer group to evaluate market trends and to assess the long-term incentive and overall competitiveness of our executive compensation levels. We did not, however, seek to establish any specific element of compensation or total direct compensation that falls within a prescribed range relative to our peer group of companies or the Fortune 100 companies.

Change in Peer Group for Fiscal 2016. We review our peer group annually. The Compensation Committee strives to ensure that our peer group is an accurate reflection of our business model, represents the labor market for executive talent and includes external perspectives. For 2016, the peer group was approved after consideration of the following criteria:

•	Business model: combination of physical retailers, e-commerce retailers, digital companies, global companies and iconic brands;

•	Size: revenue similar to ours;

•	Current peers: preference, but not obligation, toward consistency in an effort to maintain reliability from year to year in the results of our compensation analysis; and

•	Labor market consideration: companies that listed us as a peer.

There were no changes to our peer group for fiscal 2016 from fiscal 2015. For fiscal 2016, our peer group consisted of the following companies:

Amazon.com, Inc.	The Home Depot, Inc.	Nordstrom, Inc.
Apple Inc.	Kohl's Corporation	Office Depot, Inc.
Costco Wholesale Corporation	Lowe's Companies Inc.	Staples, Inc.
eBay Inc.	Macy’s, Inc.	Target Corporation
Alphabet Inc.	Microsoft Corporation	Wal-Mart Stores, Inc.
(formerly known as Google Inc.)	Nike, Inc.	Walgreen Co.

At the time of the analysis, relative to the 17 companies, the Company was competitive on revenue and earnings measures.

Executive Compensation Elements

Overview. Our NEOs' compensation in fiscal 2016 included the following elements (for additional details on specific awards, see the discussion below and the Compensation of Executive Officers — Summary Compensation Table section):

Compensation Component	Key Characteristics	Purpose	Principal Fiscal 2016 Actions
Base Salary	Cash; reviewed annually and adjusted if appropriate.	Provide competitive, fixed compensation to attract and retain executive talent.	Base compensation increases for Messrs. Mohan and Nelsen and Ms. Ballard due to market factors.
Short-Term Incentive ("STI")	Cash. Variable compensation component. Performance-based award opportunity. Payable based on financial metrics.	Create a strong financial incentive for achieving or exceeding Company goals.
STI target percentage payout increases for Ms. Ballard and Mr. Mohan from 125 to 150%. Financial metrics for fiscal 2016 were enterprise comparable sales, enterprise operating income, North America “waste and efficiency,” U.S. online revenue growth and U.S. net promoter score. The NEOs received payouts equal to 162% of target.

Long-Term Incentive ("LTI")	Performance share awards, stock options and time-based restricted shares.	Create a strong financial incentive for increasing shareholder value, encourage ownership stake, and promote retention.
LTI changes included increased targets for the NEOs to reflect market practice and promote retention of key leadership, and a one-time award for Ms. Ballard to align with market rates, the increased scope of her responsibilities and impact of her contributions over the past several years.

Health, Retirement and Other Benefits	Eligibility to participate in benefit plans generally available to our employees, including health, retirement, stock purchase, severance, paid time off, life insurance and disability plans.	Plans are part of our broad-based employee benefits program.	No material changes were made to the NEOs' health, retirement and other benefits in fiscal 2016.
Executive Benefits	Annual executive physical exam, supplemental long-term disability insurance, and tax planning/preparation services.	Provide competitive benefits to promote the health, well-being and financial security of our executive officers.	No material changes were made to the NEOs' benefits in fiscal 2016.

Fiscal 2016 Pay Mix. The Compensation Committee emphasizes variable performance-based pay when setting the target pay mix for our executive officers, but does not establish a set pay mix for them. The target pay mix for fiscal 2016 for our CEO and other NEOs, on average, is shown below. Actual salary levels, STI awards (discussed in further detail in the Short-Term Incentive section) and LTI awards (discussed in further detail in the Long-Term Incentive section) vary based on the market analysis described above. Approximately 90% of the CEO’s target pay and, on average, 80% of the other NEOs’ target pay is variable based on operating performance, changes in our stock price and/or total shareholder return relative to the S&P 500 companies.

Each element in the pay mix is discussed below and shown in the Summary Compensation Table as found in the Compensation of Executive Officers section of this proxy statement.

Base Salary

In March 2015, the Compensation Committee reviewed the total compensation for each NEO, including their base salaries. Based on the stage of the Company's transformation and its assessment of each officer relative to market data, the Compensation Committee approved base salary increases for Ms. Ballard and Messrs. Mohan and Nelsen due to market factors and in recognition of each of their changing positions or continued growth in their respective roles.

Name	Fiscal 2016 Annual Base Salary	Fiscal 2015 Annual Base Salary	Percent Change
Mr. Joly	$1,175,000	$1,175,000	0%
Ms. McCollam	$925,000	$925,000	0%
Ms. Ballard	$800,000	$700,000	14%
Mr. Mohan	$800,000	$700,000	14%
Mr. Nelsen	$650,000	$550,000	18%

Short-Term Incentive

Our executive compensation programs are designed to ensure that a significant percentage of total compensation is linked to Company performance. For fiscal 2016, the NEOs were eligible for performance-based, short-term incentive cash awards pursuant to our fiscal 2016 STI.

The fiscal 2016 STI is structured as a “plan within a plan,” pursuant to the 2011 shareholder approved Executive Short-Term Incentive Plan (“Executive STI Plan”). The Executive STI Plan sets the maximum award pool for the CEO and three other NEOs (excluding the CFO) at 5% of adjusted net earnings to align compensation with shareholder interests. Individual allocations of that pool are set annually. Specific performance goals are established such that the maximum payout potential does not exceed the maximum award pool or the individual allocations.
Fiscal 2016 STI Performance Criteria. In January 2015, the Compensation Committee approved the performance criteria for the fiscal 2016 STI. For fiscal 2016, the Compensation Committee approved generally the same performance metrics as in fiscal 2015, with some refinement of the Renew Blue Priorities, as those metrics continued to support our fiscal 2016 Renew Blue priorities, specifically operating income, stabilizing comparable sales, US online revenue growth, and customer experience. The weighting of the priorities, which is also consistent with fiscal 2015, placed the greatest emphasis on profit and revenue growth while also giving significant weight to our fiscal 2016 Renew Blue strategic priorities.

The metrics and their respective weights were:

STI Metric	Metric Weighting	Definition
Compensable Enterprise Operating Income	50%. Served as the minimum threshold for STI awards to be paid	Enterprise revenue less Enterprise cost of goods sold less Enterprise SG&A expenses.
Enterprise Comparable Sales	20%	Domestic revenue at websites, stores, and call centers operating for at least 14 full months, compared to revenue from similar channels open at least 14 full months in the prior fiscal year.
Renew Blue Priorities:
Waste and Efficiency(1)	10%	Annualized net year-over-year cost savings (gross savings less reinvestment, compared to fiscal 2015 expense) of cost reduction actions put into effect in fiscal 2016.
U.S. Online Revenue Growth	10%	Total fiscal 2016 online revenue less total fiscal 2015 online revenue divided by total fiscal 2015 online revenue.
U.S. Net Promoter Score	10%
Customer experience metric in which customers (both purchasers and non-purchasers) are asked how likely they are to recommend Best Buy to a friend, colleague or family member; the percent of those likely to recommend less the percent of those unlikely to recommend is Net Promoter Score.

(1) The Waste and Efficiency metric replaced North America Cost Take Out, which was a Renew Blue Priority and STI metric in fiscal 2015.

In March 2015, the Compensation Committee approved the performance goals for each metric. The minimum, target and maximum goals for each metric were evaluated in order to ensure they would incent the desired level of performance for each priority. For some metrics, this evaluation resulted in changes to the minimum, target, and max goals in light of anticipated year-over-year industry trends, product cycles, and other market factors. In September 2015, the Compensation Committee approved an adjustment to the Enterprise Comparable Sales metric to remove consideration of our International business to be consistent with our external reporting metrics, which were changed primarily because of the current ongoing transformation in Canada. As such, the Enterprise Comparable Sales metric includes revenue at websites, stores and call centers in the U.S. only. This adjustment led to an increase in the target level for Enterprise Comparable Sales.

The following chart shows actual fiscal 2016 performance compared to the minimum, target and maximum goals for each metric. The chart also includes the same information from fiscal 2015 (as presented in last year’s proxy statement) in order to illustrate how the goals changed and how our actual performance compared to last year.

Metric ($ in millions)	Minimum	Target	Max	Actual Result	Metric Score
Compensable Enterprise Operating Income (50%)(1)(2)	$1,408	$1,498	$1,678	$1,610	1.62
Fiscal 2015 Compensable Enterprise Operating Income (50%)(1)(3)	$1,163	$1,353	$1,533	$1,523	1.94
Enterprise Comparable Sales (20%)(4)	(0.06)%	0.4%	1.32%	0.9%	1.54
Fiscal 2015 Enterprise Comparable Sales (20%)	(1.0)%	0.52%	1.44%	.44%	0.91
Renew Blue Priorities:
Waste and Efficiency (10%)	$100	$120	$160	$154	1.83
Fiscal 2015 North America Cost Take Out (10%)(5)	$360	$410	$460	$438	1.56
U.S. Digital Revenue Growth (10%)	5.95%	10.95%	20.95%	13.24%	1.22
Fiscal 2015 U.S. Digital Revenue Growth (10%)	20%	30%	40%	16.5%	—
U.S. Net Promoter Score(6) (10%) (for purchasers and non-purchasers)	35.4	35.7	36.4	38.5	2.00
Fiscal 2015 U.S. Net Promoter Score (10%) (for purchasers and non-purchasers)	35.5	36.5	38.5	34.8	—
		Fiscal 2016 Blended Score:			1.62
		Fiscal 2015 Blended Score:			1.31

(1)
Actual performance for this metric had to be above the minimum threshold in order for STI payments to be made. A result lower than the minimum threshold would have resulted in an overall blended score of zero, and no STI payments.

(2)
Compensable Enterprise Operating Income was determined based on the non-GAAP operating income from continuing operations of $1,566 million in our fiscal 2016 Annual Report on Form 10-K, adjusted for differences from budgeted foreign exchange rates and adjusted for the impact of the Canadian brand consolidation.

(3)
Compensable Enterprise Operating Income was determined based on the non-GAAP operating income from continuing operations of $1,497 million in our fiscal 2015 Annual Report on Form 10-K, adjusted for differences from budgeted foreign exchange rates and adjusted to include the impact of Five Star (a former Chinese subsidiary) prior to December 3, 2014 (the date the Company entered into a definitive agreement to sell Five Star to a third party).

(4)	The goal of keeping the target for this metric near 0.0% was to halt the historical consumer electronics industry decline over the last several years.

(5)
North America Cost Takeout was a fiscal 2015 Renew Blue Priority and was defined as total cost of goods sold and selling, general and administrative expense reduction initiatives approved and executed during the year, measured as an annualized value. In fiscal 2016, the goal was replaced by Waste and Efficiency, as defined above.

(6) U.S. Net Promoter score is a customer experience metric that measures a customer’s likelihood to recommend Best Buy and is one of many standard industry metrics for measuring customer satisfaction.  Methods of measuring U.S. Net Promoter Score can differ widely among different retailers, with many retailers measuring only purchaser satisfaction; however, we measure both purchasing and non-purchasing customers across our sales channels and therefore our total score may be lower than other companies as non-purchaser results are materially lower than those of purchasers.

Determination of Fiscal 2016 STI Target Payout. The Compensation Committee reviewed the target payout percentages for our NEOs under the fiscal 2016 STI plan as part of their review of the NEOs’ total fiscal 2016 target compensation. The Compensation Committee generally applies a tiered approach in determining the potential target payout ranging from 100% to 200% of eligible base salary based on each NEO's eligible earnings as of the 15th day of each fiscal month. The specific target payout percentage for each NEO is determined based on external market data (including survey and proxy data from the Fortune 100 and our peer group) for equivalent roles, with emphasis placed on job value and internal pay equity among the NEOs.

For fiscal 2016, the tiered target opportunities were 100% to 200% of salary. The target payout percentages for each NEO remained the same as in fiscal 2015 except for Mr. Mohan, who received an increase target payout percentage from 125% in fiscal 2015 to 150% in fiscal 2016 in recognition of his continued progress in his role, and Ms. Ballard, who received an increase in target payout percentage from 125% in fiscal 2015 to 150% in fiscal 2016, in conjunction with her expanded role and increased responsibilities (for which she did not previously receive increased compensation). For each of the metrics, the NEOs could earn zero to two times their weighted target payout percentage for that metric, making the maximum fiscal 2016 STI payout equal to two times their target payout percentage.

The following chart shows fiscal 2016 STI opportunities and payments as a dollar value and percent of annual earnings (based on their salary rate):

Name	Fiscal 2016 Annual Earnings(1)	Target Payout Percentage	Annual Target Payout Value, based on Annual Earnings	Fiscal 2016 Blended STI Score	Fiscal 2016 STI Payment	Fiscal 2016 STI Payment, as a Percentage of Annual Earnings
Mr. Joly	$1,175,000	200%	$2,350,000	1.623	$3,814,050	325%
Ms. McCollam	$925,000	150%	$1,387,500	1.623	$2,251,913	244%
Ms. Ballard	$791,667	150%	$1,187,500	1.623	$1,927,311	244%
Mr. Mohan	$791,667	150%	$1,187,500	1.623	$1,927,311	244%
Mr. Nelsen	$633,333	100%	$633,333	1.623	$1,027,899	162%
(1) Annual Earnings are based on the average of each NEO's annual base salary rate on the fifteenth fiscal day of each month for twelve months of the fiscal year. This number may differ slightly from Actual Earnings listed in the Summary Compensation Table.

Fiscal 2017 STI Performance Criteria. In January 2016, the Compensation Committee approved the performance criteria in the form of metrics for the fiscal 2017 STI, and in March 2016, the Compensation Committee approved the target performance levels for each metric. Similar metrics and slightly modified weightings as used in fiscal 2016 will be used in fiscal 2017, as listed below:

•	Enterprise Operating Income - 40%

•	Enterprise Comparable Sales - 30%

•	Renew Blue Priorities (maintaining the three fiscal 2016 priorities and adding a fourth metric based on Services revenue) - 30%

The Compensation Committee approved a shift in the weighting by 10% from Domestic Enterprise Operating Income (weighted at 50% in fiscal 2016) to Enterprise Comparable Sales (weighted at 20% in fiscal 2016) in order to place even greater emphasis on Company growth, consistent with our future priorities as discussed in greater detail within the Proxy Summary of this proxy statement.

Long-Term Incentive

Awards of equity-based LTI compensation to our executive officers encourage a strong ownership stake in the Company and enhances the alignment of interests of our NEOs and shareholders. All LTI awards for our NEOs and directors must be approved by the Compensation Committee. During fiscal 2016, we made long-term incentive awards to our NEOs pursuant to our LTI program, which was approved by the Compensation Committee in March 2015 under our 2014 Omnibus Incentive Plan.
The fiscal 2016 LTI program featured a mix of performance share awards, stock options and time-based restricted shares. This results in a balanced portfolio of compensation rewards consisting of, for the CEO, 50% performance share awards (to reward relative performance), 20% stock options (to reward absolute share price appreciation) and 30% time-based restricted shares (to promote retention), as shown below. The mix for the other NEOs was one-third performance share awards, one-third stock options, and one-third time-based restricted shares, also as shown below.

Form of Fiscal 2016 LTI Award. The performance share awards are earned based on our Total Shareholder Return ("TSR") relative to the S&P 500 Index over a three-year period. TSR was selected as the metric based on its direct link to shareholder value creation. The S&P 500 was used as a proxy for overall market performance. The relative TSR performance goals were as follows:

	Relative TSR Percentile Ranking	No. of Shares Earned (as % of Target)
Less than Threshold	Less than 30th Percentile	—%
Threshold	30th Percentile	50%
Target	50th Percentile	100%
Maximum	70th Percentile	150%
The number of performance shares earned are interpolated on a linear basis for performance between Threshold and Target and between Target and Maximum.

The NEOs receive an LTI grant once per year at a regularly scheduled Compensation Committee meeting that typically occurs in the first quarter of our fiscal year. In fiscal 2016, the closing price of our common stock on the grant date was used to convert the award dollar value to a number of units. The nonqualified stock options have a term of ten years and become exercisable over a three-year period at the rate of one-third per year, beginning one year from the date of grant, subject to being employed on the vesting date. The exercise price for such options is equal to the closing price of our common stock on the grant date, as quoted on the NYSE. The time-based restricted shares also vest in equal installments of one-third on the three successive anniversaries of the grant date. The final number of shares issued under performance share awards will not be known until performance has been measured following the performance period (which goes from March 1, 2015 through February 28, 2018).

Under the terms of the 2014 Omnibus Plan, we may not grant stock options at a discount to fair market value. Unless otherwise determined by the Compensation Committee, "fair market value" as of a given date is the closing price of our common stock as quoted on the NYSE on such date or, if the shares were not traded on that date, the most recent preceding date when the shares were traded.

Determination of Fiscal 2016 LTI Target Award Values. The Compensation Committee approved the executive leadership’s fiscal 2016 compensation, which included increased target award values for the NEOs to reflect market practice and promote retention of key leadership during this critical period of transformation, and a one-time award for Ms. Ballard to acknowledge market rates for the increased scope of her responsibilities and impact of her contributions to our Company performance.

LTI award amounts are determined based upon analysis of external market data, with overall compensation mix and external market data for equivalent roles being key factors in the determination of the award made to each NEO. The fiscal 2016 LTI awards for each NEO are set forth below:

Annual Fiscal 2016 Award Details
Name	No. of Stock Options	No. of Restricted Shares	Target No. of Shares under Performance Share Award	Target Grant Date Value
Mr. Joly	158,445	77,142	118,374	$10,000,000
Ms. McCollam	120,154	39,000	35,907	$4,550,000
Ms. Ballard	52,815	17,143	15,783	$2,000,000
Mr. Mohan	52,815	17,143	15,783	$2,000,000
Mr. Nelsen	43,572	14,143	13,021	$1,650,000

In addition, in recognition for her expanded role and responsibilities, Ms. Ballard received a one-time long-term incentive equity award in March 2015 consisting of the following:

One-Time Award Details
Name	No. of Stock Options	No. of Restricted Shares	Target No. of Shares under Performance Share Award	Target Grant Date Value
Ms. Ballard	52,815	17,143	15,783	$2,000,000

Performance Share Payout.  In September 2012, the Committee adopted a new performance share unit plan design, based on relative TSR versus the S&P 500 Index over the 36-month period from October 1, 2012 to September 30, 2015.  The shares would vest (0 to 150%) after the three-year period if the performance criteria was met.

Because the Company’s TSR during the performance period exceeded the 70th percentile of all companies in the S&P 500, these shares paid out at the maximum of 150% in fiscal 2016 and are reflected on the Option Exercises and Stock Vested table.

Fiscal 2017 LTI Program Design. For fiscal 2017, the mix of equity vehicles in the LTI program will consist of the following:

•	For the CEO, 50% performance share awards (using TSR as the performance metric), 20% stock options and 30% time-based restricted shares. This mix is consistent with the fiscal 2016 design.

•
For the other NEOs: 50% performance share awards (using TSR as the performance metric) and 50% time-based restricted shares. The Compensation Committee made changes to remove stock options from the mix of equity vehicles for the other NEOs in order to more closely align the performance share percentage amounts of the CEO and the other NEOs. The Compensation Committee also added a performance requirement to the time-based restricted shares granted to our top executives to better align their interests with the shareholders’ interests. The performance requirement is based on achievement of positive adjusted net earnings and acts as a minimum threshold in order for the restricted shares to vest over time.

Other Compensation

Benefits. Our executive officers, including our NEOs, are generally offered the same employee benefits offered to all U.S.-based officers, as summarized in the following table:

Benefit	All Full-Time U.S.-Based Employees	Executive Officers
Accidental Death & Dismemberment	●	●
Deferred Compensation Plan(1)		●
Employee Discount	●	●
Employee Stock Purchase Plan	●	●
Health Insurance	●	●
— Executive Physical Exam		●
Life Insurance	●	●
Long-Term Disability	●	●
— Executive Long-Term Disability		●
Retirement Savings Plan	●	●
Severance Plan	●	●
Short-Term Disability	●	●
Tax Planning and Preparation		●

(1)
Only officers and directors are eligible to participate in the Deferred Compensation Plan, as described in the Compensation of Executive Officers – Nonqualified Deferred Compensation – Deferred Compensation Plan section.

We provide the executive benefits noted above to compete for executive talent and to promote the health, well-being and financial security of our NEOs. A description of executive benefits, and the costs associated with providing them for the NEOs, are reflected in the "All Other Compensation" column of the Summary Compensation Table as found in the Compensation of Executive Officers section of this proxy statement.

Severance Plan. We have a severance plan that complies with the applicable provisions of the Employee Retirement Income Security Act ("ERISA"). The purpose of the severance plan is to provide financial assistance to employees while they seek other employment, in exchange for a release of any claims. Although there are differences in benefits depending on the employee's job level, the basic elements of the plan are comparable for all eligible employees. The plan generally covers all full-time and part-time U.S. employees of Best Buy Co., Inc. and Best Buy Stores, L.P. and their respective direct and indirect U.S.-domiciled subsidiaries, including the NEOs, except for those subject to a separate severance agreement or specifically excluded.

The plan covers involuntary terminations due to job elimination and discontinuation, office closing, reduction in force, business restructuring and other circumstances as we determine. Eligible terminated employees receive a severance payment based on their role and time with the company, with basic employee benefits such as medical, dental and life insurance continued for an equivalent period. Except as modified or replaced by individual employment agreements, the NEOs (other than Mr. Joly and Ms. McCollam who have employment agreements) are eligible for the following severance benefits:

•
Ms. Ballard and Messrs. Mohan and Nelsen, at an enterprise executive vice president level, are eligible for two years of salary, a payment of $25,000 in lieu of outplacement and other tax and financial planning assistance, and a payment of 150% of the cost of 24 months of basic employee benefits such as medical, dental and life insurance.

See Compensation of Executive Officers — Potential Payments Upon Termination or Change-of-Control for more information regarding potential payments following an involuntary termination and for the severance provisions of Mr. Joly's and Ms. McCollam's employment agreements.

Stock Ownership, Tax and Other Policies

Executive Stock Ownership Guidelines. The Compensation Committee has established stock ownership guidelines to promote the alignment of officer and shareholder interests and to encourage behaviors that have a positive influence on stock price appreciation and total shareholder return. During its annual review in September 2015, the Compensation Committee approved changes to the guidelines to align them with market practice. Specifically, we increased the CEO’s ownership target from 140,000 shares to 200,000 shares; and we changed what shares count towards compliance. Under the guidelines, we expect our NEOs to acquire ownership of a fixed number of shares, based on their positions. The stock ownership expectation generally remains effective for as long as the officer holds the position.

In addition to shares personally owned by each officer, the following forms of stock ownership count toward the ownership target:

•	Equivalent shares owned in the Best Buy Stock Fund within our Retirement Savings Plan;

•	100% of non-vested shares subject to time-based conditions granted under our LTI program; and

•	50% of the intrinsic value of vested stock options (denominated as a number of shares) granted under our LTI program.

We require that until the ownership target is met, NEOs will retain: (i) 50% of the net proceeds received from the exercise of a stock option in the form of Best Buy common stock; (ii) 50% of vested time-based restricted shares (net of taxes); and (iii) 50% of all performance share awards (net of taxes) issued. The ownership target does not need to be met within a certain time frame, and our NEOs are considered in compliance with the guidelines as long as progress towards the ownership target is being made consistent with the expectations noted above.

In fiscal 2016, all NEOs were in compliance with the ownership guidelines. The ownership targets and ownership levels as of the end of fiscal 2016 for our NEOs are shown below.

Name	Ownership Target (in shares)	Ownership as of Fiscal 2016 Year-End Using Guidelines (in shares)
Mr. Joly	200,000	792,194
Ms. McCollam	55,000	387,814
Ms. Ballard	55,000	76,353
Mr. Mohan	55,000	120,982
Mr. Nelsen	35,000	35,528

Tax Deductibility of Compensation. Section 162(m) of the Internal Revenue Code ("Section 162(m)") limits the deductibility of compensation in excess of $1 million paid to the chief executive officer and each of our three most highly compensated executive officers (other than the chief financial officer), unless the compensation qualifies as "performance-based compensation." Among other things, in order to be deemed performance-based compensation, the compensation must be based on the achievement of pre-established, objective performance criteria and must be pursuant to a plan that has been approved by our shareholders. We believe that it is important to continue to be able to take available Company tax deductions with respect to the compensation paid to our NEOs. We do not, however, make compensation decisions based solely on the availability of a deduction under Section 162(m).

Clawback and Restrictive Covenant Provisions. Our senior management performance awards have typically included clawback provisions, particularly where it has been difficult to match the period of an employee's influence on business results. We may exercise our rights under such provisions if other strategies to mitigate unjust rewards are difficult to achieve. Such circumstances include, but are not limited to, breach of our restrictive covenants, material violations of Company policy, intentional misconduct resulting in restatements of financial statements of the Company, violations of an agreement between the individual and the Company, criminal acts, fraud and violations of securities laws. In September 2010, we adopted new guidelines with respect to clawback provisions to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act, with final clawback language to be determined after the SEC adopts related rules. The new guidelines also expanded our prior approach to cover all executive officer incentive award agreements. In addition to the clawback provisions, we include confidentiality, non-compete, non-solicitation and, in select situations, non-disparagement provisions. In March 2016, in the wake of the proposed rules on clawbacks the SEC proposed in July 2015, we approved adding a provision to our STI materials stating that any award granted is subject to any clawback policy the Company may subsequently adopt.

Prohibition on Hedging and Pledging Company Securities. We prohibit all employees, including NEOs, and members of the Board from hedging Company securities, including by way of forward contracts, equity swaps, collars, exchange funds or otherwise. In addition, our executive officers and Board members are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan.

Compensation and Human Resources Committee Report on Executive Compensation

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis, above, with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended January 30, 2016, and in this proxy statement.

COMPENSATION AND HUMAN RESOURCES COMMITTEE

Russell P. Fradin (Chair)
Lisa M. Caputo
Kathy J. Higgins Victor
David W. Kenny

Compensation and Human Resources Committee Interlocks and Insider Participation

The Compensation Committee is comprised entirely of independent directors. At no time during fiscal 2016 was any member of the Compensation Committee a current or former officer or employee of the Company or any of its subsidiaries. During fiscal 2016, no member of the Compensation Committee had a relationship that must be described pursuant to SEC disclosure rules on related party transactions. In fiscal 2016, none of our executive officers served on the board of directors or compensation committee of another company that had one or more executive officers serving on our Board or Compensation Committee.

Compensation of Executive Officers

Summary Compensation Table

The table below summarizes the total compensation earned by each of our NEOs during fiscal 2016 and the two preceding fiscal years.

Name and Principal Position	Year	Salary(1)	Bonus	Stock Awards(2)(3)	Option Awards(2)	Non-Equity Incentive Plan Compensation(4)	All Other Compensation(5)	Total
Hubert Joly Chairman and Chief Executive Officer	2016	$1,175,000	$—	$8,011,688	$1,842,715	$3,814,050	$29,028	$14,872,481
	2015	1,175,000	—	6,986,928	1,654,070	3,078,500	42,796	12,937,294
	2014	1,175,000	—	8,167,213	2,000,360	2,514,500	24,146	13,881,219
Sharon L. McCollam Chief Administrative Officer and Chief Financial Officer	2016	$925,000	$—	$3,039,724	$1,397,391	$2,251,913	$9,669	$7,623,697
	2015	925,000	—	2,696,985	1,275,987	1,817,625	269,558	6,985,155
	2014	925,000	—	3,131,454	1,543,133	1,484,625	215,221	7,299,433
Shari L. Ballard(6) President, U.S. Retail and Chief Human Resources Officer	2016	$790,385	$—	$2,672,270	$1,228,476	$1,927,311	$24,641	$6,643,083
	2015	700,000	—	799,099	378,065	1,146,250	30,494	3,053,908
	2014	700,000	—	927,819	457,228	936,250	17,131	3,038,428
R. Michael Mohan Chief Merchandising Officer	2016	$790,385	$—	$1,336,135	$614,238	$1,927,311	$10,323	$4,678,392
	2015	650,000	—	1,556,015	972,974	1,004,333	12,477	4,195,799
	2014	498,462	—	2,106,552	1,047,696	401,250	14,581	4,068,541
Keith J. Nelsen General Counsel and Secretary	2016	$640,385	$—	$1,102,314	$506,742	$1,027,899	$10,482	$3,287,822
	2015	550,000	—	865,684	409,575	720,500	12,081	2,557,840
	2014	543,750	—	1,005,159	495,324	582,704	41,323	2,668,260

(1)
These amounts reflect actual earnings based on a blend of prior annual base salary rates and the go-forward base salary rates approved by the Compensation Committee during its annual review in March of each year, as well as any off-cycle increases approved by the Compensation Committee during the year. Further, these amounts are before any deferrals under the Deferred Compensation Plan. We do not provide guaranteed, above-market or preferential earnings on compensation deferred under the Deferred Compensation Plan. The investment options available for notional investment of deferred compensation are similar to those available under the Retirement Savings Plan and can be found, along with additional information about deferred amounts, in the Nonqualified Deferred Compensation section.

(2)
These amounts reflect the aggregate grant date fair value for stock-based awards granted to our NEOs for all fiscal years reflected, however fiscal 2016 amounts are explained in greater detail under the heading Grants of Plan-Based Awards. The grant date fair value reflected for any performance share award is the value at the grant date of the probable outcome of the award. The grant date fair value of an award is measured in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation - Stock Compensation ("ASC Topic 718"). The amounts reported have not been adjusted to eliminate service-based forfeiture assumptions. The other assumptions used in calculating these amounts are set forth in Note 7, Shareholders' Equity, to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 30, 2016.

(3)
The fiscal 2016 amounts reflected in this column include the grant date fair value of: (a) one or more time-based restricted share award (described in greater detail in the Grants of Plan-Based Awards section) and (b) one or more performance share award (valued at the probable outcome of the award as of the grant date) that will be earned depending on the performance of our stock's total shareholder return, relative to a peer group comprised of the S&P 500 Index, over a three-year period (also described in greater detail in the Grants of Plan-Based Awards section). The maximum value of the performance share awards as of the grant date, assuming the highest level of performance conditions, is noted in the following table:

Name	Probable Grant Date Fair Value of Performance Share Awards (reflected in Stock Awards Column)	Target Performance Grant in Shares	Maximum Performance Grant in Shares	Maximum Grant Date Fair Value of Performance Share Awards	Grant Date Fair Value of Time-Based Awards (reflected in Stock Awards Column)	Stock Awards Column Total
Mr. Joly	$4,997,750	118,374	177,561	$7,496,625	$3,013,938	$8,011,688
Ms. McCollam	1,515,994	35,907	53,861	2,273,990	1,523,730	3,039,724
Ms. Ballard*	1,332,716	31,566	47,350	1,999,076	1,339,554	2,672,270
Mr. Mohan	666,358	15,783	23,675	999,538	669,777	1,336,135
Mr. Nelsen	549,747	13,021	19,532	824,620	552,567	1,102,314
*Ms. Ballard had two time-based awards and two performance share awards during fiscal 2016, which have been aggregated here. For additional detail, see the Grants of Plan-Based Awards section.

(4)
These amounts reflect STI payments made for all fiscal years shown. The fiscal 2016 STI plan is described in the section Compensation Discussion and Analysis – Executive Compensation Elements – Short-Term Incentive.

(5)	The fiscal 2016 amounts reflected in this column include All Other Compensation as described in the following table:

Name	Retirement Plan Contribution(a)	Life Insurance Premiums(b)	Other		Total
Mr. Joly	$11,404	$492	$17,132	(c)	$29,028
Ms. McCollam	9,177	492	—	(d)	9,669
Ms. Ballard	9,990	492	14,159	(c)	24,641
Mr. Mohan	9,831	492	—	(d)	10,323
Mr. Nelsen	9,990	492	—	(d)	10,482

(a)
These amounts reflect our matching contributions to the NEOs' Retirement Savings Plan accounts and include true-up contributions made during fiscal 2016 to NEOs who had not previously received the prior year's maximum matching contribution.

(b)	These amounts reflect the portions of premiums paid by us for group term life insurance coverage.

(c)	These amounts reflect portions of premiums paid by us for supplemental executive long-term disability insurance.

(d)
In accordance with the SEC’s disclosure rules, perquisites and other personal benefits provided to the named executive officers are not included for fiscal 2016 for Ms. McCollam and Messrs. Mohan and Nelsen because the aggregate incremental value of perquisites was less than $10,000 for each of these named executive officers.

(6)
Effective March 1, 2016, Ms. Ballard took on a new role. While remaining President of U.S. Retail, she will also focus on accelerating our efforts around waste and efficiency. A new Chief Human Resources Officer, Paula Baker, was promoted internally effective March 1, 2016.

Grants of Plan-Based Awards

The table below summarizes the grants made to each of our NEOs during fiscal 2016 under the 2014 Omnibus Stock and Incentive Plan and Short-Term Incentive Plan:

									All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ / Sh)
												Grant Date Fair Value of Stock and Option Awards ($)(2)

			Estimated Future Payouts Under			Estimated Future Payouts Under
			Non-Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Joly	—		$587,500	$2,350,000	$4,700,000	—	—	—	—	—	$—	$—
	3/12/2015	(3)	—	—	—	—	—	—	—	158,445	40.85	1,842,715
	3/12/2015	(4)	—	—	—	—	—	—	77,142	—	—	3,013,938
	3/12/2015	(5)	—	—	—	59,187	118,374	177,561	—	—	—	4,997,750
Ms. McCollam			346,875	1,387,500	2,775,000	—	—	—	—	—	—	—
	3/12/2015	(3)	—	—	—	—	—	—	—	120,154	40.85	1,397,391
	3/12/2015	(4)	—	—	—	—	—	—	39,000	—	—	1,523,730
	3/12/2015	(5)	—	—	—	17,954	35,907	53,861	—	—	—	1,515,994
Ms. Ballard	—		296,875	1,187,499	2,374,998	—	—	—	—	—	—	—
	3/12/2015	(3)	—	—	—	—	—	—	—	52,815	40.85	614,238
	3/12/2015	(4)	—	—	—	—	—	—	17,143	—	—	669,777
	3/12/2015	(5)	—	—	—	7,892	15,783	23,675	—	—	—	666,358
	3/12/2015	(3)(6)	—	—	—	—	—	—	—	52,815	40.85	614,238
	3/12/2015	(4)(6)	—	—	—	—	—	—	17,143	—	—	669,777
	3/12/2015	(5)(6)	—	—	—	7,892	15,783	23,675	—	—	—	666,358
Mr. Mohan	—		296,875	1,187,499	2,374,998	—	—	—	—	—	—	—
	3/12/2015	(3)	—	—	—	—	—	—	—	52,815	40.85	614,238
	3/12/2015	(4)	—	—	—	—	—	—	17,143	—	—	669,777
	3/12/2015	(5)	—	—	—	7,892	15,783	23,675	—	—	—	666,358
Mr. Nelsen	—		158,333	633,333	1,266,666	—	—	—	—	—	—	—
	3/12/2015	(3)	—	—	—	—	—	—	—	43,572	40.85	506,742
	3/12/2015	(4)	—	—	—	—	—	—	14,143	—	—	552,567
	3/12/2015	(5)	—	—	—	6,511	13,021	19,532	—	—	—	549,747

(1)
These amounts reflect the potential threshold, target and maximum payout for each NEO under our fiscal 2016 STI, which is described in greater detail under the heading Compensation Discussion and Analysis – Executive Compensation Elements – Short-Term Incentive. The actual payout to each NEO for fiscal 2016 is provided in the following sections: Compensation Discussion and Analysis – Executive Compensation Elements – Short-Term Incentive and the Summary Compensation Table.

(2)
These amounts reflect the aggregate grant date fair value, measured in accordance with ASC Topic 718. The amounts reported have not been adjusted to eliminate service-based forfeiture assumptions. The other assumptions used in calculating these amounts are set forth in Note 7, Shareholders' Equity, to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 30, 2016. The value reflected for any performance share award is the value at the grant date of the probable outcome of the award – see footnote (3) to the Summary Compensation Table.

(3)
The amounts reflect nonqualified stock options, as discussed under the heading Compensation Discussion and Analysis – Executive Compensation Elements – Long-Term Incentive, that have a term of ten years and become exercisable in three equal installments of one-third on each of the first three anniversaries of the grant date provided the NEO has been continually employed with us through those dates. The option exercise price is equal to the closing price of our common stock on the grant date, as quoted on the NYSE.

(4)
The amounts reflect time-based restricted shares, as discussed under the heading Compensation Discussion and Analysis – Executive Compensation Elements – Long-Term Incentive, which will vest in three equal installments of one-third on each of the first three anniversaries of the grant date, provided the NEO has been continually employed with us through those dates.

(5)
The amounts reflect performance share awards, as discussed under the heading Compensation Discussion and Analysis – Executive Compensation Elements – Long-Term Incentive, that, if earned, will vest at or between the threshold (50% of target) and maximum (150% of target) levels depending on the performance of our stock's total shareholder return, relative to a peer group comprised of the S&P 500 Index, over the 36-month period commencing on March 1, 2015 and ending on February 28, 2018.

(6)
As discussed under the heading Compensation Discussion and Analysis – Executive Compensation Elements – Long-Term Incentive, in addition to her fiscal 2016 LTI award, Ms. Ballard received a one-time long-term incentive equity award having the same terms as the fiscal 2016 LTI award.

Outstanding Equity Awards at Fiscal Year-End

The following table provides a summary of the NEOs' equity-based awards outstanding as of the end of fiscal 2016:

		Option Awards				Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Mr. Joly	3/12/2015		158,445(3)	$40.85	3/11/2025	77,142(4)	$2,154,576	59,187(5)	$1,653,093
	8/18/2014	61,330(3)	122,660(3)	29.91	8/17/2024	61,588(4)	1,720,153	149,257(6)	4,168,748
	4/16/2013	166,905(3)	83,453(3)	23.66	4/15/2023	43,554(4)	1,216,463	290,376(7)	8,110,202
	9/4/2012	350,468(8)		18.02	9/3/2022
Ms. McCollam	3/12/2015		120,154(3)	40.85	3/11/2025	39,000(4)	1,089,270	17,954(5)	501,455
	8/18/2014	47,311(3)	94,623(3)	29.91	8/17/2024	31,674(4)	884,655	46,056(6)	1,286,344
	4/16/2013	128,755(3)	64,378(3)	23.66	4/15/2023	22,400(4)	625,632	89,603(7)	2,502,612
	12/10/2012	383,142(3)		12.39	12/9/2022
Ms. Ballard	3/12/2015	105,630(3)		40.85	3/11/2025	34,286(4)	957,608	15,783(5)	440,819
	8/18/2014	28,036(3)	14,018(3)	29.91	8/17/2024	9,385(4)	262,123	13,646(6)	381,133
	4/16/2013	38,150(3)	19,075(3)	23.66	4/15/2023	6,637(4)	185,372	26,549(7)	741,514
	1/16/2013	11,084(3)		14.67	1/15/2023
	9/19/2012	11,084(3)		17.94	9/18/2022
	6/20/2012	11,084(3)		20.31	6/19/2022
	4/18/2012	8,334(3)		22.06	4/17/2022
	2/1/2012	11,250(9)	3,750(9)	24.18	1/31/2022	417(10)	11,647
	9/21/2011	15,000(9)		24.12	9/20/2021
	6/20/2011	15,000(9)		31.54	6/19/2021
	4/6/2011	20,000(9)		29.75	4/5/2021
	1/12/2011	20,000(9)		35.67	1/11/2021
	9/20/2010	20,000(9)		38.32	9/19/2020
	6/23/2010	16,563(9)		36.63	6/22/2020
	4/7/2010	16,563(9)		44.20	4/6/2020
	1/13/2010	16,563(9)		39.73	1/12/2020
	9/17/2009	16,563(9)		37.59	9/16/2019
	6/23/2009	33,125(9)		32.98	6/22/2019
	10/31/2008	66,250(9)		26.88	10/30/2018
	10/18/2007	66,200(9)		47.84	10/17/2017
	10/23/2006	66,200(9)		55.46	10/22/2016
Mr. Mohan	3/12/2015		52,815(3)	40.85	3/11/2025	15,783(4)	440,819	7,892(5)	220,424
	8/18/2014	20,443(3)	40,886(3)	29.91	8/17/2024	13,686(4)	382,250	19,901(6)	555,835
	3/12/2014	15,128(3)	30,257(3)	25.74	3/11/2024	10,527(4)	294,019
	4/16/2013	31,791(3)	15,896(3)	23.66	4/15/2023	5,531(4)	154,481	22,124(7)	617,923
	3/11/2013	19,970(3)	35,330(3)	20.08	3/10/2023	11,514(4)	321,586
	1/16/2013	1,330(3)		14.67	1/15/2023
	9/19/2012	1,330(3)		17.94	9/18/2022
	4/18/2012	3,000(3)		22.06	4/17/2022
	2/1/2012	3,750(9)	1,250(9)	24.18	1/31/2022
	9/21/2011	5,000(9)		24.12	9/20/2021
	6/20/2011	5,000(9)		31.54	6/19/2021
	4/6/2011	5,000(9)		29.75	4/5/2021
	1/12/2011	5,000(9)		35.67	1/11/2021
	9/20/2010	5,000(9)		38.32	9/19/2020
	6/23/2010	5,000(9)		36.63	6/22/2020
	4/7/2010	6,250(9)		44.20	4/6/2020
	1/13/2010	6,250(9)		39.73	1/12/2020
	9/17/2009	6,250(9)		37.59	9/16/2019
	6/23/2009	12,500(9)		32.98	6/22/2019
	10/31/2008	18,333(9)		26.88	10/30/2018
	8/5/2008	20,000(9)		41.19	8/4/2018
	10/18/2007	4,878(9)		47.84	10/17/2017
	10/23/2006	5,025(9)		55.46	10/22/2016

		Option Awards				Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Mr. Nelsen	3/12/2015		43,572(3)	40.85	3/11/2025	14,143(4)	$395,014	6,511(5)	$181,852
	8/18/2014	15,186(3)	30,373(3)	29.91	8/17/2024	10,167(4)	283,964	14,783(6)	412,889
	4/16/2013	41,328(3)	20,665(3)	23.66	4/15/2023	7,190(4)	200,817	28,761(7)	803,295
	1/16/2013	3,325(3)		14.67	1/15/2023
	9/19/2012	3,325(3)		17.94	9/18/2022
	2/1/2012	7,031(9)	2,344(9)	24.18	1/31/2022	261(10)	7,290
	9/21/2011	6,875(9)		24.12	9/20/2021
	6/20/2011	9,375(9)		31.54	6/19/2021
	4/6/2011	5,000(9)		29.75	4/5/2021
	1/12/2011	5,000(9)		35.67	1/11/2021
	9/20/2010	5,000(9)		38.32	9/19/2020
	6/23/2010	5,000(9)		36.63	6/22/2020
	4/7/2010	5,250(9)		44.20	4/6/2020
	1/13/2010	5,250(9)		39.73	1/12/2020
	9/17/2009	5,250(9)		37.59	9/16/2019
	6/23/2009	10,500(9)		32.98	6/22/2019
	10/31/2008	10,000(9)		26.88	10/30/2018
	8/5/2008	20,000(9)		41.19	8/4/2018
	10/18/2007	4,403(9)		47.84	10/17/2017
	2/21/2007	13,000(9)		50.39	2/20/2017

(1)	For a better understanding of the equity-based awards included in this table, we have provided the grant date of each award.

(2)	These amounts were determined based on the closing price of Best Buy common stock on January 29, 2016, the last trading day in fiscal 2016. The closing price quoted on the NYSE was $27.93.

(3)
The amount reflects nonqualified stock options that become exercisable over a three-year period at the rate of one-third per year, beginning one year from the grant date, provided the NEO has been continually employed with us through those dates.

(4)
The amount reflects time-based restricted shares that vest over a three-year period at the rate of one-third per year, beginning one year from the grant date, provided the NEO has been continually employed with us through those dates.

(5)
The amount reflects an outstanding performance share award assuming a payout at threshold (50% of the target grant). The number of shares ultimately earned will be based on the performance of our stock's total shareholder return, relative to a peer group comprised of the S&P 500 Index, over the 36-month period commencing on March 1, 2015 and ending on February 28, 2018. As of the end of fiscal 2016, performance was beneath the threshold payout level for these shares.

(6)
The amount reflects an outstanding performance share award assuming payout at target. The number of shares ultimately earned will be based on the performance of our stock's total shareholder return, relative to a peer group comprised of the S&P 500 Index, over the 36-month period commencing on August 1, 2014 and ending on July 31, 2017. As of the end of fiscal 2016, performance was between the threshold and target payout level for these shares.

(7)
The amount reflects an outstanding performance share award assuming a maximum payout (150% of the target grant). The number of shares ultimately earned will be based on the performance of our stock's total shareholder return, relative to a peer group comprised of the S&P 500 Index, over the 36-month period commencing on April 1, 2013 and ending on March 31, 2016. As of the end of fiscal 2016, performance was between the target and maximum payout level for these shares.

(8)
The amount reflects nonqualified stock options that became exercisable in four equal installments of 25% each, with the first installment vesting on the grant date and the remaining three installments vesting on each of the next three anniversaries of the grant date.

(9)
The amount reflects nonqualified stock options that become exercisable over a four-year period at the rate of 25% per year, beginning one year from the grant date, provided the NEO has been continually employed with us through those dates.

(10)
The amount reflects time-based restricted shares which will vest in equal installments over a four-year period at the rate of 25% per year, beginning one year from the grant date, provided the NEO has been continually employed with us through those dates.

Option Exercises and Stock Vested

The table below provides a summary of the value realized in connection with stock option awards exercised and stock awards vested for our NEOs during fiscal 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Mr. Joly	—	$—	499,688(3)	$18,238,473
Ms. McCollam	—	—	317,756(4)	11,460,330
Ms. Ballard	—	—	60,203(5)	2,143,230
Mr. Mohan	30,000(6)	557,658	92,857(7)	3,455,950
Mr. Nelsen	14,975(8)	277,491	52,066(9)	1,244,973

(1)	Value based on market value of Best Buy common stock at the time of exercise, minus the exercise cost.

(2)	Value based on the closing market price of Best Buy common stock on the vesting date.

(3)	The amount represents:

(a)	the partial vesting of the time-based restricted shares granted under our fiscal 2015 LTI program: one-third (30,794 shares) of the August 18, 2014 grant, which vested on August 18, 2015;

(b)	the partial vesting of the time-based restricted shares granted under our fiscal 2014 LTI program: one-third (43,554 shares) of the April 16, 2013 grant, which vested on April 16, 2014;

(c)
the final vesting for Mr. Joly's September 4, 2012 time-based restricted stock unit award: (i) 73,992 restricted stock units, which vested in 8 equal installments of 9,249 restricted stock units on the fourth day of each month in fiscal 2016 through September 4, 2015 and (ii) 19,739 restricted stock units earned as dividend equivalents, which also vested during fiscal 2016. The vested units are payable to Mr. Joly in the form of shares of our common stock (one share per unit); however, issuance of the shares to Mr. Joly is deferred until after his separation from the Company per the terms of the award agreement; and

(d)
the shares (299,859) and dividend equivalents (31,750) acquired upon the vesting and settlement of a performance share award which was granted on September 4, 2012 and was based on the performance of our stock's total shareholder return, relative to a peer group comprised of the S&P 500 Index, over a 36-month period which ended on September 30, 2015.

(4)	The amount represents:

(a)	the partial vesting of the time-based restricted shares granted under our fiscal 2015 LTI program: one-third (15,836) of the August 18, 2014 grant, which vested on August 18, 2015;

(b)	the partial vesting of the time-based restricted shares granted under our fiscal 2014 LTI program: one-third (22,399 shares) of the April 16, 2013 grant, which vested on April 16, 2015;

(c)	the final vesting for Ms. McCollam's December 10, 2012 time-based restricted share award (35,872 shares and 4,061 shares earned as dividend equivalents), which occurred on December 10, 2015; and

(d)
the shares (218,819) and dividend equivalents (20,769) acquired upon the vesting and settlement of a performance share award which was granted on December 10, 2012 and was based on the performance of our stock's total shareholder return, relative to a peer group comprised of the S&P 500 Index, over a 36-month period which ended on September 30, 2015.

(5)	The amount represents:

(a)	the partial vesting of the time-based restricted shares granted under our fiscal 2015 LTI program: one-third (4,692) of the August 18, 2014 grant, which vested on August 18, 2015;

(b)	the partial vesting of the time-based restricted shares granted under our fiscal 2014 LTI program: one-third (6,637 shares) of the April 16, 2013 grant, which vested on April 16, 2015;

(c)
the partial vesting of four time-based restricted share awards granted under our fiscal 2013 LTI program: (i) one-third (926 shares) of the April 18, 2012 grant, which vested on April 20, 2015, (ii) one-third (926 shares) of the June 20, 2012 grant, which vested on June 22, 2015, (iii) one-third (926 shares) of the September 19, 2012 grant, which vested on September 21, 2015 and (iv) one-third (926 shares) of the January 16, 2013 grant, which vested on January 19, 2016;

(d)	the final vesting (25,668 shares) of Ms. Ballard's June 21, 2012 time-based restricted share award, which occurred on June 22, 2015;

(e)
the partial vesting of three time-based restricted share awards granted under our fiscal 2012 LTI program: (i) 25% (417 shares) of the February 2, 2011 grant, which vested on February 2, 2015, (ii) 25% (417 shares) of the June 20, 2011 grant, which vested on June 22, 2015, and (iii) 25% (417 shares) of the September 21, 2011 grant, which vested on September 21, 2015; and

(f)
the shares (16,668) and dividend equivalents (1,583) acquired upon the vesting and settlement of a performance share award which was granted on September 19, 2012 and was based on the performance of our stock's total shareholder return, relative to a peer group comprised of the S&P 500 Index, over a 36-month period which ended on September 30, 2015.

(6)
On September 16, 2015, Mr. Mohan exercised options to purchase 27,340 shares at an exercise price of $20.08, 1,330 shares at an exercise price of $20.31, and 1,330 shares at an exercise price of $14.67. These options were exercised when the market prices of a share of Best Buy common stock were $38.43 (27,340 shares) and $38.50 (2,660 shares).

(7)	The amount represents:

(a)	the partial vesting of the time-based restricted shares granted under our fiscal 2015 LTI program: one-third (6,843) of the August 18, 2014 grant, which vested on August 18, 2015;

(b)	the partial vesting (5,263 shares) of Mr. Mohan's March 12, 2014 time-based restricted share award, which occurred on March 12, 2015;

(c)	the partial vesting of the time-based restricted shares granted under our fiscal 2014 LTI program: one-third (5,531 shares) of the April 16, 2013 grant, which vested on April 16, 2015;

(d)	the partial vesting (11,514 shares) of Mr. Mohan's March 11, 2013 time-based restricted share award, which vested on March 11, 2015;

(e)
the partial vesting of four time-based restricted share awards granted under our fiscal 2013 LTI program: (i) one-third (334 shares) of the April 18, 2012 grant, which vested on April 20, 2015, (ii) one-third (334 shares) of the June 20, 2012 grant, which vested on June 22, 2015, (iii) one-third (334 shares) of the September 19, 2012 grant, which vested on September 21, 2015, and (iv) one-third (334 shares) of the January 16, 2013 grant, which vested on January 19, 2015;

(f)	the final vesting (5,545 shares) of Mr. Mohan's June 21, 2012 time-based restricted share award, which occurred on June 22, 2015;

(g)
the shares (6,000) and dividend equivalents (570) acquired upon the vesting and settlement of a performance share award which was granted on September 19, 2012 and was based on the performance of our stock's total shareholder return, relative to a peer group comprised of the S&P 500 Index, over a 36-month period which ended on September 30, 2015; and

(h)
the shares (46,557) and dividend equivalents (3,698) acquired upon the vesting and settlement of a performance share award which was granted on March 13, 2013 and was based on the performance of our stock's total shareholder return, relative to a peer group comprised of the S&P 500 Index, over a 36-month period which ended on September 30, 2015.

(8)
On September 21, 2015, Mr. Nelsen exercised options to purchase 3,325 shares at an exercise price of $20.31, 2,500 shares at an exercise price of $22.06, 2,500 shares at an exercise price of $24.12, 3,325 shares at an exercise price of $17.94 and 3,325 shares at an exercise price of $14.67. These options were all exercised when the market price of a share of Best Buy common stock was $37.99.

(9)	The amount represents:

(a)	the partial vesting of the time-based restricted shares granted under our fiscal 2015 LTI program: one-third (5,083) of the August 18, 2014 grant, which vested on August 18, 2015;

(b)	the partial vesting of the time-based restricted shares granted under our fiscal 2014 LTI program: one-third (7,190 shares) of the April 16, 2013 grant, which vested on April 16, 2015;

(c)
the partial vesting of four time-based restricted share awards granted under our fiscal 2013 LTI program: (i) one-third (834 shares) of the April 18, 2012 grant, which vested on April 20, 2015, (ii) one-third (834 shares) of the June 20, 2012 grant, which vested on June 22, 2015, (iii) one-third (834 shares) of the September 19, 2012 grant, which vested on September 21, 2015 and (iv) one-third (834 shares) of the January 16, 2013 grant, which vested on January 19, 2016;

(d)	the final vesting (19,251 shares) of Mr. Nelsen's June 21, 2012 time-based restricted share award, which occurred on June 22, 2015;

(e)
the partial vesting of three time-based restricted share awards granted under our fiscal 2012 LTI program: (i) 25% (260 shares) of the February 2, 2011 grant, which vested on February 2, 2015; (ii) 25% (261 shares) of the June 20, 2011 grant, which vested on June 22, 2015, and (iii) 25% (261 shares) of the September 21, 2011 grant, which vested on September 21, 2015; and

(f)
the shares (15,000) and dividend equivalents (1,424) acquired upon the vesting and settlement of a performance share award which was granted on September 19, 2012 and was based on the performance of our stock's total shareholder return, relative to a peer group comprised of the S&P 500 Index, over a 36-month period which ended on September 30, 2015.

Nonqualified Deferred Compensation

The following table shows the account balances at January 30, 2016, and the contributions and earnings during fiscal 2016, for participating NEOs under the Best Buy Co., Inc. Sixth Amended and Restated Deferred Compensation Plan, as amended ("Deferred Compensation Plan"), which is described in greater detail below the table. The table also includes the value of restricted stock units that have vested but, as of the end of fiscal 2016, have not been issued to Mr. Joly as shares pursuant to the terms of his award agreement.

Name	Executive Contributions in Last Fiscal Year		Registrant Contributions in Last Fiscal Year	Aggregate Earnings (Losses) in Last Fiscal Year		Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End
Mr. Joly	$2,647,896	(1)	$—	$649,872	(2)	$—	$10,362,030	(3)
Ms. McCollam	—		—	—		—	—
Ms. Ballard	—		—	(88,576)		—	1,752,142	(4)
Mr. Mohan	—		—	(5,413)		—	121,840	(5)
Mr. Nelsen	—		—	—		—	—

(1)
This amount reflects the value of the portion of Mr. Joly's September 4, 2012 restricted stock unit award (73,992 units) that vested during fiscal 2016. The 73,992 vested units are payable to Mr. Joly in the form of shares of our common stock (one share per unit). The shares were a part of the equity granted to Mr. Joly to compensate him for certain forfeitures he incurred upon termination of his employment with his former employer. The shares will be issued to Mr. Joly within six months following his separation from the Company, pursuant to his employment arrangement with the Company as disclosed on the Current Report on Form 8-K filed by the Company on August 21, 2012.

(2)
This amount reflects the value of the dividend equivalents earned by Mr. Joly relative to his September 4, 2012 restricted stock unit award which vested during fiscal 2016 (19,739 dividend equivalent units). The 19,739 units are payable to Mr. Joly in the form of shares of our common stock (one share per unit). The shares will be issued to Mr. Joly within six months following his separation from the Company.

(3)
This amount reflects the end of fiscal year value of all vested restricted stock units and related dividend equivalents from Mr. Joly's September 4, 2012 award (in total, 332,964 units and 38,036 dividend equivalent units), calculated based on the closing price of our common stock ($27.93) as quoted on the NYSE on January 29, 2016, the last business day in fiscal 2016. The entire amount has been previously reported in the “Stock Awards” column of the Summary Compensation Table.

(4)	This amount includes $859,369 that has previously been reported as either "Salary" or "Non-Equity Incentive Plan Compensation" in the Summary Compensation Table.

(5)	No portion of this amount has been previously reported in the Summary Compensation Table.

Deferred Compensation Plan. The Company's Deferred Compensation Plan is unfunded and unsecured. We believe the plan provides a tax-deferred retirement savings vehicle that plays an important role in attracting and retaining executive talent. The Deferred Compensation Plan allows highly compensated employees, including the NEOs, to defer:

•	Up to 75% of base salary; and

•	Up to 100% of a cash bonus (earned and paid in the same year) and short-term incentive compensation (earned and paid in different years), as applicable.

Amounts deferred under and contributed to the Deferred Compensation Plan are credited or charged with the performance of investment options selected by the participants. The investment options are notional and do not represent actual investments, but rather serve as a measurement of performance. The options available under the Deferred Compensation Plan and their one-year annualized average rates of return as of the end of fiscal 2016, were as follows:

Investment	Rate of Return(1)
NVIT Money Market	—%
PIMCO VIT Total Return	(1.19)%
PIMCO VIT High-Yield Bond	(3.22)%
Fidelity VIP II Asset Manager	(5.24)%
Vanguard VIF Diversified Value	(3.11)%
Vanguard VIF Equity Index	(0.76)%
MFS VIT Growth Series	3.79%
Franklin VIPT Small Cap Value Securities	(6.49)%
Wells Fargo Advantage VT Small Cap Growth	(12.81)%
Vanguard VIF International	(8.72)%

(1)	Rate of return is net of investment management fees, fund expenses or administrative charges, as applicable.

Participants who elect to defer compensation under the Deferred Compensation Plan also select when the deferred amounts will be distributed to them. Distributions may be made in a specific year, or at a specified time that begins on or after the participant's retirement. Distributions are paid in a lump sum or in quarterly installments, depending on the participant's election at the time of deferral. However, if a participant's employment ends prior to retirement, a distribution is made promptly in a lump sum or in quarterly installments, depending on their initial election and account balance.

We do not provide employer-matching contributions for amounts deferred under the plan. Participants are fully vested in their contributions.

Potential Payments Upon Termination or Change-of-Control

Cash payments. Pursuant to the terms of our severance plan, upon involuntary termination due to job elimination, reduction in force, business restructuring or other circumstances as we determine at our discretion, our NEOs (other than Mr. Joly and Ms. McCollam, who have employment agreements) are eligible for: severance pay equal to two years of base salary; a payment equal to the cost of 24 months of basic employee benefits such as medical, dental and life insurance; and payment of $25,000 in lieu of providing outplacement services and other tax and financial assistance. For more detail regarding our severance plan, see Compensation Discussion and Analysis — Executive Compensation Elements — Other Compensation — Severance Plan.

Mr. Joly and Ms. McCollam's employment agreements entitle them to participate in the Company's severance plan but also provide enhanced benefits under certain termination scenarios. They both receive an enhanced severance offering upon involuntary termination without Cause or voluntary termination for Good Reason on or within 12 months following (or in anticipation of) a change-of-control equal to (a) two times the sum of their base salary plus target bonus and (b) a pro-rata annual bonus payment, dependent on actual performance under the Company's STI plan for the fiscal year in which the termination occurs. Additionally, they are both eligible for severance payments if they are terminated involuntarily without Cause or if they terminate their employment voluntarily for Good Reason (outside of a change-of-control) as detailed in the tables that follow.

Nonqualified stock options. The following chart illustrates the treatment of outstanding stock options under various scenarios:

Event	Vested Stock Options(1)	Unvested Stock Options
Voluntary termination without Good Reason(2)
Stock options granted under our LTI program are exercisable for a 60-day period following the termination date.

Sign-on stock options granted to Mr. Joly and Ms. McCollam in fiscal 2013 (on September 4, 2012 and December 10, 2012, respectively) (the "Sign-On Stock Options") are exercisable for a 90-day period following the termination date.
All stock options are forfeited.
Voluntary termination for Good Reason(2)
Stock options granted under our LTI program are exercisable for a 60-day period following the termination date.

Mr. Joly and Ms. McCollam's Sign-On Stock Options are exercisable for a two-year period following the termination date.
All stock options are forfeited.
Involuntary termination for Cause	Not exercisable.	All stock options are forfeited.
Involuntary termination without Cause
Stock options granted under our LTI program are exercisable for a 60-day period following the termination date.

Mr. Joly and Ms. McCollam's Sign-On Stock Options are exercisable for a two-year period following the termination date.
All stock options are forfeited.
Termination(3) within 12 months of a change-of-control
Stock options granted under our LTI program are exercisable for a 60-day period following the termination date.

Mr. Joly and Ms. McCollam's Sign-On Stock Options are exercisable for a two-year period following the termination date.
All stock options vest 100%.
Death or disability	Generally exercisable for a one-year period.	All stock options vest 100%.
Qualified retirement(4)	Generally exercisable for a one- to three-year period depending on the terms and conditions of the respective award agreement.	Stock options granted since fiscal 2015 continue to vest according to their normal vesting terms. Stock options granted prior to fiscal 2015 vest 100%.

(1)	Stock options may not be exercised after their expiration dates under any circumstance.

(2)
Good Reason is usually deemed to exist if the Company makes a material adverse change to the NEO's title, responsibilities or salary or requires the NEO to work more than 50 miles from the corporate office location in Richfield, MN (except for temporary business-related travel).

(3)
For awards granted prior to fiscal 2015, this means involuntary termination without Cause or voluntary termination for Good Reason. For awards granted in fiscal 2015 and thereafter, this means only involuntary termination without Cause.

(4)
Qualified Retirement is defined in our employment and award agreements as: retirement by an employee, including our NEOs, on or after their 60th birthday, so long as they have been employed continuously for at least the five-year period immediately preceding their retirement date.

Time-based restricted share awards. The following chart illustrates the treatment of unvested time-based restricted shares under various scenarios.

Outstanding Awards	Event	Effect on Unvested Shares
Fiscal 2016 and fiscal 2015 LTI program time-based restricted share awards (all NEOs)	-Death or disability	-Vest 100%
	-Qualified retirement	-Continue to vest according to normal vesting terms without risk of forfeiture
Fiscal 2014 LTI program time-based restricted share awards (all NEOs)	-Qualified retirement	-Vest 100%
Fiscal 2012 LTI program time-based restricted share awards (Ms. Ballard and Mr. Nelsen)	-Death or disability	-All restrictions on the shares lapse and they become non-forfeitable and transferable
-Qualified retirement
-Change-of-control(1)

(1)	Means involuntary termination without Cause or voluntary termination for Good Reason within 12 months following a change-of-control.

Performance share awards. The following chart illustrates the treatment of outstanding performance share awards under various scenarios.

Outstanding Awards	Event	Effect on Unearned Shares
Fiscal 2016 and fiscal 2015 LTI program performance share awards (all NEOs)	-Death or disability	-Deemed earned on a pro-rata basis (number of days employed through termination / total number of days in performance period) based on the level of performance achieved as of the termination date
-Involuntary termination without Cause
-Deemed earned on a pro-rata basis (number of days employed through termination / total number of days in performance period) based on the level of performance achieved as of the end of the performance period

-Qualified retirement
-Change-of-control
-Deemed earned based on the level of performance achieved or at target, whichever is greater, as of the date of the change-of-control. Issuance of earned shares is subject to the NEO's continued employment through the end of the performance period

-Termination following a change-of-control due to: death or disability or involuntary termination without Cause
-A pro-rata portion (determined by number of days employed through termination / total number of days in performance period) of those shares deemed earned as of the date of the change-of-control are issued to the NEO

Fiscal 2014 LTI program performance share awards (all NEOs)	-Death or disability	-Deemed earned on a pro-rata basis (number of days employed through termination / total number of days in performance period) based on the level of performance achieved as of the termination date
-Involuntary termination without Cause
-Voluntary termination for Good Reason
-Change-of-control
-Deemed earned based on the level of performance achieved or at target, whichever is greater, as of the date of the change-of-control. Issuance of earned shares is subject to the NEO's continued employment through the end of the performance period

-Termination following a change-of-control due to: death, disability, involuntary termination without Cause or voluntary termination for Good Reason
-A pro-rata portion (determined by number of days employed through termination / total number of days in performance period) of those shares deemed earned as of the date of the change-of-control are issued to the NEO

Restrictive Covenants. As further described in Compensation Discussion and Analysis – Executive Compensation Elements – Other Compensation – Clawback and Restrictive Covenant Provisions, our executive officer long-term incentive award agreements generally include confidentiality, non-compete, non-solicitation and, in select situations, non-disparagement provisions as generally described below:

Confidentiality. Award recipients agree to maintain the confidentiality of Best Buy’s “confidential information” and to use such information for the exclusive benefit of Best Buy. This obligation has the appropriate application to the post-termination period.

Non-Compete. Award recipients agree not to engage in “competitive activity” for a period of one year following the earlier of termination of employment for any reason, or the last scheduled award vesting date.

Non-Solicitation. Award recipients agree not to solicit Company employees for employment or parties with which we do business from engaging such business for a period of one year following the earlier of termination of employment for any reason, or the last scheduled award vesting date.

Non-Disparagement. A non-disparagement provision is included in specific circumstances.

Upon violation of a restrictive covenant, unexercised options and unvested shares related to the respective award agreement under which they were issued are canceled and forfeited, and likewise, the related issued shares (or their fair market value, as measured on the option exercise date or share vesting date) must be returned to the Company. Additionally, the Company may seek injunctive or other appropriate equitable relief.

Quantitative Disclosure. The tables below provide for each NEO, as of the end of fiscal 2016, the potential severance amount and the value of their unvested stock options (if in-the-money) and restricted share awards (as detailed in the Outstanding Equity Awards at Fiscal Year-End section) under the various scenarios discussed above, excluding retirement (as none of our NEOs meet the age and service requirements for qualified retirement under our agreements) and voluntary termination without Good Reason and involuntary termination for Cause (as none of our NEOs qualify for any payments under these scenarios).

Equity award values used in the following tables were calculated using the closing price of our common stock as quoted on the NYSE on January 29, 2016, the last business day in fiscal 2016.

Voluntary Termination for Good Reason

Name	Cash Payments		Performance Share Awards(1)	Total
Mr. Joly	$2,406,970	(2)	$7,346,959	$9,753,929
Ms. McCollam	4,625,000	(3)	2,267,081	6,892,081
Ms. Ballard	—		671,718	671,718
Mr. Mohan	—		559,759	559,759
Mr. Nelsen	—		727,697	727,697

(1)
Performance share awards granted in fiscal 2014 vest on a pro-rata basis to the extent that the performance goals have been attained through the termination date if the NEO terminates their employment voluntarily for Good Reason. If the Compensation Committee deems that performance goals have been achieved and has determined the number of shares earned, the actual number of shares that would vest is calculated based on the number of days the NEO was employed through termination over the total number of days in the performance period. The values in this column were calculated using an estimated vesting percentage of 144% which is based on performance trends for the fiscal 2014 performance share awards as of the end of fiscal 2016.

(2)
The amount reflects a severance payment pursuant to Mr. Joly's employment agreement, equal to 24 months of base salary and 150% of the cost of 24 months of COBRA health coverage and group life insurance based on the cost of coverage in place at the time of termination.

(3)	The amount reflects a severance payment pursuant to Ms. McCollam's employment agreement, equal to 24 months of base salary plus two times her target STI bonus payment (150% of base salary).

Involuntary Termination without Cause

Name	Cash Payments		Performance Share Awards(1)	Total
Mr. Joly	$2,406,970	(2)	$9,167,038	$11,574,008
Ms. McCollam	4,625,000	(3)	2,828,700	7,453,700
Ms. Ballard	—	(4)	838,121	838,121
Mr. Mohan	—	(4)	802,437	802,437
Mr. Nelsen	—	(4)	907,965	907,965

(1)
All outstanding performance share awards vest on a pro-rata basis to the extent that the performance goals have been attained through either the termination date or the end of the performance period (depending on the award) if the NEO is terminated involuntarily without Cause. If the Compensation Committee deems that performance goals have been achieved and has determined the number of shares earned, the actual number of shares that would vest is calculated based on the number of days the NEO was employed through termination over the total number of days in the performance period.

The values in this column were calculated using an estimated vesting percentage based on performance trends for each outstanding performance share award as of the end of fiscal 2016, as follows:

Fiscal Year of Performance Share Award	Performance Period	Estimated vesting percentage as of January 30, 2016
Fiscal 2016	March 1, 2015 - February 28, 2018	—%
Fiscal 2015	August 1, 2014 - July 31, 2017	87%
Fiscal 2014	April 1, 2013 - March 31, 2016	144%

(2)
The amount reflects a severance payment pursuant to Mr. Joly's employment agreement and includes 24 months of base salary and 150% of the cost of 24 months of COBRA health coverage and group life insurance based on the cost of coverage in place at the time of termination.

(3)	The amount reflects a severance payment pursuant to Ms. McCollam's employment agreement, equal to 24 months of base salary plus two times her target STI bonus payment (150% of base salary).

(4)
Pursuant to our Severance Plan, these NEOs are eligible for cash severance, as detailed above under the heading Cash payments, if they are involuntarily terminated as a result of job elimination, reduction in force or business restructuring (or other circumstances at our discretion). Since the applicability of the Severance Plan is more narrow than is implied by the table name "Involuntary Termination without Cause", the severance payments the NEOs are eligible for under those limited circumstances (Ms. Ballard: $1,628,619; Mr. Mohan: $1,644,852; and Mr. Nelsen: $1,353,802) are not included in the table.

Change-of-Control(1)

Name	Cash Payments		Stock Options(2)	Time-Based Restricted Shares		Performance-Share Awards(3)	Total
Mr. Joly	$10,921,020	(4)	$356,344	$—		$15,255,321	$26,532,685
Ms. McCollam	6,911,967	(4)	274,894	—		4,690,052	11,876,913
Ms. Ballard	—		95,513	11,647	(5)	1,974,116	2,081,276
Mr. Mohan	—		416,167	—		1,589,435	2,005,602
Mr. Nelsen	—		97,030	6,033	(5)	1,547,193	1,650,256

(1)
This table reflects the specific instances where our employment and award agreements have provisions related to change-of-control, some of which apply upon the change-of-control itself and some of which apply upon termination following the change-of-control. As such, the totals reflected are not necessarily indicative of the actual value that each NEO would realize upon a change-of-control or upon termination following a change-of-control. Additionally, if an NEO is terminated following a change-of-control, the NEO would potentially realize additional value not reflected here depending on the nature of the termination, as detailed in the other tables within this section.

(2)	All unvested stock options granted to our NEOs fully vest upon involuntary termination without Cause or voluntary termination for Good Reason within 12 months following a change-of-control.

(3)
All outstanding performance share awards are deemed earned upon a change-of-control based on the level of actual performance achieved as of the date of the change-of-control or at target, whichever is greater. Issuance of the earned shares is subject to the NEO's continued employment through the end of the performance period for each award. If the NEO's employment were to be terminated following the change-of-control, but prior to the end of the performance period, a pro-rata portion of the shares deemed earned would potentially be issued to the NEO depending on the type of termination (as described earlier in this section under the heading Performance share awards).

The values in this column were calculated using the greater of the actual estimated vesting percentage based on performance trends for each outstanding performance share award as of the end of fiscal 2016 or target (100%), as follows:

Fiscal Year of Performance Share Award	Performance Period	Estimated vesting percentage as of January 30, 2016 or Target (100%)
Fiscal 2016	March 1, 2015 - February 28, 2018	100%
Fiscal 2015	August 1, 2014 - July 31, 2017	100%
Fiscal 2014	April 1, 2013 - March 31, 2016	144%

(4)
The amounts reflect cash severance payments pursuant to Mr. Joly and Ms. McCollam's employment agreements. In the event Mr. Joly or Ms. McCollam voluntarily terminate their employment for Good Reason or are involuntarily terminated without Cause in anticipation of or within 12 months following a change-of-control, they are entitled to an enhanced severance offering of: (i) two times the sum of base salary plus target annual bonus; (ii) a pro-rata annual bonus for the fiscal year in which such termination occurs based on actual performance (for fiscal 2016 payouts, see Compensation Discussion and Analysis – Executive Compensation Elements – Short-Term Incentive) and (iii) 150% of the cost of 24 months of COBRA health coverage and group life insurance based on the cost of coverage in place at the time of termination.

(5)
The amounts represent the unvested portions of the time-based restricted shares granted under our fiscal 2012 LTI program which become non-forfeitable upon involuntary termination without Cause or voluntary termination for Good Reason within 12 months following a change-of-control.

Death or Disability

Name	Stock Options(1)	Time-Based Restricted Shares		Performance Share Awards(2)	Total
Mr. Joly	$356,344	$3,874,729	(3)	$9,167,038	$13,398,111
Ms. McCollam	274,894	1,973,925	(3)	2,828,700	5,077,519
Ms. Ballard	95,513	1,231,378	(4)	838,121	2,165,012
Mr. Mohan	416,167	1,155,073	(3)	802,437	2,373,677
Mr. Nelsen	97,030	685,011	(4)	907,965	1,690,006

(1)	All outstanding unvested stock options fully vest upon death or disability.

(2)
All outstanding performance share awards vest on a pro-rata basis to the extent that the performance goals have been attained through the date of the NEO's death or termination due to disability. If the Compensation Committee deems that performance goals have been achieved and has determined the number of shares earned, the actual number of shares that would vest is calculated based on the number of days the NEO was employed through termination over the total number of days in the performance period.

The values in this column were calculated using an estimated vesting percentage based on performance trends for each outstanding performance share award as of the end of fiscal 2016, as follows:

Fiscal Year of Performance Share Award	Performance Period	Estimated vesting percentage as of January 30, 2016
Fiscal 2016	March 1, 2015 - February 28, 2018	—%
Fiscal 2015	August 1, 2014 - July 31, 2017	87%
Fiscal 2014	April 1, 2013 - March 31, 2016	144%

(3)	The amounts represent unvested time-based restricted shares granted under our fiscal 2016 and fiscal 2015 LTI programs, which fully vest upon death or disability.

(4)
The amounts represent the unvested time-based restricted shares granted under our fiscal 2016 and fiscal 2015 LTI programs, which fully vest upon death or disability and unvested time-based restricted shares granted under our fiscal 2012 LTI program, which would become non-forfeitable upon death or disability.

Director Compensation

Overview

Each year, the Compensation Committee reviews the total compensation paid to non-management directors. The purpose of the review is to ensure that the level of compensation is appropriate to attract and retain a diverse group of directors with the breadth of experience necessary to perform the Board's duties, and to fairly compensate directors for their service. As part of their analysis, the Compensation Committee considers the total value of the compensation as compared with director compensation at other Fortune 100 companies and our peer group of companies, which is described in Compensation

Discussion and Analysis — Factors in Decision-Making. In March 2015, the Compensation Committee approved the fiscal 2016 compensation for non-management directors, as detailed below.

Cash Compensation

The fiscal 2016 cash compensation for our non-management directors consisted of the following annual retainers:

Annual Amount
Annual retainer	$80,000
Lead independent director stipend*	25,000
Annual committee chair retainer - Audit	25,000
Annual committee chair retainer - Compensation & Human Resources	20,000
Annual committee chair retainer - Nominating	15,000
Annual committee chair retainer - Finance and Investment Policy	10,000
*Approved at the June 2015 Compensation Committee meeting.

All annual retainers for non-management directors who serve on the Board or as chair of a committee for only a portion of a fiscal year are prorated. All annual retainers are paid in quarterly installments.

Equity Compensation

On June 8, 2015, the Compensation Committee approved an annual equity award with a value of $185,000 for all of the then-serving non-management directors, which translated into 5,398 restricted stock units. All restricted stock units granted to our directors fully vest one year from the date of grant and must be held until the director leaves the Board. Director equity awards are prorated through a director’s termination date if a director leaves the Board before the restricted stock units have vested, unless the director is terminated for Cause, in which case all unvested restricted stock units are forfeited.

The Compensation Committee also considers prorated annual equity awards for new directors who are appointed to the Board between each annual grant in June. As such, the Compensation Committee approved prorated equity awards for new directors Karen L. McLoughlin (3,606 restricted stock units) and Claudia F. Munce (1,383 restricted stock units) in September 2015 and March 2016, respectively. Since Ms. McLoughlin was appointed to the Board during fiscal 2016, additional detail regarding her fiscal 2016 compensation can be found below in the Director Compensation Table.

Preview of Fiscal 2017 Director Compensation

On March 16, 2016, the Compensation Committee reviewed the cash and equity compensation of our non-management directors for fiscal 2017 and approved the following compensation adjustments in order to align our directors' pay with current market practice.

	Fiscal 2016 Amount	Change for Fiscal 2017
Annual retainer	$80,000	Increase by $5,000
Lead independent director stipend	25,000	No change
Annual committee chair retainer - Audit	25,000	No change
Annual committee chair retainer - Compensation & Human Resources	20,000	No change
Annual committee chair retainer - Nominating	15,000	No change
Annual committee chair retainer - Finance and Investment Policy	10,000	No change
Annual equity award	185,000	Increase by $5,000

Director Compensation Table

The following table summarizes the compensation earned during fiscal 2016 by our non-management directors:

Name(1)	Fees Earned or Paid In Cash	Stock Awards(2)	Option Awards(3)	All Other Compensation(4)	Total
Bradbury H. Anderson*	$80,000	$180,293	$—	$—	$260,293
Lisa M. Caputo	80,000	180,293	—	—	260,293
J. Patrick Doyle	80,000	180,293	—	—	260,293
Russell P. Fradin(5)	116,209	180,293	—	—	296,502
Kathy J. Higgins Victor(6)	95,000	180,293	—	—	275,293
David W. Kenny(7)	96,209	180,293	—	—	276,502
Sanjay Khosla(8)	28,352	—	—	8,541	36,893
Allen U. Lenzmeier(9)	28,352	—	—	8,541	36,893
Karen L. McLoughlin(10)	30,549	128,770			159,319
Thomas L. Millner	80,000	180,293	—	—	260,293
Hatim A. Tyabji(11)	65,563	—	—	17,083	82,646
Gérard R. Vittecoq(12)	90,000	180,293	—	—	270,293

*Indicates a director who is not standing for re-election at the Meeting.

(1)	Mr. Joly, our only management director during fiscal 2016, did not receive any compensation for his service as a director.

(2)
The amounts in this column reflect the aggregate grant date fair value for restricted stock units granted to our non-management directors during fiscal 2016, measured in accordance with ASC Topic 718. As of January 30, 2016, our non-management directors held outstanding stock units including both unvested restricted stock units and restricted stock units that have vested, but that are subject to a holding requirement until the director leaves the board ("deferred units") as follows: Mr. Anderson — 5,398 unvested units and 12,368 deferred units; Ms. Caputo — 5,398 unvested units and 12,638 deferred units; Mr. Doyle — 5,398 unvested units and 2,990 deferred units; Mr. Fradin — 5,398 unvested units and 12,368 deferred units; Ms. Higgins Victor — 5,398 unvested units and 12,368 deferred units; Mr. Kenny — 5,398 unvested units and 8,345 deferred units; Ms. McLoughlin — 3,606 unvested units and 0 deferred units; Mr. Millner — 5,398 unvested units and 6,832 deferred units; Mr. Vittecoq — 5,398 unvested units and 12,368 deferred units.

(3)
We did not grant stock option awards to our non-management directors in fiscal 2016. As of January 30, 2016, our non-management directors held outstanding stock options as follows: Mr. Anderson — 0 stock options; Ms. Caputo — 12,500 stock options; Mr. Doyle — 0 stock options; Mr. Fradin — 0 stock options; Ms. Higgins Victor — 40,000 stock options; Mr. Kenny — 0 stock options; Ms. McLoughlin — 0 stock options; Mr. Millner — 0 stock options; Mr. Vittecoq — 21,250 stock options.

(4)
Pursuant to the terms of the restricted stock units granted to our non-management directors on June 19, 2013, directors are entitled to an accrual of dividend equivalents from the vesting date (June 19, 2014) through the date the restricted stock units are issued to the director as shares (upon departure from the Board). Dividend equivalent accruals are to be settled in cash at the time the shares are delivered to the departing director. The amounts in this column reflect the dividend equivalent payments received by directors who retired during fiscal 2016.

(5)	Mr. Fradin became Lead Independent Director on June 9, 2015. Mr. Fradin is also chair of the Compensation Committee.

(6)	Ms. Higgins Victor is chair of the Nominating Committee.

(7)	Mr. Kenny became chair of the Audit Committee on June 9, 2015.

(8)	Mr. Khosla retired from the Board on June 9, 2015.

(9)	Mr. Lenzmeier retired from the Board on June 9, 2015.

(10)	Ms. McLoughlin joined the Board on September 14, 2015.

(11)	Mr. Tyabji retired from the Board on June 9, 2015. Prior to retiring, Mr. Tyabji served as Chairman of the Board and chair of the Audit Committee.

(12)	Mr. Vittecoq is chair of the Finance and Investment Policy Committee.

Director Stock Ownership Guidelines

The Compensation Committee has established stock ownership guidelines requiring our non-management directors to own, indirectly or directly, 10,000 shares. We expect that, until the ownership target is met, directors will retain: (i) 50% of the net proceeds received from the exercise of a stock option in the form of Best Buy common stock; and (ii) 50% of shares (net of taxes) issued in connection with the lapse of restrictions on restricted share awards. The ownership target does not need to be met within a certain timeframe and our directors are considered in compliance with the guidelines as long as progress towards the ownership target is being made, consistent with the expectations noted above. In further support of director stock ownership, equity grants awarded to directors since fiscal 2014 have a holding requirement through the conclusion of each director's service on our Board. In fiscal 2016, all of our non-management directors were in compliance with the ownership guidelines, either by meeting the ownership target or by making progress towards the ownership target.

Our stock ownership guidelines for executive officers are discussed in the Compensation Discussion and Analysis — Executive Compensation Elements — Other Compensation section.

Deferred Compensation Plan

Each calendar year, we offer our directors the opportunity to defer up to 100% of their annual and committee chair retainers under the Deferred Compensation Plan which is described in the section Compensation of Executive Officers — Nonqualified Deferred Compensation. No Company contributions or matching contributions are made for the benefit of directors under the Deferred Compensation Plan.

Other Benefits

We reimburse all directors for travel and other necessary business expenses incurred in performance of their services for us. In addition, all directors are covered under a directors' and officers' indemnity insurance policy.

ITEM OF BUSINESS NO. 3 — ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Securities Exchange Act of 1934, as amended, we are providing our shareholders with an opportunity to cast an advisory vote, a "Say on Pay," regarding the fiscal 2016 compensation of our NEOs, as described in the Executive and Director Compensation section of this proxy statement.

In June 2011, in consideration of the results of the fiscal 2011 advisory vote on the frequency of "Say on Pay" votes, the Board determined to hold such votes on an annual basis until the next vote on the frequency of "Say on Pay" votes. Accordingly, the next "Say on Pay" vote will be held at the Company's 2016 Meeting.

Information about the Advisory Vote to Approve Named Executive Officer Compensation

The Compensation Committee establishes, recommends and governs all of the compensation and benefits policies and actions for the Company's NEOs, as defined in the Introduction to the Executive and Director Compensation — Compensation Discussion and Analysis section of this proxy statement. While the advisory vote to approve NEO compensation is not binding on us, it will provide useful information to our Board and the Compensation Committee regarding our shareholders' views of our executive compensation philosophy, policies and practices. The Compensation Committee values our shareholders' opinions and will take the results of the vote into consideration when determining the future compensation arrangements for our NEOs. To the extent there are significant negative "Say on Pay" advisory votes, we plan to consult directly with shareholders to better understand the concerns that influenced the vote and consider constructive feedback in making future decisions about our executive compensation program.

As detailed in our CD&A, we believe our fiscal 2016 executive compensation program reflects market appropriate practices and balances risk and reward in relation to our overall business strategy and ongoing business transformation. Our executive compensation program is focused on pay-for-performance and seeks to mitigate risks related to compensation in order to further align management's interests with shareholders' interests in long-term value creation.

Accordingly, we ask that our shareholders cast an advisory vote to approve the following resolution:

RESOLVED, that the shareholders of the Company approve, on an advisory basis, the compensation of the named executive officers for the fiscal year ended January 30, 2016, as described in the Executive and Director Compensation — Compensation Discussion and Analysis section and the compensation tables and related material disclosed in the Company's proxy statement for its 2016 Regular Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

Board Voting Recommendation

Our Board recommends an advisory vote FOR approval of the fiscal 2016 compensation of our NEOs as disclosed in this proxy statement pursuant to the SEC's compensation disclosure rules.

The affirmative vote of at least a majority of the voting power of the shares present, in person or by proxy, and entitled to vote (excluding broker non-votes) is required for advisory approval of our NEO compensation.

IT IS INTENDED THAT, UNLESS OTHERWISE INSTRUCTED, THE SHARES REPRESENTED BY PROXY (OTHER THAN BROKER NON-VOTES) WILL BE VOTED "FOR" THE ADVISORY VOTE ON EXECUTIVE COMPENSATION.

OTHER BUSINESS

Management and the Board are not aware of any other item of business that will be addressed at the Meeting. If an item properly comes up for vote at the Meeting, or at any postponement or adjournment of the Meeting, that is not described in the Meeting Notice, including adjournment of the Meeting and any other matters incident to the conduct of the Meeting, the Proxy Agents will vote the shares subject to your proxy in their discretion. Discretionary authority for them to do so is contained in the proxy.

PROPOSALS FOR THE NEXT REGULAR MEETING OF SHAREHOLDERS

Any shareholder proposal intended to be presented for consideration at our 2017 Regular Meeting of Shareholders and to be included in our proxy statement for that meeting must be received by our Secretary no later than January 3, 2017, at our principal executive office, addressed as follows:

Mr. Keith J. Nelsen
General Counsel and Secretary
Best Buy Co., Inc.
7601 Penn Avenue South
Richfield, Minnesota 55423

In accordance with our By-laws, any shareholder proposal, including any director nominations, received and intended to be presented for consideration at our 2017 Regular Meeting of Shareholders, though not included in our proxy statement for that meeting, must be received by our Secretary at the address set forth above no more than 150 days and no less than 120 days before the anniversary of the prior year's regular meeting of shareholders. Accordingly, such proposals will be considered untimely if received before January 15, 2017, or after February 14, 2017. Any such shareholder proposal must also comply with the procedural requirements of our By-laws. The advance notice requirement in our By-laws supersedes the notice period in Rule 14a-4(c)(1) of the Securities Exchange Act of 1934 regarding discretionary proxy voting authority with respect to shareholder business.

By Order of the Board of Directors

Keith J. Nelsen
May 3, 2016	Secretary

Best Buy Co., Inc.
Revenue Reconciliation
(Unaudited and subject to reclassification)

The following table reconciles revenue - as reported for the periods presented for continuing operations to revenue - as adjusted. Additionally, the table recalculates the revenue growth rate - as reported for the periods presented for continuing operations to the revenue growth rate - as adjusted.

	FY11	FY12	FY13	FY14	FY15	FY16
Domestic Segment - Continuing Operations						
Domestic segment revenue - as reported	$37,245	$36,007	$36,716	$35,831	$36,055	$36,365
Estimated revenue - 53rd week[1]			(664)			
Domestic segment revenue - as adjusted	$37,245	$36,007	$36,052	$35,831	$36,055	$36,365
Revenue % change - as reported	(0.2%)	(0.6%)	(0.8%)	(2.4%)	0.6%	0.9%
Estimated revenue % change impact - 53rd week[1]	-	-	(1.8%)	1.8%	-	-
Revenue % change - as adjusted	(0.2%)	(0.6%)	(2.6%)	(0.6%)	0.6%	0.9%

Best Buy Co., Inc.
Non-GAAP Reconciliation
(Unaudited and subject to reclassification)

The following information provides reconciliations of non-GAAP financial measures to the most comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the U.S. ("GAAP"). The Company has provided non-GAAP financial measures, which are not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented. The non-GAAP financial measures may differ from similar measures used by other companies.

The following table reconciles operating income as a percentage of revenue for the periods presented for continuing operations (GAAP financial measures) to non-GAAP operating income as a percentage of revenue.

	FY11	FY12	FY13	FY14	FY15	FY16
Domestic Segment - Continuing Operations						
Operating income as a % of revenue	5.8%	5.0%	2.8%	3.2%	4.0%	4.4%
Net CRT/LCD settlements[2]	0.0%	0.0%	0.0%	(0.6%)	0.0%	(0.2%)
Non-restructuring asset impairments - SG&A	0.0%	0.0%	0.1%	0.2%	0.1%	0.2%
Restructuring charges	0.1%	0.1%	0.9%	0.3%	0.0%	0.0%
Non-GAAP operating income as a % of revenue	5.9%	5.1%	3.8%	3.1%	4.1%	4.3%

*Note - percentages may not foot due to rounding

(1) Represents the estimated revenue and estimated revenue growth rate impact from the 53rd week which occurred in the first quarter of FY13.
(2) Represents CRT/LCD litigation settlements reached in each reported period, net of related legal fees and costs.

The following table includes the calculation of Non-GAAP ROIC for total operations, which includes both continuing and discontinued operations (non-GAAP financial measures), along with a reconciliation to the calculation of return on total assets ("ROA") (GAAP financial measure) for the periods presented.

Calculation of Non-GAAP Return on Invested Capital[1]

	February 2, 2013[2]		January 30, 2016[2]	
Net Operating Profit After Taxes (NOPAT)				
Operating income - continuing operations	$	162	$	1,375
Operating income (loss) - discontinued operations		(7)		90
Total operating income	$	155	$	1,465
Add: Operating lease interest[3]		587		397
Add: Investment income		32		14
Less: Net loss attributable to noncontrolling interest (NCI)		(16)		-
Less: Income taxes[4]		(763)		(771)
NOPAT	**$**	**(5)**	**$**	**1,105**
Add: Restructuring charges, impairments and other adjustments[5]		1,340		193
Add: NCI impact of BBYM profit share buyout, restructuring charges and impairments		(3)		-
Non-GAAP NOPAT	**$**	**1,332**	**$**	**1,298**
Average Invested Capital				
Total assets	$	16,551	$	13,995
Less: Excess cash[6]		(554)		(3,068)
Add: Capitalized operating lease obligations[7]		9,397		6,345
Total liabilities		(12,485)		(9,365)
Exclude: Debt[8]		2,140		1,648
Less: Noncontrolling interests		(627)		-
Average invested capital	**$**	**14,422**	**$**	**9,555**
Non-GAAP return on invested capital (ROIC)		**9.2%**		**13.6%**

Calculation of Return on Assets[1]

	February 2, 2013[2]		January 30, 2016[2]	
Net earnings including noncontrolling interests	$	(233)	$	897
Total assets		16,551		13,995
Return on assets (ROA)		**(1.4%)**		**6.4%**

(1) The calculations of return on invested capital and return on assets use total operations, which includes both continuing and discontinued operations.
(2) Income statement accounts represent the activity for the 12 months ended as of each of the balance sheet dates. Balance sheet accounts represent the average account balances for the 4 quarters ended as of each of the balance sheet dates.
(3) Operating lease interest represents the add-back to operating income driven by the capitalization of our lease obligations using the multiple of eight times annual rent expense and represents 50 percent of our annual rental expense, which we consider to be appropriate for our lease portfolio.
(4) Income taxes are calculated using a blended statutory rate at the enterprise level based on statutory rates from the countries in which we do business.
(5) Includes all restructuring charges in costs of goods sold and operating expenses, goodwill and trade name impairments and non-restructuring impairments.
(6) Cash and cash equivalents and short-term investments are capped at the greater of 1% of revenue or actual amounts on hand. The cash and cash equivalents and short-term investments in excess of the cap are subtracted from our calculation of average invested capital to show their exclusion from total assets.
(7) The multiple of eight times annual rental expense in the calculation of our capitalized operating lease obligations is the multiple used for the retail sector by one of the nationally recognized credit rating agencies that rates our creditworthiness, and we consider it to be an appropriate multiple for our lease portfolio.
(8) Debt includes short-term debt, current portion of long-term debt and long-term debt and is added back to our calculation of average invested capital to show its exclusion from total liabilities.

Forward-Looking and Cautionary Statements

This proxy material contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that reflect management’s current views and estimates regarding future market conditions, company performance and financial results, business prospects, new strategies, the competitive environment and other events. You can identify these statements by the fact that they use words such as “anticipate,” “believe," "assume,” “estimate,” “expect,” “intend,” “project,” “guidance,” “plan,” “outlook,” and other words and terms of similar meaning. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: macro-economic conditions (including fluctuations in housing prices, oil markets and jobless rates), conditions in the industries and categories in which we operate, changes in consumer preferences, changes in consumer confidence, consumer spending and debt levels, online sales levels and trends, average ticket size, the mix of products and services offered for sale in our physical stores and online, credit market changes and constraints, product availability, competitive initiatives of competitors (including pricing actions and promotional activities of competitors), strategic and business decisions of our vendors (including actions that could impact promotional support, product margin and/or supply), the success of new product launches, the impact of pricing investments and promotional activity, weather, natural or man-made disasters, attacks on our data systems, the company’s ability to prevent or react to a disaster recovery situation, changes in law or regulations, changes in tax rates, changes in taxable income in each jurisdiction, tax audit developments and resolution of other discrete tax matters, foreign currency fluctuation, availability of suitable real estate locations, the company’s ability to manage its property portfolio, the impact of labor markets, the company’s ability to retain qualified employees, failure to achieve anticipated expense and cost reductions from operational and restructuring changes, disruptions in our supply chain, the costs of procuring goods the company sells, failure to achieve anticipated revenue and profitability increases from operational and restructuring changes (including investments in our multi-channel capabilities and brand consolidations), inability to secure or maintain favorable vendor terms, failure to accurately predict the duration over which we will incur costs, acquisitions and development of new businesses, divestitures of existing businesses, failure to complete or achieve anticipated benefits of announced transactions, integration challenges relating to new ventures, and our ability to protect information relating to our employees and customers. A further list and description of these risks, uncertainties and other matters can be found in the company’s Annual Report and other reports filed from time to time with the Securities and Exchange Commission (“SEC”), including, but not limited to, Best Buy’s Annual Report on Form 10-K filed with the SEC on March 23, 2016. Best Buy cautions that the foregoing list of important factors is not complete, and any forward-looking statements speak only as of the date they are made, and Best Buy assumes no obligation to update any forward-looking statement that it may make.

*** Exercise Your *Right* to Vote ***

BEST BUY CO., INC.

E08024-P78322

Meeting Information

Meeting Type: Annual Meeting
For holders as of: April 18, 2016
Date: June 14, 2016 **Time:** 9:00 a.m. Central Time
Location: Best Buy Corporate Campus–Convention Center
7601 Penn Avenue South
Richfield, MN 55423

You are receiving this communication because you hold shares in the company named above.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the internet. You may view the proxy materials online at *www.proxyvote.com*, scan the QR Barcode on the reverse side, or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

Before You Vote

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

NOTICE AND PROXY STATEMENT ANNUAL REPORT ON FORM 10-K

How to View Online:

Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) and visit: *www.proxyvote.com*, or scan the QR Barcode below.

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) *BY INTERNET: www.proxyvote.com*
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* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before May 31, 2016 to facilitate timely delivery.

How To Vote

Please Choose One of the Following Voting Methods

SCAN TO
VIEW MATERIALS & VOTE

Vote By Internet: Go to *www.proxyvote.com* or from a smart phone, scan the QR Barcode above. Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Vote In Person: You can vote these shares in person at the meeting by requesting a ballot from the Inspector of Elections.

Shareholder Meeting Registration: To attend the meeting in person, go to the "request meeting admission" link at *www.proxyvote.com.* A printed registration confirmation and photo identification will be requested in order to be admitted to the meeting.

E08025-P78322

Voting Items

1. Election of Directors

Nominees:

1a) Lisa M. Caputo

1b) J. Patrick Doyle

1c) Russell P. Fradin

1d) Kathy J. Higgins Victor

1e) Hubert Joly

1f) David W. Kenny

1g) Karen A. McLoughlin

1h) Thomas L. Millner

1i) Claudia F. Munce

1j) Gérard R. Vittecoq

3. To approve in a non-binding advisory vote our named executive officer compensation.

4. In their discretion, the proxy agents may vote upon such other business as may properly come before the Meeting.

The Proxy, when properly executed and returned to Best Buy, will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR Proposals 1, 2, and 3, if properly presented at the Meeting. In their discretion, the proxy agents may vote upon such other business as may properly come before the Meeting, including adjournment of the Meeting and any other matters incident to the conduct of the Meeting.

If you participate and hold shares in the Best Buy stock fund within the Best Buy 401(k) Retirement Savings Plan (the "401(k) Plan"), this proxy covers all shares for which the undersigned has the right to give voting instructions to State Street Bank and Trust Company, Trustee of the Best Buy stock fund within the 401(k) Plan. The Proxy, when properly executed, will be voted as directed. If no direction is given to the Trustee by 11:59 p.m. Eastern Time on June 9, 2016, the Trustee will vote the shares held in the 401(k) Plan in the same proportion as votes received from other participants in the 401(k) Plan, unless otherwise required by law.

E08026-P78322

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY TELEPHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 before the cut-off date or meeting date.

SHAREHOLDER MEETING REGISTRATION:
To vote and/or attend the meeting in person, go to the "request meeting admission" link at *www.proxyvote.com.*

A printed registration confirmation and photo identification will be requested in order to be admitted to the meeting.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E08019-P78322 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BEST BUY CO., INC.

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a) Lisa M. Caputo	☐	☐	☐
1b) J. Patrick Doyle	☐	☐	☐
1c) Russell P. Fradin	☐	☐	☐
1d) Kathy J. Higgins Victor	☐	☐	☐
1e) Hubert Joly	☐	☐	☐
1f) David W. Kenny	☐	☐	☐
1g) Karen A. McLoughlin	☐	☐	☐
1h) Thomas L. Millner	☐	☐	☐
1i) Claudia F. Munce	☐	☐	☐
1j) Gérard R. Vittecoq	☐	☐	☐

	For	**Against**	**Abstain**
2. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 28, 2017.	☐	☐	☐
3. To approve in a non-binding advisory vote our named executive officer compensation.	☐	☐	☐

4. In their discretion, the proxy agents may vote upon such other business as may properly come before the Meeting.

<u>**HOUSEHOLDING ELECTION**</u> - Please indicate if you consent to receive certain future investor communications in a single package per household. ☐ **Yes** ☐ **No**

If you vote by mail, please date and sign exactly as your name appears and return this card promptly in the accompanying postage-paid envelope. If shares are held by joint tenants or as community property, both shareholders must sign.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

BEST BUY CO., INC.

REGULAR MEETING OF SHAREHOLDERS

Dear Best Buy Shareholder:

Your vote is important! We encourage you to vote promptly and to take advantage of internet or telephone voting, both of which are available 24 hours a day, seven days a week. Please note voting deadlines on the reverse side of this proxy card.

Vote by Internet:	Go to *www.proxyvote.com* and follow the prompts.
Vote by Telephone:	Call 1-800-690-6903 if you are in the U.S. or Canada, and follow the prompts.

YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the internet. To sign up for electronic delivery, please follow the instructions above to vote using the internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

E08020-P78322

PROXY **BEST BUY CO., INC.** **PROXY**

7601 Penn Avenue South, Richfield, Minnesota 55423

This proxy is solicited on behalf of the Board of Directors
for use at the Regular Meeting of Shareholders to be held on June 14, 2016

The undersigned appoint(s) Hubert Joly and/or Keith J. Nelsen, each with the power of substitution, as his or her proxies ("Proxy Agents") to vote as directed on the reverse side of this proxy card, all the shares of common stock of Best Buy Co., Inc. held of record by the undersigned as of April 18, 2016, at the Regular Meeting of Shareholders (the "Meeting") to be held on Tuesday, June 14, 2016, at 9:00 a.m. Central Time at the Best Buy Corporate Campus - Convention Center, 7601 Penn Avenue South, Richfield, Minnesota 55423, or any postponement or adjournment of the Meeting. The undersigned acknowledges receipt of the Notice of 2016 Regular Meeting of Shareholders and the related Proxy Statement.

IF NO OTHER INDICATION IS MADE ON THE REVERSE SIDE OF THIS PROXY CARD, THE PROXY AGENTS WILL VOTE FOR PROPOSALS 1, 2, AND 3, AND IN THEIR DISCRETION, UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING, INCLUDING ADJOURNMENT OF THE MEETING AND ANY OTHER MATTERS INCIDENT TO THE CONDUCT OF THE MEETING.

If you participate and hold shares in the Best Buy stock fund within the Best Buy 401(k) Retirement Savings Plan (the "401(k) Plan"), this proxy covers all shares for which the undersigned has the right to give voting instructions to State Street Bank and Trust Company, Trustee of the Best Buy stock fund within the 401(k) Plan. This proxy, when properly executed, will be voted as directed. If no direction is given to the Trustee by 11:59 p.m. Eastern Time on June 9, 2016, the Trustee will vote the shares held in the 401(k) Plan in the same proportion as votes received from other participants in the 401(k) Plan, unless otherwise required by law.